UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.         )

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United Rentals, Inc.

(Name of Registrant as Specified In Its Charter)

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UNITED RENTALS, INC.

Five Greenwich Office Park

Greenwich, Connecticut 06831

March 27, 2013

Dear Fellow Stockholders:

You are cordially invited to attend this year’s annual meeting of stockholders, which will be held on Wednesday, May 8, 2013, at the Hyatt Regency Greenwich, 1800 East Putnam Avenue, Old Greenwich, Connecticut. The meeting will start at 9:00 a.m., Eastern time.

Enclosed you will find a notice setting forth the business expected to come before the meeting, the proxy statement, a proxy card and a copy of our annual report to stockholders for the fiscal year ended December 31, 2012.

Your vote is important. Whether or not you intend to be present at the meeting, it is important that your shares be represented. Voting instructions are provided on your proxy card and in the accompanying proxy statement. We encourage you to submit your proxy and vote via the Internet, by telephone or by mail.

Thank you for your continued support.

Sincerely,

JENNE K. BRITELL	MICHAEL J. KNEELAND
Chairman	Chief Executive Officer

UNITED RENTALS, INC.

Five Greenwich Office Park

Greenwich, Connecticut 06831

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO OUR STOCKHOLDERS:

The annual meeting of stockholders of United Rentals, Inc. will be held at the Hyatt Regency Greenwich, 1800 East Putnam Avenue, Old Greenwich, Connecticut, on Wednesday, May 8, 2013, at 9:00 a.m., Eastern time, for the following purposes:

1.	To elect the 13 directors nominated and recommended by the Board of Directors, as named in the accompanying proxy statement;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013;

3.	To approve our executive compensation on an advisory basis; and

4.	To transact such other business, if any, properly brought before the meeting.

The meeting may be adjourned or postponed from time to time. At any reconvened or rescheduled meeting, action with respect to the matters specified in this notice may be taken without further notice to stockholders, except as may be required by our by-laws. Stockholders of record at the close of business on March 11, 2013, are entitled to notice of, and to vote on, all matters at the meeting and any reconvened or rescheduled meeting following any adjournment or postponement.

March 27, 2013

By Order of the Board of Directors,

JONATHAN M. GOTTSEGEN

Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on Wednesday, May 8, 2013. The Notice of and Proxy Statement for the 2013 Annual Meeting of Stockholders and the Company’s 2012 Annual Report to Stockholders are available electronically at http://www.ur.com/index.php/investor/.

UNITED RENTALS, INC.

Five Greenwich Office Park

Greenwich, Connecticut 06831

March 27, 2013

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

We are providing this proxy statement in connection with the solicitation by the Board of Directors (the “Board”) of United Rentals, Inc. (the “Company”) of proxies to be voted at our 2013 annual meeting of stockholders to be held at the Hyatt Regency Greenwich, 1800 East Putnam Avenue, Old Greenwich, Connecticut, on Wednesday, May 8, 2013, at 9:00 a.m., Eastern time, and at any reconvened or rescheduled meeting following any adjournment or postponement. This proxy statement and the accompanying form of proxy card, together with our 2012 annual report to stockholders, are first being mailed to stockholders on or about March 27, 2013.

This proxy statement contains important information for you to consider when deciding how to vote. Please read this information carefully.

Record Date

The record date for determining stockholders entitled to notice of, and to vote at, the annual meeting (and at any reconvened or rescheduled meeting following any adjournment or postponement) has been established as the close of business on March 11, 2013.

Voting Securities Outstanding on Record Date

As of the record date, there were 93,480,894 shares of our common stock outstanding and entitled to vote. From April 28 to May 7, 2013, a list of the stockholders entitled to vote at the annual meeting will be available for inspection during ordinary business hours at our principal executive offices located at Five Greenwich Office Park, Greenwich, Connecticut. The list will also be available at the annual meeting.

Right to Vote

With respect to each matter properly brought before the annual meeting, each holder of our common stock as of the record date will be entitled to one vote for each share held on the record date.

Voting

Voting Before the Annual Meeting

If you are a stockholder of record, meaning that you hold your shares in certificate form or through an account with our transfer agent, American Stock Transfer & Trust Company, you have three options to vote before the annual meeting:

•

VIA THE INTERNET—Visit the website http://www.voteproxy.com and follow the on-screen instructions. Have your proxy card available when you access the web page and use the Company Number and Account Number shown on your proxy card. The submission of your proxy via the Internet is available 24 hours a day. To be valid, a submission via the Internet must be received by 11:59 p.m., Eastern time, on Tuesday, May 7, 2013.

•

BY TELEPHONE—Call 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 in foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card. The submission of your proxy by telephone is available 24 hours a day. To be valid, a submission by telephone must be received by 11:59 p.m., Eastern time, on Tuesday, May 7, 2013.

•	BY MAIL—Sign, date and return your completed proxy card by mail. To be valid, a submission by mail must be received by 5:00 p.m., Eastern time, on Tuesday, May 7, 2013.

If you indicate a choice with respect to any matter to be acted upon when voting via the Internet (or by telephone or on your returned proxy card) and you do not validly revoke it, your shares will be voted in accordance with your instructions. If you do not vote via the Internet or by telephone, or sign, date and return a proxy card, you must attend the annual meeting in person in order to vote.

If you hold your shares in “street name” through an account with a bank or broker, you will receive voting instructions from your bank or broker.

If you are a participant in the URI 401(k) Plan, you should have received separate proxy voting instruction cards from the plan trustee, and you have the right to provide voting instructions to the plan trustee by submitting your voting instruction card for those shares that are held by the plan and allocated to your plan account. For your voting instructions to be processed, they must be received by 11:59 p.m., Eastern time, on Friday, May 3, 2013.

Voting at the Annual Meeting

If you are a stockholder of record, you may vote your shares at the annual meeting if you attend in person. If you intend to vote your shares at the annual meeting, you will need to bring valid picture identification with you. We will confirm that you were a stockholder of record on the record date and will provide you with a blank proxy card, which will serve as a ballot on which to record your vote.

If you hold your shares in “street name,” you must obtain a legal proxy from your bank or broker in order to vote at the annual meeting. A legal proxy is an authorization from your bank or broker to vote the shares it holds in its name. In addition to a legal proxy, you will need to bring with you valid picture identification and a recent account statement from your bank or broker, confirming your holdings on the record date. Based on these documents, we will confirm that you have proper authority to vote and will provide you with a blank proxy card to serve as a ballot.

If you are a participant in the URI 401(k) Plan, you may not vote plan shares in person at the annual meeting because the plan trustee submits one proxy to vote all shares held by the plan.

Even if you plan to attend the annual meeting, we encourage you to vote your shares before the meeting via the Internet, by telephone or by mail.

Directions to the annual meeting are available by calling the Hyatt Regency Greenwich at 1-203-637-1234 or visiting its website at http://greenwich.hyatt.com/hyatt/hotels/services/maps/index.jsp.

Failure to Provide Specific Voting Instructions

If you are a stockholder of record and you properly sign, date and return a proxy card, but do not indicate how you wish to vote with respect to a particular nominee or proposal, then your shares will be voted:

•	FOR the election of all 13 nominees for director named in “Proposal 1—Election of Directors”;

•	FOR “Proposal 2—Ratification of Appointment of Independent Registered Public Accounting Firm”; and

•	FOR “Proposal 3—Advisory Approval of the Company’s Executive Compensation”.

If you hold your shares in “street name” through an account with a bank or broker, you will receive voting instructions from your bank or broker. Banks and brokers have the authority under New York Stock Exchange (“NYSE”) rules to vote shares for which their customers do not provide voting instructions on routine matters. The proposal to ratify the appointment of our independent registered public accounting firm is considered a routine matter under NYSE rules. This means that banks and brokers may vote in their discretion on this matter on behalf of clients who have not furnished voting instructions at least ten days before the date of the annual meeting. However, some brokers will only vote uninstructed shares in the same proportion as all other shares are voted with respect to a proposal. Unlike the proposal to ratify the appointment of our independent registered public accounting firm, the proposals to elect directors and to vote on an advisory basis on executive compensation are non-routine matters for which brokers do not have discretionary voting power and for which specific instructions from beneficial owners are required. As a result, brokers are not allowed to vote on these proposals on behalf of beneficial owners if such owners do not return specific voting instructions.

If you are a participant in the URI 401(k) Plan, you should have received separate proxy voting instruction cards from the plan trustee. If you sign and return the voting instruction card but otherwise leave it blank or if you do not otherwise provide voting instructions to the plan trustee by mail, Internet or telephone, your shares will be voted by the plan trustee:

•	FOR the election of all 13 nominees for director named in “Proposal 1—Election of Directors”;

•	FOR “Proposal 2—Ratification of Appointment of Independent Registered Public Accounting Firm”; and

•	FOR “Proposal 3—Advisory Approval of the Company’s Executive Compensation”.

Quorum

The presence at the annual meeting, in person or represented by proxy, of a majority of the outstanding shares entitled to vote will constitute a quorum for the transaction of business. If a share is deemed present at the annual meeting for any matter, it will be deemed present for all other matters. Abstentions and broker non-votes are treated as present for quorum purposes.

Right to Revoke Proxies

If you are a stockholder of record (even if you voted via the Internet, by telephone or by mail), you retain the power to revoke your proxy or change your vote. You may revoke your proxy or change your vote at any time prior to its exercise by (i) sending a written notice of such revocation or change to United Rentals, Inc., Five Greenwich Office Park, Greenwich, Connecticut 06831, Attention: Corporate Secretary, which notice must be received by 5:00 p.m., Eastern time, on Tuesday, May 7, 2013, (ii) voting in person at the annual meeting, (iii) submitting a new proxy via the Internet or by telephone that is received by 11:59 p.m., Eastern time, on Tuesday, May 7, 2013, or (iv) executing and mailing a later-dated proxy card to American Stock Transfer & Trust Company, Operation Center, 6201 15th Avenue, Brooklyn, New York 11219, which proxy card must be received by 5:00 p.m., Eastern time, on Tuesday, May 7, 2013.

“Street name” stockholders who wish to revoke a proxy already returned on their behalf must direct the institution holding their shares to do so.

Participants in the URI 401(k) Plan who wish to revoke or change voting instructions provided to the plan trustee must follow the instructions of the trustee in order to do so.

Method and Cost of Solicitation

In addition to solicitation by mail, our directors, officers and employees may solicit proxies by telephone, electronic communication or other means. We have also retained Innisfree M&A Incorporated, a proxy solicitation firm, to assist us in soliciting proxies, for an estimated fee of $15,000, plus reimbursement of reasonable out-of-pocket expenses and disbursements. Our directors, officers and employees receive no additional compensation for solicitation of proxies.

We will bear all costs associated with soliciting proxies for the annual meeting. We will, upon request, and in accordance with applicable regulations, reimburse banks, brokers, other institutions, nominees and fiduciaries for their reasonable expenses in forwarding solicitation materials to beneficial owners.

Matters to Be Acted Upon

As discussed in more detail under “Proposal 1—Election of Directors,” each director is required to be elected by a majority of votes cast with respect to such director, i.e., the number of votes cast “for” must exceed the number of votes cast “against.” Abstentions and shares not represented at the meeting will have no effect on the election of directors. Brokers are not entitled to vote on director elections and thus broker non-votes are not treated as votes cast and will have no effect on the election of directors.

The matter described in “Proposal 2—Ratification of Appointment of Independent Registered Public Accounting Firm” is required to be approved by the affirmative vote of the majority of shares present in person or represented by proxy at the annual meeting and entitled to vote on the matter. Abstentions will have the same effect as a vote against this proposal, whereas shares not represented at the meeting will not be counted for purposes of determining whether such matter has been approved. Brokers may vote in their discretion on this proposal on behalf of clients who have not furnished voting instructions. As a result, broker non-votes will not arise in connection with, and thus will have no effect on, this proposal.

With respect to “Proposal 3—Advisory Approval of the Company’s Executive Compensation,” the affirmative vote of a majority of shares present in person or represented by proxy at the annual meeting and entitled to vote on the matter is required for approval of the compensation of our named executive officers. Voting for Proposal 3 is being conducted on an advisory basis and, therefore, the voting results will not be binding on the Company, the Board or the Compensation Committee. Abstentions will have the same effect as a vote against this proposal, whereas broker non-votes and shares not otherwise represented at the meeting will have no effect on the outcome of such matter.

The Board unanimously recommends that you vote:

•	FOR the election of all 13 nominees recommended by the Board;

•	FOR the ratification of the appointment of our independent registered public accounting firm; and

•	FOR the resolution approving the compensation of our named executive officers on an advisory basis.

PROPOSAL 1

ELECTION OF DIRECTORS

General

Our Board is currently comprised of the following 13 members: Jenne K. Britell, José B. Alvarez, Bobby J. Griffin, Michael J. Kneeland, Pierre E. Leroy, Singleton B. McAllister, Brian D. McAuley, John S. McKinney, James H. Ozanne, Jason D. Papastavrou, Filippo Passerini, Donald C. Roof and Keith Wimbush. All directors are elected annually for one-year terms.

The Board, upon the recommendation of our Nominating and Corporate Governance Committee, has nominated each of the aforementioned directors to stand for re-election.

Election of 13 Directors

The terms of Drs. Britell and Papastavrou, Ms. McAllister and Messrs. Alvarez, Griffin, Kneeland, Leroy, McAuley, McKinney, Ozanne, Passerini, Roof and Wimbush will expire at the 2013 annual meeting. Upon the unanimous recommendation of the Nominating and Corporate Governance Committee, the Board has nominated each of Drs. Britell and Papastavrou, Ms. McAllister and Messrs. Alvarez, Griffin, Kneeland, Leroy, McAuley, McKinney, Ozanne, Passerini, Roof and Wimbush to stand for re-election at the annual meeting.

Each director elected at the 2013 annual meeting will hold office until our 2014 annual meeting of stockholders and, subject to the resignation policy described below, until such director’s successor is elected and qualified.

Voting

Our by-laws require a director to be elected by a majority of votes cast with respect to such director in uncontested elections. The number of votes cast “for” a director must exceed the number of votes cast “against” that director. Abstentions and shares not represented at the meeting have no effect on the election of directors. Directors will continue to be elected by a plurality of votes cast in contested elections. A “contested election” takes place at any meeting in respect of which (i) our corporate secretary receives a notice pursuant to our by-laws that a stockholder intends to nominate a director or directors and (ii) such proposed nomination has not been withdrawn by such stockholder on or prior to the tenth day preceding the date on which the Company first mails its notice of meeting for such meeting to its stockholders.

If a nominee who is serving as a director is not elected at the annual meeting, under Delaware law, the director would continue to serve on the Board as a “holdover director” until his or her successor is elected and qualified. However, under our by-laws, any director who fails to be elected by majority vote must offer to tender his or her resignation to the Board on the date of the certification of the election results. The Nominating and Corporate Governance Committee will then consider the resignation offer and make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board will accept such resignation unless it determines that the best interests of the Company and its stockholders would not be served in doing so. The Board will act on the Nominating and Corporate Governance Committee’s recommendation within 90 days from the date of the certification of the election results, unless such action would cause the Company to fail to comply with any requirement of the NYSE or any rule or regulation under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in which event the Company will take action as promptly as is practicable while continuing to meet those requirements. The Board will promptly disclose its decision and the rationale behind it in a Form 8-K report furnished to the Securities and Exchange Commission (“SEC”). The director who offers to tender his or her resignation will not participate in the Nominating and Corporate Governance Committee’s recommendation or in the Board’s decision.

If a nominee who is not already serving as a director is not elected at the annual meeting, under Delaware law, that nominee would not be a “holdover director” and the process described above would not apply.

All nominees for election at the 2013 annual meeting are currently serving on the Board. Each person nominated has agreed to continue to serve if elected. If any nominee becomes unavailable for any reason to serve as a director at the time of the annual meeting, then the shares represented by each proxy may be voted for such other person as may be determined by the holders of such proxy.

The Board unanimously recommends a vote FOR the election of each of Drs. Britell and Papastavrou, Ms. McAllister and Messrs. Alvarez, Griffin, Kneeland, Leroy, McAuley, McKinney, Ozanne, Passerini, Roof and Wimbush to hold office until the 2014 annual meeting of stockholders (designated as Proposal 1 on the enclosed proxy card) and until such director’s successor is elected and qualified.

Information Concerning Directors and Executive Officers

The table below identifies, and provides certain information concerning, our current executive officers and directors.

Name	Age	Position
Michael J. Kneeland	59	President, Chief Executive Officer and Director
William B. Plummer	54	Executive Vice President and Chief Financial Officer
Matthew J. Flannery	48	Executive Vice President and Chief Operating Officer
Jonathan M. Gottsegen	46	Senior Vice President, General Counsel and Corporate Secretary
Dale A. Asplund	44	Senior Vice President—Business Services and Chief Information Officer
John J. Fahey	46	Vice President—Controller
Jenne K. Britell, Ph.D.	70	Chairman and Director
José B. Alvarez	50	Director
Bobby J. Griffin	64	Director
Pierre E. Leroy	64	Director
Singleton B. McAllister	61	Director
Brian D. McAuley	72	Director
John S. McKinney	58	Director
James H. Ozanne	69	Director
Jason D. Papastavrou, Ph.D.	50	Director
Filippo Passerini	55	Director
Donald C. Roof	61	Director
Keith Wimbush	60	Director

Michael J. Kneeland has been our president and chief executive officer and a director of the Company since August 2008, having previously served as our interim chief executive officer since June 2007. Prior to that time, Mr. Kneeland served as our executive vice president and chief operating officer since March 2007 and as our executive vice president—operations since September 2003. Mr. Kneeland joined the Company as a district manager in 1998 upon our acquisition of Equipment Supply Company, and was subsequently named vice president—aerial operations and then vice president—southeast region. Mr. Kneeland’s more than 33 years of experience in the equipment rental industry includes a number of senior management positions with Free State Industries, Inc. and Equipment Supply Company. In 2011, Mr. Kneeland was appointed to serve on the board of directors of YRC Worldwide, Inc., a leading provider of transportation and global logistics services, where he serves as the Chairman of the Compensation Committee.

William B. Plummer joined the Company as our executive vice president and chief financial officer in December 2008. Before joining the Company, Mr. Plummer served as chief financial officer of Dow Jones & Company, Inc., a leading provider of global business news and information services, from September 2006 to December 2007. Prior to Dow Jones & Company, Mr. Plummer was vice president and treasurer of Alcoa Inc., one of the world’s leading producers of aluminum, since 2000. He also held similar executive positions at Mead Corporation and GE Capital, the financial services subsidiary of General Electric. Mr. Plummer is also a director of John Wiley & Sons, Inc.

Matthew J. Flannery was appointed as our executive vice president and chief operating officer in April 2012. Mr. Flannery has extensive experience in all areas of the Company’s operations, having previously served as executive vice president—operations and sales, senior vice president—operations east and in two regional vice president roles in aerial operations. Mr. Flannery has also served as a district manager, direct sales manager and branch manager of the Company. He has almost two decades of sales, management and operations experience in the rental industry. Mr. Flannery joined the Company in 1998 as part of the Company’s acquisition of Connecticut-based McClinch Equipment.

Jonathan M. Gottsegen joined the Company as our senior vice president, general counsel and corporate secretary in February 2009. Before joining the Company, Mr. Gottsegen directed the Corporate and Securities Practice Group at The Home Depot, Inc., the world’s largest home improvement retailer, from 2004 to 2009, where he led a team responsible for oversight of the company’s key legal matters. Prior to The Home Depot, Mr. Gottsegen served as securities counsel for Time Warner Inc., a leading media and entertainment company, from 2003 to 2004, where he was responsible for corporate, securities and corporate governance matters. From 1999 to 2003, Mr. Gottsegen was an associate in the New York office of Kaye Scholer Fierman Hays & Handler in its corporate and securities transactional practice. From 1996 to 1999, Mr. Gottsegen was a senior staff attorney with the SEC in its Division of Corporation Finance.

Dale A. Asplund was promoted to our senior vice president—business services and chief information officer in April 2012. Mr. Asplund has been our senior vice president—business services since April 2011. Joining the Company in 1998, he has held various senior positions that included responsibility for supply chain, fleet management and shared services. His current position also includes management of the Company’s information technology systems. Mr. Asplund previously worked for United Waste Systems, Inc. as a divisional manager.

John J. Fahey was appointed our vice president—controller in January 2008 and, in that role, continues to serve the Company as principal accounting officer, as he has since August 2006. Mr. Fahey joined the Company in September 2005 as vice president—assistant corporate controller. His prior experience includes senior positions as manager—corporate business development for Xerox Corporation, a leading document management technology and services company, from June 2003 to September 2005, and vice president and chief financial officer for Xerox Engineering Systems, Inc., a provider of solutions for technical documents, from January 2000 to June 2003. Mr. Fahey has also served as vice president—finance and controller for Faulding Pharmaceutical Company, an international health care company. Mr. Fahey is a licensed certified public accountant who previously served as a general practice manager in accounting and auditing for Deloitte & Touche LLP, one of the four largest international accounting and consulting firms.

Jenne K. Britell, Ph.D. became a director of the Company in December 2006 and Chairman of the Board in June 2008. In March 2010, she was named a Senior Managing Director of Brock Capital Group LLC, an advisory and investment banking firm. Dr. Britell was chairman and chief executive officer of Structured Ventures, Inc., advisors to U.S. and multinational companies, from 2001 to 2009. From 1996 to 2000, Dr. Britell was a senior executive of GE Capital. At GE Capital, she most recently served as the executive vice president of Global Consumer Finance and president of Global Commercial and Mortgage Banking. From January 1998 to July 1999, she was president and chief executive officer of GE Capital, Central and Eastern Europe, based in Vienna. Before joining GE Capital, she held significant management positions with Dime Bancorp, Inc., HomePower, Inc., Citicorp and Republic New York Corporation. Earlier, she was the founding chairman and chief executive officer of the Polish-American Mortgage Bank in Warsaw, Poland. Dr. Britell is also a director of Crown Holdings, Inc., Quest Diagnostics, Inc., the U.S.-Russia Investment Fund and the U.S.-Russia Foundation for Entrepreneurship and the Rule of Law. During the past five years, Dr. Britell has served as a member of the board of directors of West Pharmaceutical Services, Aames Investment Corp. and Lincoln National Corp. Dr. Britell was named the 2011 Director of the Year by the National Association of Corporate Directors. She was also named one of six outstanding directors for 2011 by the Outstanding Directors Exchange, a division of the Financial Times. In early 2012, Dr. Britell was elected a member of the Council on Foreign Relations.

José B. Alvarez became a director of the Company in January 2009. Mr. Alvarez has been on the faculty of the Harvard Business School since February 2009. Until December 2008, he was the executive vice president—global business development for Royal Ahold NV, one of the world’s largest grocery retailers. Mr. Alvarez joined Royal Ahold in 2001 and subsequently held several key senior management positions, including president and chief executive officer of the company’s Stop & Shop and Giant-Landover brands. Previously, he served in executive positions at Shaw’s Supermarket, Inc. and American Stores Company. Mr. Alvarez also serves as a director of The TJX Companies, Inc. and Church & Dwight Co., Inc.

Bobby J. Griffin became a director of the Company in January 2009. From March 2005 to March 2007, he served as president—international operations for Ryder System, Inc., a global provider of transportation, logistics and supply chain management solutions. Beginning in 1986, Mr. Griffin served in various other management positions with Ryder, including as executive vice president—international operations from 2003 to March 2005 and executive vice president—global supply chain operations from 2001 to 2003. Prior to Ryder, Mr. Griffin was an executive at ATE Management and Service Company, Inc., which was acquired by Ryder in 1986. He also serves as a director of Hanesbrands Inc. and served as a director of Horizon Lines, Inc. from May 2010 until April 2012.

Pierre E. Leroy became a director of the Company on April 30, 2012, in connection with our acquisition (the “RSC Transaction”) of RSC Holdings Inc. (“RSC”). Mr. Leroy served as a Director of RSC and RSC Equipment Rental from 2008 to April 2012. Mr. Leroy is the Executive Chairman and Chief Executive Officer of Vigilant Solutions. Vigilant Solutions is a leading provider of public and private safety solutions utilizing advanced video and content analysis and location database services. Prior to joining Vigilant Solutions in March 2012, Mr. Leroy served, prior to retiring in 2005, as President of both the Worldwide Construction & Forestry Division and the Global Parts Division of Deere & Company. Deere & Company is a world leader in providing advanced products and services for agriculture, forestry, construction, lawn and turf care, landscaping and irrigation, and also provides financial services worldwide and manufactures and markets engines used in heavy equipment. During his professional career with Deere, he served in a number of positions in Finance, including Treasurer, Vice-President and Treasurer, and Senior Vice-President and Chief Financial Officer. Mr. Leroy has been a director of Capital One Financial Corporation since September 1, 2005, and is also a director of Capital One, National Association. He joined Capital One’s Audit and Risk, Compensation, and Governance and Nominating committees in September 2005, July 2006, and April 2006, respectively. Mr. Leroy was a director of Fortune Brands, Inc. from September 2003 until March 2012, where he served on the Audit and Compensation and Stock Option committees. Mr. Leroy also served on the board of ACCO Brands from August 2005 to April 2009, and Nuveen Investments, Inc. from March 2006 to April 2007.

Singleton B. McAllister became a director of the Company in April 2004. Ms. McAllister is a partner of the law firm Williams Mullen. Before joining Williams Mullen in December 2012, Ms. McAllister had been a partner in the law firms of Blank Rome LLP since 2010, LeClairRyan since October 2007, Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. since July 2005, Sonnenschein, Nath & Rosenthal LLP since 2003 and Patton Boggs LLP since 2001. Prior to entering private practice, Ms. McAllister served for five years as the general counsel for the United States Agency for International Development and has served in senior positions in the U.S. House of Representatives. Ms. McAllister is also a director of Alliant Energy Corporation, Interstate Power and Light Company and Wisconsin Power and Light Company.

Brian D. McAuley became a director of the Company in April 2004. Mr. McAuley has served as chairman of Pacific DataVision, Inc. (“PDV”) since August 2004. PDV is a privately held telecommunications software applications and hosting company. He has also been a partner at NH II, LLC, a consulting firm that specializes in telecommunications businesses, since 2003. Mr. McAuley is a co-founder of Nextel Communications, Inc. and held senior executive positions at Nextel from the company’s inception in 1987 until 1996, including seven years as president and chief executive officer. Upon leaving Nextel, he joined Imagine Tile, Inc., a custom tile manufacturer, where he served as chairman and chief executive officer from 1996 to 1999 and continues to serve as chairman. He also served as president and chief executive officer of NeoWorld Communications, Inc., a wireless telecommunications company, from 1999 until the sale of that company to Nextel in 2003. Mr. McAuley is a certified public accountant and, prior to co-founding Nextel, his positions included chief financial officer of Millicom Incorporated, corporate controller at Norton Simon Inc. and manager at Deloitte & Touche LLP.

John S. McKinney became a director of the Company in September 1998 following the merger of the Company with U.S. Rentals, Inc. He also served as a vice president of the Company until the end of 2000. Mr. McKinney served as chief financial officer of U.S. Rentals from 1990 until the merger and as controller of U.S. Rentals from 1988 until 1990, and as a staff auditor and audit manager at the accounting firm of Arthur Andersen & Co. Mr. McKinney was assistant dean of the Ira A. Fulton College of Engineering and Technology at Brigham Young University from November 2006 to January 2008.

James H. Ozanne became a director of the Company on April 30, 2012, in connection with the RSC Transaction. Mr. Ozanne served as a Director of RSC and RSC Equipment Rental from May 2007 until April 2012 and was the Lead Independent Director of the RSC Board. Mr. Ozanne has served in executive positions in the Financial Services industry since 1972. During this time he has held the positions of Chief Financial Officer, President, Chief Executive Officer and Chairman of several leasing, rental, and consumer finance businesses ranging from full service railcar leasing to general equipment finance and grocery pallet rental. He also served as Executive Vice President of GE Capital responsible for the Consumer Finance and Operating Lease/Asset Management business units. Mr. Ozanne was a Director of Financial Security Assurance Holdings Ltd. and Distributed Energy Systems Corp. He was Vice Chairman and Director of Fairbanks Capital Corp. from 2001 through 2005. He was also Chairman of Source One Mortgage Corporation from 1997 to 1999. Previously, he was President and Chief Executive Officer of Nation Financial Holdings and its predecessor, US WEST Capital. Mr. Ozanne is also a director of ZBB Energy Corporation.

Jason D. Papastavrou, Ph.D. became a director of the Company in June 2005. Dr. Papastavrou has served as chief executive officer and chief investment officer of ARIS Capital Management, an investment management firm, since founding the company in January 2004. He previously held senior positions at Banc of America Capital Management, also an investment management firm, where he served as managing director—fund of hedge funds strategies from 2001 to 2003, and at Deutsche Asset Management, where he served as director—alternative investments group from 1999 to 2001. Dr. Papastavrou, who holds a Ph.D. in electrical engineering and computer science from the Massachusetts Institute of Technology, taught at Purdue University’s School of Industrial Engineering from 1990 to 1999 and is the author of numerous academic publications. He is also a director of XPO Logistics, Inc. (formerly Express-1 Expedited Solutions Inc.), an international expedited freight shipping provider.

Filippo Passerini became a director of United Rentals in January 2009. He is currently Group President of The Procter & Gamble Company’s Global Business Services (GBS) organization and Chief Information Officer (CIO), positions he has held since February 2008 and July 2004, respectively. Mr. Passerini joined Procter & Gamble, a leading multinational manufacturer of consumer goods, in 1981 and has held executive positions in the United Kingdom, Greece, Italy, Turkey, Latin America, and the United States. He led the integration of Procter & Gamble’s IT and services groups to form GBS, one of the largest and most progressive shared services organizations in the world. Under his leadership, GBS has saved Procter & Gamble more than $1 billion to date. Mr. Passerini is a member of the CIO Hall of Fame and has received numerous awards, including: the inaugural Fisher-Hopper Prize for Lifetime Achievement in CIO Leadership; Shared Service Thought Leader of the Year; and InformationWeek’s Chief of the Year. He is a native of Rome, Italy and holds a degree in Operations Research from the University of Rome.

Donald C. Roof became a director of the Company on April 30, 2012, in connection with the RSC Transaction. Mr. Roof served as a Director of RSC and RSC Equipment Rental from August 2007 to April 2012. Mr. Roof most recently served as Executive Vice President and Chief Financial Officer of Joy Global Inc., a worldwide manufacturer of mining equipment, from 2001 to 2007. Prior to joining Joy, Mr. Roof served as President and Chief Executive Officer of American Tire Distributors/Heafner Tire Group, Inc. from 1999 to 2001 and as Chief Financial Officer from 1997 to 1999. Mr. Roof has previously served on the board of directors and audit committee of two additional NYSE companies, Accuride Corporation from March 2005 through January 2010, and Fansteel, Inc. from September 2000 through March 2003. Mr. Roof had significant experience during his career in capital raising, mergers and acquisitions, and operating in highly-leveraged situations.

Keith Wimbush became a director of the Company in April 2006. Mr. Wimbush is currently executive vice president and head, legal search practice, of Seiden Krieger Associates, Inc., an executive search firm. Before joining Seiden Krieger in February 2013, Mr. Wimbush served as executive vice president and North American head of legal of DHR International, another executive search firm, since April 2011. From 2010 to 2011, he was a managing director of Executive Search Services International, LLC. From 2003 until 2005, Mr. Wimbush was with Korn/Ferry International, where he served as a senior client partner and was also co-practice leader of the firm’s legal specialist group. From 1997 until 2003, Mr. Wimbush served as senior vice president and general counsel of Diageo North America, Inc. and predecessor companies. Mr. Wimbush, who holds a J.D. from Harvard Law School, served as an adjunct professor of law at Thomas Cooley Law School during 2007 and 2008.

See “Corporate Governance Matters—Board Consideration of Director Qualifications” for additional information regarding the specific experience, qualifications, attributes and skills of the directors named herein that led the Board to conclude that each such director should serve as a director of the Company.

BOARD MATTERS

General

Our Board is currently comprised of the following 13 members: Jenne K. Britell, José B. Alvarez, Bobby J. Griffin, Michael J. Kneeland, Pierre E. Leroy, Singleton B. McAllister, Brian D. McAuley, John S. McKinney, James H. Ozanne, Jason D. Papastavrou, Filippo Passerini, Donald C. Roof and Keith Wimbush. All directors are elected annually for one-year terms.

The Board, upon the recommendation of the Nominating and Corporate Governance Committee, has nominated each of the aforementioned directors to stand for re-election at the annual meeting.

Meetings of the Board and its Committees

During 2012, the Board met six times. During 2012, each then-current member of the Board attended at least 75% of the aggregate of (i) the total number of Board meetings held during the period for which he or she was a director and (ii) the total number of meetings of each committee of the Board on which the director served during the period for which he or she was on the committee.

Committees of the Board

The following table summarizes the current composition of the five current standing committees of the Board: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, the Risk Management Committee and the Strategy Committee. Our Chairman, Dr. Britell, is not a member of any of the Board’s standing committees. However, she regularly attends meetings of the Board’s committees, as all directors are invited.

	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Risk Management Committee	Strategy Committee
José B. Alvarez	X		X
Bobby J. Griffin	X			X	Chairman
Michael J. Kneeland					X
Pierre E. Leroy		X			X
Singleton B. McAllister		Chairman	X
Brian D. McAuley			Chairman	X	X
John S. McKinney	Chairman			X
James H. Ozanne			X		X
Jason D. Papastavrou	X			Chairman
Filippo Passerini		X		X	X
Donald C. Roof	X			X
Keith Wimbush		X	X

Compensation Committee Interlocks and Insider Participation

None of the current members of the Compensation Committee has ever been an officer or employee of the Company or its subsidiaries or had any relationship with the Company requiring disclosure as a related party transaction under applicable rules of the SEC. During fiscal year 2012, none of our executive officers served as a member of the compensation committee of another entity, one of whose executive officers served on our Compensation Committee; none of our executive officers served as a director of another entity, one of whose executive officers served on our Compensation Committee; and none of our executive officers served as a member of the compensation committee of another entity, one of whose executive officers served as a member of our Board.

Audit Committee

We have a separately-designated Audit Committee established in accordance with the Exchange Act. The Audit Committee operates pursuant to a charter that complies with the corporate governance standards of the NYSE. You can access this document, and other committee charters, on our website at http://www.ur.com under “Corporate Governance” in the Investor Relations section. The document, and each of the other committee charters, is also available in print to any stockholder upon written request to our corporate secretary at United Rentals, Inc., Five Greenwich Office Park, Greenwich, Connecticut 06831.

The general purposes of the Audit Committee are to:

•

assist the Board in monitoring (i) the integrity of the Company’s financial statements, (ii) the independent auditor’s qualifications and independence, (iii) the performance of the Company’s internal audit function and independent registered public accounting firm, and (iv) the Company’s compliance with legal and regulatory requirements; and

•

prepare the report required by the rules and regulations of the SEC to be included in the Company’s annual proxy statement and any other reports that the rules and regulations of the SEC may require of a company’s audit committee.

The Audit Committee also has the sole authority to appoint or replace the independent auditor (subject, if applicable, to stockholder ratification) and to approve compensation arrangements for the independent auditor.

The current members of the Audit Committee are Messrs. McKinney, Alvarez, Griffin and Roof and Dr. Papastavrou. Messrs. Alvarez, Griffin and Roof have been members of the Audit Committee since April 30, 2012. Messrs. McAuley and Passerini were members of the Audit Committee until April 30, 2012. Each member of the Audit Committee meets the general independence requirements of the NYSE and the additional independence requirements for audit committees specified by Rule 10A-3 under the Exchange Act. The Board has determined that each of Messrs. McKinney and Roof and Dr. Papastavrou qualifies as an “audit committee financial expert” as defined by the SEC and has “accounting or related financial management expertise” within the meaning of the corporate governance standards of the NYSE, and that each member of the Audit Committee is financially literate within the meaning of the corporate governance standards of the NYSE.

In 2012, the Audit Committee met seven times.

Compensation Committee

The Compensation Committee operates pursuant to a charter that complies with the corporate governance standards of the NYSE.

The general purpose of the Compensation Committee is to aid the Board in discharging its responsibilities relating to: (i) the oversight of executive officer and director compensation and (ii) the development of compensation policies that support the Company’s business goals and objectives. The Compensation Committee is also responsible for producing an annual report on executive compensation and assisting management in the preparation of a Compensation Discussion and Analysis. For additional information concerning the Compensation Committee, see “Executive Compensation—Compensation Discussion and Analysis.”

The current members of the Compensation Committee are Ms. McAllister and Messrs. Leroy (since April 30, 2012), Passerini and Wimbush. Messrs. Alvarez and Griffin were members of the Compensation Committee until April 30, 2012. Each member of the Compensation Committee meets the independence requirements of the NYSE. In addition, each member qualifies as an “outside director” within the meaning of Internal Revenue Code Section 162(m) and as a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act.

The Compensation Committee may select, retain and terminate outside compensation consultants to advise with respect to director, chief executive officer or executive officer compensation. The Compensation Committee also has the authority to obtain advice and assistance from internal or external legal, accounting and other advisors. Although the Company pays for any compensation consultant, the Compensation Committee, in its sole discretion, approves the fees to the compensation consultant and other terms related to the consultant’s engagement. The Compensation Committee’s use of compensation consultants is described below under “Executive Compensation—Compensation Discussion and Analysis.”

The Compensation Committee may delegate all or any portion of its duties and responsibilities to a subcommittee consisting of one or more members of the Compensation Committee.

In 2012, the Compensation Committee met seven times.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee operates pursuant to a charter that complies with the corporate governance standards of the NYSE.

The general responsibilities of the Nominating and Corporate Governance Committee include: (i) developing criteria for evaluating prospective candidates to the Board (or its committees) and identifying and recommending such candidates to the Board; (ii) taking a leadership role in shaping the corporate governance of the Company and developing the Company’s corporate governance guidelines; and (iii) coordinating and overseeing the evaluation processes for the Board and management which are required by the Company’s corporate governance guidelines. For additional information concerning this committee, see “Corporate Governance Matters—Director Nomination Process.”

The current members of the Nominating and Corporate Governance Committee are Messrs. McAuley, Alvarez, Ozanne (since April 30, 2012) and Wimbush and Ms. McAllister. Each member of the Nominating and Corporate Governance Committee meets the independence requirements of the NYSE.

In 2012, the Nominating and Corporate Governance Committee met four times.

Risk Management Committee

Pursuant to its charter, the Risk Management Committee assists the Board in overseeing the Company’s enterprise-wide risk management practices to the extent not otherwise assigned to the Audit Committee, including (i) the process by which management identifies and assesses the Company’s exposure to risk, including but not limited to financial risk, and (ii) that the risk management infrastructure established by management is capable of managing those risks, in order to effectively support the Company’s strategic and operational objectives while maintaining the Company’s sound financial condition.

The current members of the Risk Management Committee are Dr. Papastavrou and Messrs. Griffin, McAuley, McKinney, Passerini and Roof.

The Risk Management Committee replaced the Finance Committee, which was comprised of Dr. Papastavrou and Mr. McAuley, on April 30, 2012. In 2012, the Finance/Risk Management Committee met four times.

Strategy Committee

Pursuant to its charter, the Strategy Committee assists the Board in overseeing and facilitating the development and implementation of the Company’s corporate strategy, including long- and short-term strategic plans and related operational decision-making.

The current members of the Strategy Committee are Messrs. Griffin, Kneeland, Leroy, McAuley, Ozanne and Passerini. Messrs. Leroy, McAuley and Ozanne have been members of the Strategy

Committee since April 30, 2012, and Messrs. Alvarez and McKinney were members of the Strategy Committee until April 30, 2012.

In 2012, the Strategy Committee met seven times.

Risk Oversight

The Board has overall responsibility for risk oversight, including, as a part of regular Board and committee meetings, general oversight of the way the Company’s executives manage risk. A fundamental part of risk oversight is not only understanding the material risks the Company faces and the steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the Company. Our Board’s involvement in reviewing our business strategy is integral to the Board’s assessment of management’s tolerance for risk and also its determination of what constitutes an appropriate level of risk for the Company.

The Board has delegated primary responsibility for risk oversight to the Audit Committee, which has delegated this responsibility to the Risk Management Committee. The Risk Management Committee shares this responsibility with senior management and the Company’s Enterprise Risk Management Committee (the “ERM Committee”), which is comprised of senior representatives from field operations and from each of the primary corporate functions. Risks are initially identified by each department and then communicated to senior management and the ERM Committee for the development of appropriate risk management programs and policies which are subsequently implemented at the department or other appropriate level within the Company. The Risk Management Committee oversees the process by which management identifies and assesses the Company’s exposure to risk, including but not limited to financial risk, and helps ensure that the risk management infrastructure established by management is capable of managing those risks. In addition, the Risk Management Committee periodically reviews and assesses critical risk management policies and infrastructure implemented by management and recommends improvements where appropriate. The Risk Management Committee coordinates relations and communications regarding risk among the various Board committees and keeps risk on both the full Board’s and management’s agenda on a regular basis.

In addition to the work done by the Risk Management Committee, the ERM Committee and senior management, the Company’s Internal Audit Department conducts an annual risk assessment that is reported to the Risk Management Committee. Such assessment consists of reviewing the risks identified by the Risk Management Committee and the ERM Committee, the prior year’s risk assessment and audit work performed during the year; interviewing members of management and other employees to understand the potential risks impacting the Company; identifying common risk themes to be considered in developing the Internal Audit Plan; developing a risk-based Internal Audit Plan that provides assurance in assessing the functionality of controls that directly mitigate key risks; and producing an estimate of the resource requirements necessary to execute the Internal Audit Plan.

Director Attendance at Previous Annual Meeting

We encourage our directors to attend annual meetings of stockholders, and we typically schedule Board and committee meetings to coincide with the annual meeting. All then-current directors attended the 2012 annual meeting of stockholders.

CORPORATE GOVERNANCE MATTERS

Corporate Governance Guidelines

We have adopted corporate governance guidelines to promote the effective functioning of the Board. The guidelines address, among other things, criteria for selecting directors and director duties and responsibilities. We have also adopted categorical independence standards (in addition to the requirements of the NYSE) by which we assess the independence of our directors. You can access these documents on our website at http://www.ur.com under “Corporate Governance” in the Investor Relations section. The documents are also available in print to any stockholder upon written request to our corporate secretary at United Rentals, Inc., Five Greenwich Office Park, Greenwich, Connecticut 06831.

Code of Business Conduct

We have adopted a Code of Business Conduct for our employees, officers and directors. You can access this document on our website at http://www.ur.com under “Corporate Governance” in the Investor Relations section. This document is also available in print to any stockholder upon written request to our corporate secretary at United Rentals, Inc., Five Greenwich Office Park, Greenwich, Connecticut 06831. This Code constitutes a “code of ethics” as defined by the rules of the SEC. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K relating to amendments to the Code of Business Conduct or waivers from any provision of the Code of Business Conduct applicable to our principal executive officer, principal financial officer and controller by posting such information on our website at the location set forth above within four business days following the date of such amendment or waiver.

Board Leadership Structure

Our Board has separated the roles of Chairman of the Board and Chief Executive Officer. The current Chairman, Dr. Jenne Britell, is an independent director. We believe that an independent Chairman is better able to provide oversight and guidance to management, especially in relation to the Board’s essential role in risk management oversight, and to ensure the efficient use and accountability of resources. Furthermore, this separation provides for focused engagement between these two roles in their respective areas of responsibility, while still providing for collaborative participation. The separation of the Chairman and Chief Executive Officer roles, together with our other comprehensive corporate governance practices, are designed to establish and preserve management accountability, provide a structure that allows the Board to set objectives and monitor performance, and enhance stockholder value.

Director Independence

In assessing director independence, we follow the criteria of the NYSE. In addition, and without limiting the NYSE independence requirements, we apply our own categorical independence standards. You can access these standards on our website at http://www.ur.com under “Corporate Governance” in the Investor Relations section. Under these standards, we do not consider a director to be independent if he or she is, or in the past three years has been:

•	employed by the Company or any of its affiliates;

•

an employee or owner of a firm that is one of the Company’s or any of its affiliates’ paid advisors or consultants (unless the Company’s relationship, or the director’s relationship, with such firm does not continue after the director joins the Board, or the Company’s annual payments to such firm did not exceed 1% of such firm’s revenues in any year);

•	employed by a significant customer or supplier;

•	party to a personal service contract with the Company or the chairman, chief executive officer or other executive officer of the Company or any of its affiliates;

•

an employee or director of a foundation, university or other non-profit organization that receives significant grants or endowments from the Company or any of its affiliates or a direct beneficiary of any donations to such an organization;

•	a relative of any executive officer of the Company or any of its affiliates; or

•

part of an interlocking directorate in which the chief executive officer or other executive of the Company serves on the Board of a third-party entity (for-profit or not-for-profit) employing the director.

A substantial majority of our directors must be independent under our corporate governance guidelines, which are more stringent than NYSE rules in this regard. Twelve of our thirteen directors have been determined by the Nominating and Corporate Governance Committee and the Board to be independent under those criteria: Jenne K. Britell; José B. Alvarez; Bobby J. Griffin; Pierre E. Leroy; Singleton B. McAllister; Brian D. McAuley; James H. Ozanne; John S. McKinney; Jason D. Papastavrou; Filippo Passerini; Donald C. Roof and Keith Wimbush. In addition, the Board has determined that each of these directors also meets the categorical independence standards described above. Michael J. Kneeland, our chief executive officer, is not considered independent because he is an employee of the Company.

Board Consideration of Director Qualifications

In addition to the independence matters described above, the Board considered the specific experience, qualifications, attributes and skills of the directors named herein and concluded that based on the aforementioned factors, and including each director’s integrity and collegiality, such directors should serve as directors of the Company. Although each director offers a multitude of unique and valuable skills and attributes, including a demonstrated business acumen and an ability to exercise sound judgment, the Board identified the following specific experience, qualifications, attributes and skills that led the Board to conclude that such persons should serve as directors.

Mr. Alvarez has held several key management positions with Royal Ahold NV, one of the world’s largest grocery retailers, providing him with business leadership experience in, and valuable knowledge of, the global retail industry. These experiences, together with his other public company directorships and academic credentials in business as a member of the Harvard Business School faculty, allow him to contribute to the Company and the Board a combination of strategic thinking and industry knowledge with respect to marketing and retailing.

Dr. Britell has served in senior management positions with both public and private companies, such as Brock Capital Group LLC, an advisory and investment banking firm where she is a Senior Managing Director, and GE Capital, where she was executive vice president of Global Consumer Finance and president of Global Commercial and Mortgage Banking. She also has significant experience with public company directorships, which provides her with leadership and consensus-building skills to guide the Board, as well as exposure to a broad array of best practices.

Mr. Griffin has notable business experience in the areas of transportation, logistics and supply chain management, including extensive international experience, due to his past senior leadership positions with Ryder System, Inc. In addition to these attributes, Mr. Griffin’s public company directorship experience provides a valuable perspective for the Board and the Company.

Mr. Kneeland has served in a variety of positions in the equipment rental industry for over 30 years, including a number of senior management positions with the Company, as well as Free State Industries, Inc. and Equipment Supply Company. He has extensive experience and knowledge of the competitive environment in which the Company operates. Further, he has demonstrated strategic and operational acumen that the Board believes has been of significant value to the Company.

Mr. Leroy has significant experience in finance/accounting/control, general management, industry/customer knowledge, and board experience/governance as demonstrated by his years of experience in capital markets and asset-liability management as well as leading and managing large complex international marketing, engineering, and manufacturing organizations and serving on other public company boards.

Ms. McAllister has served as the general counsel of the United States Agency for International Development and currently is a partner of the law firm Williams Mullen LLP. With her vast legal experience, she serves as an important resource to the Board with regard to legal and regulatory matters. Like other Board members, Ms. McAllister’s service on other public company boards serves as an important benefit by providing the Company a broad perspective at the Board level.

Mr. McAuley brings business leadership skills to the Board from his career in the telecommunications and manufacturing industries, including through his tenure as chairman of Pacific DataVision, Inc. and senior executive positions at Nextel Communications, Inc. and Imagine Tile, Inc. In addition, as a co-founder of Nextel Communications, Inc., Mr. McAuley has also exhibited valuable entrepreneurial abilities. Furthermore, he has extensive financial and accounting experience as a result of his past positions as chief financial officer and controller at public and private companies and as a manager at the accounting firm Deloitte & Touche LLP.

Mr. McKinney has significant accounting and finance experience unique to the Company and its industry as a result of his past positions as vice president—finance of the Company, chief financial officer and controller of U.S. Rentals Inc., and as a staff auditor and audit manager at the accounting firm Arthur Andersen & Co.

Mr. Ozanne has significant experience in finance/accounting/control, general management, industry/customer knowledge, and board experience/governance as evidenced by his extensive knowledge of business and accounting issues, his experience as an officer and director of various mortgage, finance, asset management, and venture capital organizations, his experience with leasing and rental businesses, and his years of experience serving as the chief executive officer of several public companies.

Dr. Papastavrou currently serves as the chief executive officer and chief investment officer of ARIS Capital Management, and has held senior positions at other investment management firms, such as Banc of America Capital Management and Deutsche Asset Management. Collectively, these experiences allow him to contribute to the Board and the Company a valuable perspective on finance-related matters.

Mr. Passerini has gained significant global business and leadership experience in the consumer goods industry as well as valuable knowledge of the global retail industry through his various senior level positions with Procter & Gamble during the past 25 years. Mr. Passerini has particular strength with international operations, which he acquired through his previous executive positions in the United Kingdom, Greece, Italy, Latin America and Turkey.

Mr. Roof has significant experience in finance/accounting/control, general management, business development/strategic planning, board experience/governance, and other functions, including merchandising and distribution as evidenced by his 35 years of experience serving in executive positions ranging from President/CEO to Executive Vice President/CFO with an international manufacturer of mining equipment and a distributor and retailer of tires and related products, as well as his years of experience serving on the board of directors and audit committees of several public companies.

Mr. Wimbush has gained significant legal experience through his formal legal training at Harvard Law School, as well as his subsequent positions in the legal department of Diageo North America, Inc. and as an adjunct professor of law at Thomas Cooley Law School. He complements his legal experience with experience gained through his former positions with Korn/Ferry International and DHR International, and his current position as Executive Vice President and Head, Legal Search Practice, with Seiden Krieger Associates.

Executive Sessions of the Board

Our corporate governance guidelines provide that our non-management directors should meet, at least twice a year, in executive sessions without the presence of management. Non-management directors who do not qualify as “independent” may participate in these meetings. However, the corporate governance guidelines provide that, at least once a year, the independent directors should meet in executive session without the presence of either management or any non-independent directors. The purpose of executive session meetings is to facilitate free and open discussion among the participants. The Chairman of the Board (or, in the absence of the Chairman, the Chairman of the Audit Committee or such other independent director as may be selected by the Board) should preside over executive sessions and, as required, provide feedback to the chief executive officer, and to such other directors as is appropriate, based upon the matters discussed at such meetings.

Director Nomination Process

General

The Board has established the Nominating and Corporate Governance Committee, as described above. The responsibilities of this committee include, among other things: (i) developing criteria for evaluating prospective candidates to the Board or its committees; (ii) identifying individuals qualified to become members of the Board or its committees; and (iii) recommending to the Board those individuals that should be nominees for election or re-election to the Board or otherwise appointed to the Board or its committees (with authority for final approval remaining with the Board).

Process for Identifying and Evaluating Candidates

The Nominating and Corporate Governance Committee may identify potential Board candidates from a variety of sources, including recommendations from current directors or management, recommendations of security holders or any other source the Nominating and Corporate Governance Committee deems appropriate. The Nominating and Corporate Governance Committee may also engage a search firm to assist in identifying director candidates. The Nominating and Corporate Governance Committee has been given sole authority to select, retain and terminate any such search firm and to approve its fees and other retention terms.

In considering candidates for the Board, the Nominating and Corporate Governance Committee evaluates the entirety of each candidate’s credentials. In accordance with our corporate governance guidelines, the Nominating and Corporate Governance Committee considers, among other things: (i) business or other relevant experience; (ii) expertise, skills and knowledge; (iii) contacts in the communities in which the Company does business and in the Company’s industry or other industries relevant to the Company’s business; (iv) personal qualities and characteristics, accomplishments, integrity and reputation in the business community; (v) the extent to which the candidate will enhance the objective of having directors with diverse viewpoints, backgrounds, experience, expertise, skills and other demographics; (vi) willingness and ability to commit sufficient time to Board and committee duties and responsibilities; and (vii) qualification to serve on specialized Board committees, such as the Audit Committee or the Compensation Committee. The Nominating and Corporate Governance Committee recommends candidates based on its consideration of each individual’s specific skills and experience and its annual assessment of the composition and needs of the Board as a whole, including with respect to diversity. Consideration of diversity as one of many attributes relevant to a nomination to the Board is implemented through the Nominating and Corporate Governance Committee’s standard evaluation process. In particular, the Nominating and Corporate Governance Committee obtains and reviews questionnaires, interviews candidates as appropriate and engages in thorough discussions at Committee meetings in an effort to identify the best candidates and to populate an effective Board. The effectiveness of the Board’s diverse mix of viewpoints, backgrounds, experience, expertise, skills and other demographics is considered as part of the Nominating and Corporate Governance Committee’s assessment.

The 13 nominees for election as directors at the 2013 annual meeting are: Jenne K. Britell, who has been a director since December 2006; José B. Alvarez, who has been a director since January 2009; Bobby J. Griffin, who has been a director since January 2009; Michael J. Kneeland, who has been a director since August 2008; Pierre E. Leroy, who has been a director since April 2012; Singleton B. McAllister, who has been a director since April 2004; Brian D. McAuley, who has been a director since April 2004; John S. McKinney, who has been a director since September 1998; James H. Ozanne, who has been a director since April 2012; Jason D. Papastavrou, who has been a director since June 2005; Filippo Passerini, who has been a director since January 2009; Donald C. Roof, who has been a director since April 2012; and Keith Wimbush, who has been a director since April 2006. Each of these directors is standing for re-election at the annual meeting. In making its recommendation to the Board, the Nominating and Corporate Governance Committee reviewed and evaluated, in addition to each nominee’s background and experience and other criteria set forth in the Company’s corporate governance guidelines, each director’s performance during his or her recent tenure with the Board and whether each was likely to continue to contribute positively to the Board.

Procedure for Submission of Recommendations by Security Holders

Our security holders may recommend potential director candidates by following the procedure described below. The Nominating and Corporate Governance Committee will evaluate recommendations from security holders in the same manner that it evaluates recommendations from other sources.

If you wish to recommend a potential director candidate for consideration by the Nominating and Corporate Governance Committee, please send your recommendation to United Rentals, Inc., Five Greenwich Office Park, Greenwich, Connecticut 06831, Attention: Corporate Secretary. Any notice relating to candidates for election at the 2014 annual meeting must be received by our corporate secretary after January 8, 2014 but on or before February 7, 2014 (unless the 2014 annual meeting is not scheduled to be held within the period between April 8, 2014 and June 7, 2014, in which case our by-laws prescribe an alternate deadline). You should use first class, certified mail in order to ensure the receipt of your recommendation.

Any recommendation must include (i) your name and address and a list of the securities of the Company that you own; (ii) the name, age, business address and residence address of the proposed candidate; (iii) the principal occupation or employment of the proposed candidate over the preceding ten years and the person’s educational background; (iv) a statement as to why you believe such person should be considered a potential candidate; (v) a description of any affiliation between you and the person you are recommending; and (vi) the consent of the proposed candidate to your submitting him or her as a potential candidate. You should note that the foregoing process relates only to bringing potential candidates to the attention of the Nominating and Corporate Governance Committee. Following this process will not give you the right to directly propose a nominee at any meeting of stockholders. See “Other Matters—Stockholder Proposals for the 2014 Annual Meeting.”

Direct Communications with Directors

We have adopted procedures to enable our security holders and other interested parties to communicate with the Board or with any individual director or directors. If you wish to send a communication, you should do so in writing. Security holders and other interested parties may send communications to the Board or the particular director or directors, as the case may be, in the manner described in the Company’s written policy available on its website at http://www.ur.com under “Corporate Governance” in the Investor Relations section.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

Our executive compensation program is used to attract and retain the employees who lead our business and to reward them for outstanding performance. This Compensation Discussion and Analysis, or “CD&A,” explains, for 2012, our executive compensation philosophy and objectives, each element of our executive compensation program and how the Compensation Committee of the Board made its compensation decisions for our President and Chief Executive Officer, Mr. Michael Kneeland; our Executive Vice President and Chief Financial Officer, Mr. William Plummer; and our three other most highly compensated executive officers: Mr. Matthew Flannery, Executive Vice President and Chief Operating Officer; Mr. Jonathan Gottsegen, Senior Vice President, General Counsel and Corporate Secretary; and Mr. Dale Asplund, Senior Vice President, Business Services and Chief Information Officer, as well as certain significant developments occurring in 2013. Throughout this proxy statement, these individuals are referred to as our “named executive officers.”

In addition, the compensation and benefits provided to our named executive officers in 2012 are set forth in detail in the Summary Compensation Table (which, if required by SEC regulations, also details compensation and benefits provided in 2011 and 2010) and other tables that follow this analysis, and in the footnotes and narrative material that accompany those tables.

Executive Summary

Growth of Stockholder Value

The chart below describes the total cumulative return of the Company’s stock (assuming reinvestment of dividends) as compared with the S&P 500 and the Company’s peer group (see “—How We Make Decisions Regarding Executive Pay—Role of the Independent Compensation Consultant” for a listing of the Company’s peer group).

As shown above, over the three-year period between 2010 and 2012, our stock price rose over 364% as compared to a 69% growth for our peer group and a 26% growth for the S&P 500. As discussed below, our impressive performance was a key factor in driving compensation decisions and outcomes for 2012.

Business Conditions & Key Performance Achievements

During 2010 we began to see a modest improvement in the construction environment and signs of growth in related sectors, and this recovery continued through 2012. This, coupled with a continuing trend towards market penetration and a more robust user core market, provided a strong platform for executing our strategy and improving key performance metrics. For the full year 2012, compared with 2011, these improvements included (on a pro forma basis, unless otherwise indicated, assuming the Company and RSC Holdings Inc. (“RSC”) were combined for full year 2012 and 2011):

Performance Metric	2012	2011	Change
Revenue	$4.7 Billion	$4.1 Billion	+12.8%
Equipment Rental Revenue	$3.9 Billion	$3.5 Billion	+13.2%
Adjusted EBITDA(1)	$1.99 Billion	$1.49 Billion	+33%
Adjusted EBITDA Margin(1)	42.6%	36.1%	+6.5 percentage points
Operating Income	$642 Million	$592 Million	+8.4%
Return on Invested Capital (as reported)	7.4%	6.9%	+50 basis points
Share Price on December 31 (as reported)	$45.52	$29.55	+54%

(1)	Adjusted EBITDA is a non-GAAP financial measure (GAAP, when used herein, means U.S. generally accepted accounting principles) that excludes the impact of the following special items: RSC merger-related costs, restructuring charges, net stock compensation expense, impact of the fair value mark-up of acquired RSC fleet and inventory, and the gain on sale of software subsidiary calculated in the manner set forth in Appendix A. Adjusted EBITDA Margin represents Adjusted EBITDA as a percentage of revenue.

In 2012, we realized a number of achievements related to our strategy. In addition to the financial performance highlighted in the table above, the Company’s achievements included:

•

Completed the acquisition of RSC in a cash-and-stock transaction (reflecting a total enterprise value of $4.2 billion). The acquisition created a leading North American equipment rental company with a more attractive business mix, greater scale and enhanced growth prospects, and we believe that the acquisition will provide us with financial benefits including reduced operating expenses and additional revenue opportunities going forward. As of January 1, 2013, we had a branch network of 836 rental locations in 49 states and ten Canadian provinces and an employee base of approximately 11,300. For 2012, the Company realized cost synergies of $104 million toward a reaffirmed goal of $230 million to $250 million on a run-rate basis;

•

Further developed and maintained safety as a core value by providing training, education and support throughout the Company’s branch network. As a result, during 2012, more than 84% of branches had no recordable incidents resulting from injuries occurring in the field. In addition, for 2012, our Total Recordable Incidence Rate (“TRIR”) company-wide was 1.41 on a pro-forma basis (that is, assuming United Rentals and RSC were combined for the full year). TRIR is calculated by multiplying the number of recordable incidents for a given time period by a standard constant (which is equal to the number of hours of 100 employees working 40 hours per week, 50 weeks per year) and dividing the product by the total number of reported hours worked during such time period;

•	A 6.9% pro-forma increase in rental rates;

•	A 63.2% increase in the volume of OEC on rent, which significantly benefited from the impact of the RSC Transaction;

•	A 0.3 percentage point increase in time utilization on a significantly larger fleet;

•

An increase in the proportion of equipment rental revenues derived from National Account customers, from 35% in 2011 to 42% pro-forma in 2012. National Accounts are generally defined as customers with potential annual equipment rental spend of at least $500,000 or customers doing business in multiple locations;

•

Continued improvement in customer service management, including an increase in the proportion of equipment rental revenues derived from accounts that are managed by a single point of contact from 55% in 2011 to 60% pro-forma in 2012. Establishing a single point of contact for key accounts helps us to provide customer service management that is more consistent and satisfactory;

•	The continued optimization of our network of rental locations, including 15 new trench safety, power and HVAC rental locations in 2012, an increase of 16%;

•	A 1.3 percentage point improvement in selling, general and administrative expenses as a percentage of revenue; and

•

For the full year 2012, the Company recognized $463 million of pro-forma proceeds from used equipment sales of rental equipment at a pro-forma gross margin of 39.7%, compared with $363 million of pro-forma proceeds at a pro-forma gross margin of 33.3% last year.

Key 2012 Compensation Decisions and Outcomes

As shown above, the Company achieved strong levels of performance in 2012, continuing our strong performance over the past several years. The following discussion highlights the Compensation Committee’s key compensation decisions and outcomes for 2012, as reported in the 2012 Summary Compensation Table below. These decisions were made with the advice of the Compensation Committee’s independent compensation consultant, Pearl Meyer & Partners (“PM&P”) (see “—How We Make Decisions Regarding Executive Pay—Role of the Independent Compensation Consultant” below), and are discussed in greater detail elsewhere in this CD&A.

•

We provided merit base salary increases to our named executive officers.    Reflecting on the Company’s performance, in February 2012, the Compensation Committee considered merit increases and decided that increases were appropriate. In general, these increases represented an approximate 4% increase in base salary except for the increases to Messrs. Kneeland’s, Flannery’s and Asplund’s base salaries which were greater than 4%. In addition, in October 2012, Messrs. Kneeland and Asplund received additional increases in base salary of 12% and 21%, respectively, to better align their salaries with the market. See “—Our Executive Compensation Components—Base Salary” below.

•

Funding of annual incentive program reflects our desire to tie pay to performance.    Annual incentives for 2012 were determined in March 2013. The 2012 annual incentive awards were funded at an average of 110.83% of target (which was adjusted down, per the plan formula, to 97.6% of target) as compared to 100% of target in 2011. The award levels reflect the Company’s strong performance in 2012, as summarized above, but also take into account the design of the annual incentive program and its focus on rewarding the achievement of strong performance results. See “—Our Executive Compensation Components—Annual Performance-Based Cash Incentives” below.

•

Our 2012 performance-based Restricted Stock Units, an equity-based award that we added to our mix of equity-based awards in 2011, vested above target, reflecting our strong 2012 performance.    In February 2012, the Company granted all of our named executive officers both performance-based and time-based restricted stock units (“RSUs”), and Messrs. Kneeland, Plummer and Flannery were granted stock options in addition to RSUs. On January 23, 2012, the first tranche of the 2011 performance-based RSUs vested at 178.75% of their target amount, reflecting strong performance in 2011 and achievement of Adjusted EBITDA and Adjusted EBITDA Margin performance in excess of target. On February 16, 2013, the second tranche of the 2011 performance-based RSUs and the first tranche of the 2012 performance-based RSUs vested at 143.75% of their target amount, reflecting performance in 2012 for Adjusted EBITDA and Adjusted EBITDA Margin versus goals. See “—Our Executive Compensation Components—Equity Compensation” below.

•

Our synergy awards program, a one-time program adopted in connection with the RSC Transaction, incentivizes employees to work to efficiently integrate RSC into the existing Company.    We implemented a Synergy Incentive Program based upon the achievement of synergy-related milestones tied to the Company’s purchase of, and integration with, RSC. This program incentivizes employees to accomplish annualized run-rate cost and revenue synergies between the two companies. See “—Our Executive Compensation Components—Equity Compensation” below.

Compensation Program Highlights

The core of the Company’s executive compensation continues to be pay for performance, and the overall program includes the compensation governance features discussed below:

•

All of our named executive officers, including our chief executive officer and chief financial officer, participate in the same salary, incentive and 401(k) program as all of our other corporate executives. Within these programs, the compensation of our executives differs based on individual experience, role and responsibility, and performance. There are no supplemental executive retirement plans or other special benefits or perquisites established for the exclusive benefit of the named executive officers, other than an executive health and wellness program, which takes effect in 2013.

•

The Compensation Committee is comprised solely of independent directors. In addition, PM&P continued to act as the Compensation Committee’s independent consultant and PM&P performs no other consulting or other services for the Company.

•

Significant amounts of each executive’s compensation are at risk of forfeiture in the event of conduct detrimental to the Company, termination of employment prior to vesting, or a material negative restatement of financial or operating results.

•	The Company does not have a history of repricing equity incentive awards.

•

No tax assistance is provided by the Company on any elements of executive officer compensation or perquisites other than relocation. The relocation policy is a broad-based program that applies to all transferred managerial, professional, and executive employees.

•	No tax gross-ups are provided by the Company to our named executive officers with respect to “golden parachute” compensation.

•	The Company has stock ownership guidelines in place for the Company’s directors, named executive officers and approximately 30 other officers of the Company with a title of vice president and above.

•

All executive officers are prohibited from engaging in any speculative transactions in the Company’s securities, including engaging in short sales or other derivative transactions, or engaging in any other forms of hedging transactions. In addition, neither directors nor executive officers have any shares of Company common stock pledged in margin accounts or otherwise pledged as collateral.

•

All equity award agreements issued since 2010, including the award agreement used for performance-based RSUs, as well as the employment agreements of Messrs. Kneeland, Plummer, Flannery and Gottsegen, include clawback provisions that generally require reimbursement of amounts paid to the applicable executive officer in the event the Company’s financial results subsequently became subject to certain “mandatory restatements” that would have led to a lower payment or in the event of “injurious conduct” by the executive officer.

Our Executive Compensation Philosophy and Objectives

Executive Compensation Philosophy

Our overall compensation program seeks to align executive compensation with the achievement of the Company’s business objectives and with individual performance towards these objectives. It also seeks to enable the Company to attract, retain and reward executive officers and other key employees who contribute to our success and to incentivize them to enhance long-term stockholder value. In reviewing the components of compensation for each named executive officer, the Compensation Committee emphasizes pay for performance on both an annual basis and over the long-term.

To implement this philosophy, the total compensation program is designed to be competitive with the programs of other companies with which the Company competes for talented executives, and to be fair and equitable to both the Company and the executives. Consideration is given to each executive’s overall responsibilities, professional qualifications, business experience, job performance, technical expertise and career potential, and the combined value of these factors to the Company’s long-term performance and growth.

Objectives of Executive Compensation

The objectives of our executive compensation program are to:

•	attract and retain quality executive leadership;

•	enhance the individual executive’s performance;

•	align incentives with the business unit and Company areas most directly impacted by the executive’s leadership and performance;

•	create incentives that will focus executives on, and reward them for, increasing stockholder value;

•	maintain equitable levels of overall compensation both among executives and as compared to other employees;

•	encourage management ownership of our common stock; and

•	improve our overall performance.

The Compensation Committee strives to meet these objectives while maintaining market-competitive pay levels and ensuring that we make efficient use of equity-based compensation.

Consideration of Advisory Say-on-Pay Results

At both the Company’s 2011 and 2012 annual meeting of stockholders, stockholders expressed substantial support for the compensation of the named executive officers, with over 98% of the votes cast in both years for approval of the “say-on-pay” advisory vote on executive compensation. The Compensation Committee considers the advisory “say on pay” vote, along with the other factors described herein, when evaluating the Company’s compensation program or potential changes to the compensation program. In light of the favorable views of our stockholders regarding the compensation of the named executive officers, the Compensation Committee did not implement significant changes to the executive compensation program as a result of the stockholder advisory vote.

How We Make Decisions Regarding Executive Pay

The Compensation Committee, management, and the Compensation Committee’s independent compensation consultant all play an integral role in the determination of executive compensation programs, practices, and levels. Actual roles are thoughtfully developed to align with governance best practices and objectives. Below is an explanation of the key roles and responsibilities of each group, as well as how market data is integrated into the Compensation Committee’s decision making process.

Role of the Compensation Committee

The Compensation Committee is responsible for establishing, implementing and continually monitoring adherence to the Company’s compensation philosophy. The Compensation Committee seeks to ensure that the total compensation paid to our executive officers is fair, reasonable and competitive.

The Compensation Committee’s specific responsibilities are set forth in its charter, which may be found on the Company’s website at http://www.ur.com under “Corporate Governance” in the Investor Relations section. Among other things, the Compensation Committee is required to: (i) determine and approve the compensation of the chief executive officer; (ii) review and approve the compensation of the Company’s other executive officers; (iii) review and approve any incentive compensation plan or equity-based plan for the benefit of executive officers; and (iv) review and approve any employment agreement, severance arrangement or change-in-control arrangement for the benefit of executive officers.

Role of Management

Management’s role in the determination of executive pay programs and practices is three-fold. First, management is responsible for developing proposals regarding program design and administration for the Compensation Committee’s review and approval. Second, management is responsible for making recommendations for compensation actions each year, typically in the form of salary adjustments, short-term incentive targets or awards, and long-term incentive grants. Lastly, management, in collaboration with the Compensation Committee’s independent compensation consultant, is responsible for responding to any Compensation Committee requests for information, analysis, or perspective as it relates to topics that may arise during the course of the year.

To carry out the responsibilities relating to program design and administration, the chief executive officer, the chief financial officer and the senior vice president of human resources consider the business strategy, key operating goals, economic environment and organizational culture in formulating proposals. Proposals are then brought to the Compensation Committee for thorough discussion. The Compensation Committee ultimately has the authority to approve management’s proposals for the executive officers. For recommendations regarding compensation actions, the chief executive officer, the chief financial officer and the senior vice president of human resources consider market data, individual responsibilities, contributions, performance and capabilities of each of the executive officers, other than the chief executive officer, and what compensation arrangements they believe will drive desired results and behaviors. The considerations are used to determine if any change in compensation or award is warranted and the amount and type of any proposed change or award. After consulting with the senior vice president of human resources, the chief executive officer makes compensation recommendations, other than with respect to his own compensation, to the Compensation Committee. The Compensation Committee reviews management’s recommendations regarding pay changes and awards and then approves or suggests changes to the proposal or may seek further analysis or background on the proposal.

Role of the Independent Compensation Consultant

The Compensation Committee also utilizes outside compensation experts. Beginning in November 2010, the Compensation Committee engaged PM&P as its independent compensation consultant. PM&P reports directly to the Compensation Committee and provides no other consulting or other services to the Company. In March 2013, the Compensation Committee performed an independence assessment of PM&P pursuant to the rules and standards promulgated by the SEC and the New York Stock Exchange and determined that PM&P is an independent advisor. In performing their evaluation, the Compensation Committee took into consideration a letter from PM&P certifying its independence.

The compensation consultant generally reviews, analyzes and provides advice about the Company’s executive compensation programs for senior executives in relation to the objectives of those programs, including comparisons to designated peer group companies and comparisons to “best practices,” and provides information and advice on competitive compensation practices and trends, along with specific views on the Company’s compensation programs. The compensation consultant responds on a regular basis to questions from members of the Compensation Committee and provides them with analysis and insight with respect to the design and implementation of current or proposed compensation programs.

The compensation consultant reports directly to the Compensation Committee and, as directed by the Compensation Committee, works with management and the Chairman of the Compensation Committee, and also regularly attends Compensation Committee meetings.

In October 2012, as they have done in previous years, PM&P presented to the Compensation Committee the current trends and best practices related to executive compensation. Key outcomes of this review included validation of (i) the key design features of the Company’s stock ownership guidelines; and (ii) the Company’s mix of long-term equity incentives for executive officers, which is consistent with the marketplace.

Benchmarking of Compensation Levels

In making compensation decisions, the Compensation Committee compares each component of the total compensation package of the chief executive officer, chief financial officer and, when compensation information for a sufficient number of comparable executive positions is publicly available, the other named executive officers against the compensation components of comparable executive positions of a peer group of publicly traded companies. While the Compensation Committee does not use a specific formula to determine the allocation between performance-based and fixed compensation, it does review the total compensation and competitive benchmarking when determining the allocation.

In May of 2011, PM&P conducted the annual review of the peer group and recommended to the Compensation Committee that the same peer group used for 2011 compensation decisions be used in assessing executive compensation decisions for 2012, as the peer group remained appropriate in terms of its business focus and financial compatibility. The Compensation Committee adopted PM&P’s recommendations and for the period of 2012 prior to the RSC Transaction, compensation decisions used the 2011 peer group, which consisted of the following companies:

Avis Budget Group, Inc.	Harsco Corporation
Aircastle Limited	Quanta Services, Inc.
Applied Industrial Technologies, Inc.	Rent-A-Center, Inc.
Fastenal Company	RSC Holdings, Inc.
Foster Wheeler AG (formerly Foster Wheeler Ltd.)	Ryder System, Inc.
GATX Corporation	W.W. Grainger, Inc.

For purposes of 2012 compensation decisions for the Company’s named executive officers where peer group data was not sufficient, the Company utilized general industry executive compensation benchmarking data from Towers Watson’s U.S. CDB General Industry Executive Database (the “General Industry Executive Database”). Data utilized from this survey reflected companies with comparable revenues to that of the Company. For benchmarking in 2012, the sample from the General Industry Executive Database consisted of 119 general industry companies.

In December 2011, PM&P reviewed the compensation of the Company’s named executive officers compared to the competitive benchmarks described above. Based on this review, the current level of total target compensation (including base salary, annual incentives and long-term incentives) for the named executive officers covered in the review is positioned between the competitive 50th percentile and the 75th percentile of the relevant comparison group for 2011, except for Mr. Flannery, whose current level of total target compensation covered in the review was less than the competitive 25th percentile of the relevant comparison group for 2011. These findings were consistent with findings from the previous year. PM&P advised the Compensation Committee that the current level of total target compensation for the named executive officers covered in the review, other than Mr. Flannery, was generally within a reasonable range of competitive norms, and the Compensation Committee considered these findings when determining base salaries, target annual incentives and long-term incentive grants for 2012.

In 2012, in light of the RSC Transaction, PM&P conducted a review of the peer group and recommended changes to the peer group used for compensation decisions after the RSC Transaction,

including 2013 executive compensation decisions. These recommendations included the exclusion of Foster Wheeler AG, Quanta Services Inc., Rent-A-Center, Inc., RSC, and Aircastle Limited. PM&P also recommended including Republic Services, Inc., Hertz Global Holdings, Inc., J.B. Hunt Transportation Services, Inc., Cintas Corporation, and MSC Industrial Direct Co., Inc. The rationale for these changes was to better align the Company’s size and evolving business focus, taking into account the RSC Transaction, with the peer group. This peer group was used for compensation decisions made after the RSC Transaction was completed. The Compensation Committee approved the recommended peer group, consisting of:

Applied Industrial Technologies, Inc.	Harsco Corporation
Avis Budget Group, Inc.	Hertz Global Holdings, Inc.
Cintas Corporation	J.B. Hunt Transport Services, Inc.
Fastenal Company	MSC Industrial Direct Co., Inc.
GATX Corporation*	Republic Services, Inc.
W.W. Grainger, Inc.	Ryder System, Inc.

*	GATX Corporation was subsequently eliminated from the peer group in October 2012 to better align the peer group with United Rentals.

For purposes of 2013 compensation decisions for the Company’s named executive officers other than the Company’s chief executive officer, chief operating officer and chief financial officer, the Company utilized general industry executive compensation benchmarking data from the General Industry Executive Database, adjusted for better comparability to the Company’s projected revenue levels through a regression analysis (a commonly accepted statistical method for rendering companies of different sizes more comparable) since compensation information for a sufficient number of comparable executive positions in the peer group was not publicly available. For benchmarking for 2013, the sample from the General Industry Executive Database consisted of 250 non-financial services companies.

In October 2012, PM&P again reviewed the compensation of the Company’s named executive officers compared to the competitive benchmarks described above. Based on this review, the current level of total target compensation (including base salary, target annual incentives and long-term incentives) for the named executive officers was positioned between the competitive 25th percentile and 50th percentile of the comparison group for 2012. PM&P advised the Compensation Committee that the current level of total target compensation for the named executive officers was reflective of the size of the Company when the 2012 annual salary, target annual incentive, and long-term incentive grant decisions were made, and that the new peer group competitive compensation ranges could be used to determine compensation for the balance of the year as well as for 2013 base salaries, target annual incentives and long-term incentive grants.

Our Executive Compensation Components

The principal components of compensation for the Company’s named executive officers in 2012 were:

•	base salary;

•	performance-based compensation, comprised of:

–	annual performance-based cash incentives; and

–	equity compensation;

•	severance and change in control benefits;

•	retirement benefits; and

•	perquisites and other personal benefits.

We believe that the use of relatively few straightforward compensation components promotes the effectiveness and transparency of our executive compensation program.

Base Salary

The Company provides its named executive officers with a base salary to compensate them for services rendered during the fiscal year. Base salaries provide stable compensation to executives, allow us to attract competent executive talent, maintain a stable management team and, through periodic merit increases, provide a basis upon which executives may be rewarded for individual performance.

The base salary levels of continuing executives are reviewed annually. The Compensation Committee’s independent compensation consultant, PM&P, recommends a salary for the chief executive officer, and the chief executive officer, in consultation with the senior vice president of human resources, recommends a salary for the other named executive officers. In considering whether to adopt these suggestions, the Compensation Committee considers the Company’s performance; the executive’s individual performance; the executive’s experience, career potential and length of tenure with the Company; the applicable terms, if any, of the executive’s employment agreement; the salary levels of similarly situated officers at peer group companies or, if applicable, based on the adjusted general industry executive compensation benchmarking data from the General Industry Executive Database, as collected and presented by the independent compensation consultant; and the salary levels of the Company’s other officers.

When an executive is initially hired, the Compensation Committee considers the same factors, as well as the executive’s salary in his or her previous employment and the compensation of other Company executives with similar responsibilities.

During the first quarter of each year, based on this process and a review conducted by the Compensation Committee’s independent compensation consultant, the Compensation Committee considers merit increases to the base salaries of the Company’s named executive officers. The table below shows the results of the review of the named executive officer’s salaries, and resulting changes, for 2012:

Name and Principal Position	2012 Base Salary		2011 Base Salary(1)	% Change	Reason for Base Salary Increase
Michael Kneeland President and Chief Executive Officer	$950,000	(2)	$800,000	18.8%	Merit increase in connection with the Company’s annual review of our named executive officers’ base salaries and to make base salary more competitive with similarly situated executives in the Company’s peer group.

William Plummer Executive Vice President and Chief Financial Officer	$510,000		$490,000	4.1%	Merit increase in connection with the Company’s annual review of our named executive officers’ base salaries.

Matthew Flannery Executive Vice President and Chief Operating Officer	$500,000		$425,000	17.6%	Make base salary more competitive based on a review of the Company’s peer group and to reflect his expanded role and responsibilities for the Company.

Jonathan Gottsegen Senior Vice President, General Counsel and Corporate Secretary	$375,000		$360,500	4.0%	Merit increase in connection with the Company’s annual review of our named executive officers’ base salaries.

Dale Asplund Senior Vice President, Business Services and Chief Information Officer	$425,000	(3)	$325,000	30.1%	Merit increase in connection with the Company’s annual review of our named executive officers’ base salaries and to make base salary more competitive with the market.

(1)	Base salary changes for our named executive officers were effective April 1, 2012.

(2)	Mr. Kneeland’s base salary was increased to $850,000 as part of the annual review of base salaries. Mr. Kneeland’s base salary was increased again to $950,000, effective October 22, 2012, following the change in peer group resulting from the RSC Transaction, in order to make Mr. Kneeland’s base salary more competitive with the revised peer group.

(3)	Mr. Asplund’s base salary was increased to $350,000 as part of the annual review of base salaries. Mr. Asplund’s base salary was increased again to $425,000, effective October 22, 2012, to make his base salary more competitive with the Company’s peer group.

In March 2013, the Compensation Committee determined, consistent with senior management’s recommendation, to increase base salaries for all of the named executive officers, except for Mr. Kneeland. Accordingly, effective April 1, 2013, Mr. Kneeland’s base salary will remain at $950,000, Mr. Plummer’s base salary will be increased to $527,850, Mr. Flannery’s base salary will be increased to $518,500, Mr. Gottsegen’s base salary will be increased to $400,000 and Mr. Asplund’s base salary will be increased to $441,150.

Performance-Based Compensation

Performance-based compensation primarily serves two functions. First, it creates an incentive to focus on and achieve the objectives we identify as significant. The Compensation Committee works with its compensation consultant and with senior management, including the named executive officers, to identify the specific areas to be addressed by performance metrics and decide on appropriate targets.

Second, performance-based compensation provides a mechanism by which named executive officers’ compensation fluctuates with the performance of the Company, thus helping to align named executive officers’ interests with those of stockholders. This is accomplished with comprehensive performance metrics, such as earnings before interest, taxes, depreciation and amortization (as adjusted in the manner set forth in Appendix A) (“Adjusted EBITDA”), Adjusted EBITDA as a percentage of revenue (“Adjusted EBITDA Margin”), rental revenue growth; growth in key accounts; cost of selling, general and administrative (“SG&A”) expenses as a percentage of revenue and free cash flow (as calculated in the manner set forth in Appendix A), which focus more on the Company’s profitability or cash flows than the achievement of a specific goal. In addition, performance-based awards that are equity-based fluctuate in value with the stock price, directly aligning executives’ interests with those of stockholders. Each year, the Compensation Committee identifies and considers a wide range of measures for Company performance and, as appropriate, also considers measures tied to individual performance or stockholder return. With the assistance of its advisors, the Compensation Committee then selects the measures it believes most closely align with the Company’s business and/or financial objectives (or other measures of performance, if applicable), or are otherwise most likely to support those objectives, and defines specific performance goals based on those metrics.

For 2012, the Company’s performance compensation program for named executive officers was comprised of five components: (i) an annual cash incentive; (ii) RSUs that vest based on continued employment with the Company; (iii) RSUs that vest based on the achievement of performance criteria; (iv) for Messrs. Kneeland, Plummer and Flannery, stock options that reward executives for improvement in the Company’s stock price and (v) a new, one-time, component introduced in 2012 in connection with the RSC Transaction, synergy awards, which are performance-based awards that vest based on the achievement of performance criteria. Performance-based awards (other than the synergy awards) are typically granted in connection with a Compensation Committee meeting held in the first quarter of each year. The date of the meeting is set several months in advance and usually occurs after the announcement of the Company’s results for the previous fiscal year and before the end of the first fiscal quarter. As described below, the Compensation Committee has established metrics to assist it in determining awards, if any, in each of these components. The Compensation Committee retains discretion to deviate from these metrics.

Annual Performance-Based Cash Incentives

The Company currently maintains two annual cash incentive plans for our named executive officers. For 2012, Messrs. Kneeland, Plummer and Flannery were participants in our 2012 Annual Incentive Compensation Plan (the “Executive Plan”), and Messrs. Gottsegen and Asplund were participants in our corporate incentive program (the “Corporate Incentive Plan”). Both plans operate on the same incentive platform, with identical funding and payout ranges. The only difference between the plans is that, for the Executive Plan, the incentive measures and goals which determine the bonus payout are formulaic in nature, generally intended to qualify as performance-based compensation under Internal Revenue Code Section 162(m). For the Corporate Incentive Plan, the final bonus payout determination is based upon an assessment of performance against pre-determined goals and objectives that may include formula-based goals, but is not limited to them. The following is a description of the incentive funding and allocation design, followed by details on the operation of, and results under, the two incentive plans.

Incentive Funding.    In 2012, in response to complexities related to the RSC Transaction, the Compensation Committee recognized a need to change its historic approach to funding the annual cash incentive for our named executive officers. In recognition of the cyclical nature of the equipment rental business, it is critical that the named executive officers remain focused on maximizing value throughout the business cycle. The Company makes significant investments in fixed assets, such as equipment and real estate, and believes that a focus on earning more than its cost of capital is critical and paramount to our stockholders. In addition, pursuant to the RSC Transaction, the Company decided to set two different sets of performance goals for the 2012 Annual Incentive Compensation Plans: one set covering January 1, 2012 through the close of the RSC Transaction, which occurred on April 30, 2012, and a second set covering the period from the closing of the RSC Transaction through the end of 2012. The Compensation Committee believed that this structure would provide for more well-informed goal setting and more transparency, and would encourage continued performance. Payments for the first performance period, to the extent that they were earned, were paid at the normal payment time for annual bonuses along with any earned payment related to the second performance period.

In 2011, the Company made use of an internal metric called EBITDA after Charge (“EAC”) to fund the annual cash incentive for our named executive officers. Due to the complexities resulting from the RSC Transaction and the Company’s decisions to implement two separate bonus performance periods for 2012, the Company abandoned the EAC metric in favor of utilizing Adjusted EBITDA and Adjusted EBITDA Margin to fund the annual cash incentive, each weighted 50% and each independent of the other.

For the portion of 2012 relating to the pre-close performance period, the minimum threshold levels established for Adjusted EBITDA and Adjusted EBITDA Margin were $246 million and 31.1%, respectively, the target levels established were $282 million and 32.9%, respectively, and the maximum levels established were $295 million and 33.5%, respectively. For the post-close performance period, the minimum threshold levels established for Adjusted EBITDA and Adjusted EBITDA Margin were $1,350 million and 42.1%, respectively, the target levels established were $1,494 million and 44.4%, respectively, and the maximum levels established were $1,550 million and 45.2%, respectively. For the pre-close performance period we achieved actual Adjusted EBITDA of $316 million and actual Adjusted EBITDA Margin of 35.6%. For the post-close performance period we achieved actual Adjusted EBITDA of $1,456 million and actual Adjusted EBITDA Margin of 45.1%. (Appendix A sets forth how the Adjusted EBITDA and Adjusted EBITDA Margin metrics provided above are calculated from our financial statements).

Incentive Allocation.    Once the initial level of incentive funding is determined based on the achievement of Adjusted EBITDA and Adjusted EBITDA Margin, as described above, the Compensation Committee adjusts the individual named executive officer’s funding level (either up or down between 0% and 150% of the funded amount determined by the Adjusted EBITDA and Adjusted EBITDA Margin formula) based on the attainment of performance metrics and individual performance, as applicable.

The performance metrics selected for 2012 for Messrs. Kneeland, Plummer and Flannery related to specific objective Company performance metrics, and the Company criteria themselves were ones highly correlated to enhancing stockholder value and were individually determined for each performance period. For the pre-close performance period, the Compensation Committee relied on: Adjusted EBITDA (20%); Adjusted EBITDA Margin (20%); rental revenue growth (10%); key accounts revenue growth (10%); cost of SG&A expenses as a percentage of revenue (5%); rental flow through (5%) and free cash flow (10%). For the post-close performance period, the Compensation Committee relied on: Adjusted EBITDA (20%); Adjusted EBITDA Margin (20%); rental revenue growth (20%); cost of SG&A expenses as a percentage of revenue (5%); rental flow through (5%) and free cash flow (10%). In addition, given the role of management in numerous key initiatives, the Compensation Committee also established discretionary performance objectives tied to our customer-focused branch operations scorecard; safety performance; growth in key accounts (for the post-close period only); and the recruitment of diverse employees to key sales and management positions. While the discretionary performance objectives are weighted 20% in the aggregate, for each performance period, none of the discretionary performance objectives are individually weighted.

In setting the performance goals for each of the performance metrics, the Compensation Committee believed that correlating them to the board-approved internal operating plan was appropriate and fostered alignment of Messrs. Kneeland, Plummer and Flannery’s interests with stockholder interests.

At the time they are set, achievement of the performance goals established by the Compensation Committee is substantially uncertain. The threshold-level goals can be characterized as “stretch but attainable” goals, meaning that, based on historical performance, although attainment of this performance level is uncertain, it can reasonably be anticipated that the threshold level of performance may be achieved, while the target and maximum goals represent increasingly challenging and aggressive levels of performance.

The performance measures selected for 2012 for Messrs. Gottsegen and Asplund included both objective performance metrics and additional discretionary goals, none of which are dispositive or individually weighted. The objective performance metrics selected for Messrs. Gottsegen and Asplund included many of the same performance metrics selected for Messrs. Kneeland, Plummer and Flannery; however, the performance metrics selected for Messrs. Gottsegen and Asplund were chosen based on Messrs. Gottsegen’s and Asplund’s respective areas of responsibility. In addition, their performance measures also included additional discretionary goals within their areas of responsibility. For Mr. Gottsegen, our Senior Vice President, General Counsel and Corporate Secretary, some of the goals included: coordination of board activities; negotiation, financing, regulatory and other matters related to the acquisition and closing of the RSC Transaction; corporate governance matters; reduction in legal SG&A; completing more of the Company’s legal work in-house; securities and other regulatory filings; assisting with business development and termination and settlement of litigation matters. For Mr. Asplund, the Company’s Senior Vice President, Business Services and Chief Information Officer, many of the goals were tied to: achievement of budgeting goals; integration matters associated with the RSC Transaction; efficient use of shared services; increased efficiency in fleet management; implementation of new purchasing procedures; warranty collections; contractor supplies and information and technology matters. Consequently, the specific performance goals and the extent to which they were achieved differ for each of Messrs. Gottsegen and Asplund.

2012 Annual Incentive Compensation Plan Targets and Results for Messrs. Kneeland, Plummer and Flannery.    In 2012, the Company maintained the Executive Plan to provide annual cash compensation to our executives upon the achievement of pre-established performance goals in a manner intended to comply with Internal Revenue Code Section 162(m).

The Executive Plan permits awards up to $5 million per year to each participant. For 2012, awards under the Executive Plan were designed so that achievement of Adjusted EBITDA targets (for 2012, funding of the plan bonus pool was set at a maximum of 0.3% of Adjusted EBITDA) would, subject to the $5 million limit, establish the maximum award level for each of Messrs. Kneeland,

Plummer and Flannery, with actual award levels determined by achievement of performance goals described above. In 2012, the Compensation Committee established a target incentive for Mr. Kneeland of 125% of base salary and limited his maximum award benefit to 150% of base salary, which was consistent with the incentive targets specified in his employment agreement. The Compensation Committee established a target incentive of 90% of base salary for Mr. Plummer and provided for a maximum award benefit of 135% of base salary, which was consistent with the incentive targets specified in his employment agreement. The Compensation Committee also established a target incentive of 90% of base salary for Mr. Flannery and provided for a maximum award benefit of 135% of base salary, which was consistent with the incentive targets specified in his employment agreement.

The table below summarizes the threshold, target and maximum level performance goals established by the Compensation Committee for the 2012 Executive Plan and the actual performance of the Company in 2012, which resulted in funding of the annual cash incentive amount to be set at 110.83%, adjusted down, per the plan formula, to 97.6% based on the achievement of specific performance metrics, for each performance period.

Performance Metric	Weighting of Performance Metric	2012 Performance Goals
Pre-Close		Threshold	Target	Maximum	2012 Actual Results
Adjusted EBITDA(1)	20%	$246 million	$282 million	$295 million	$316 million
Adjusted EBITDA Margin(1)	20%	31.1%	32.9%	33.5%	35.6%
Rental Revenue Growth	10%	$46 million	$107 million	$129 million	$120 million
Key Accounts Revenue Growth(2)	10%	$69 million	$69 million	$86 million	$71 million
Cost of SG&A as a percentage of Revenue	5%	17.3%	16.0%	15.6%	15.5%
Rental Flow Through	5%	51.2%	56.9%	63.7%	64.2%
Free Cash Flow(1)	10%	(153.8)	(76.9)	0	(193.3)
Discretionary Component	20%	—	—	—	—

Post-Close
Adjusted EBITDA(1)	20%	$1.35 billion	$1.49 billion	$1.55 billion	$1.46 billion
Adjusted EBITDA Margin(1)	20%	42.1%	44.4%	45.2%	45.1%
Rental Revenue Growth	20%	$254 million	$381 million	$431 million	$245 million
Cost of SG&A as a percentage of Revenue	5%	13.60%	12.90%	12.70%	13.9%
Rental Flow Through	5%	53.0%	58.9%	65.9%	120.3%
Free Cash Flow(1)	10%	(50)	48	100	120
Discretionary Component	20%	—	—	—	—

(1)	Adjusted EBITDA is a non-GAAP measure that excludes the impact of the following special items: RSC merger-related costs, restructuring charges, net stock compensation expense, impact of the fair value mark-up of acquired RSC fleet and inventory, and the gain on sale of software subsidiary calculated in the manner set forth in Appendix A. Adjusted EBITDA Margin represents Adjusted EBITDA as a percentage of revenue. Free cash flow is also a non-GAAP measure and is calculated in the manner set forth in Appendix A.

(2)	Key Accounts Revenue Growth represents growth in rental revenue from national, strategic and assigned accounts.

As discussed above, based on the Adjusted EBITDA and Adjusted EBITDA Margin in 2012, the funding of the annual cash incentive amounts for each named executive officer was set at 110.83% of each executive’s applicable bonus target, subject to adjustment up or down between 80% and 120% of the applicable bonus target based on the achievement of the specific performance metrics assigned to each named executive officer, as described above. In determining the amount of bonuses to pay for 2012, the Compensation Committee determined to pay Mr. Kneeland a bonus of $1,036,788 (which represents 97.6% of the target), to pay Mr. Plummer a bonus of $447,892 (which represents 97.6% of the target) and to pay Mr. Flannery a bonus of $439,110 (which represents 97.6% of the target).

2012 Corporate Incentive Plan Targets and Results for Messrs. Gottsegen and Asplund.    In 2012, the Compensation Committee established a target incentive for Mr. Gottsegen of 80% of base salary, and pursuant to the Company’s established compensation structure, a target incentive of 80% for Mr. Asplund, which was consistent with the incentive targets specified in each of their employment agreements. As discussed above, based on the Adjusted EBITDA and Adjusted EBITDA Margin in 2012, the funding of the annual cash incentive amounts for each named executive officer was set at 110.83% of each executive’s applicable bonus target, subject to adjustment up or down between 80% and 120% (which in limited cases can be increased to 150% based on extraordinary achievement in a given year) of the funded amount based on the achievement of the specific performance metrics assigned to each named executive officer, as described above. In determining the amount of bonuses to pay for 2012, the Compensation Committee determined to pay Mr. Gottsegen a bonus of $365,740 (which represents 110% of the funded amount) and to pay Mr. Asplund a bonus of $452,515 (which represents approximately 140% of the funded amount in recognition of his extraordinary achievements in 2012).

Equity Compensation

The Compensation Committee believes that equity compensation is an important component of performance-based compensation in its ability to directly align the interests of the named executive officers with those of stockholders. The Compensation Committee recognizes that different types of equity compensation afford different benefits to the Company and the recipients. As noted above, in 2011, the Compensation Committee returned to granting performance-based RSUs. The decision to re-introduce performance-based RSUs reflects the Company’s view that, in 2011, the economic environment permitted greater accuracy in building forecast models that can be reliably used for compensation purposes. Further, performance-based RSUs enable the Compensation Committee to focus the named executive officers on the achievement of specific operating metrics that align with the creation of stockholder value. However, the Compensation Committee believes that, for Messrs. Kneeland, Plummer and Flannery, a percentage of the long-term incentive grants should remain in the form of stock options, as they create strong accountability to stockholders and provide a consistent performance-based equity grant vehicle over the business cycle.

Stock-settled RSUs are “full value grants,” meaning that, upon vesting, the recipient is awarded a full share of Company common stock. As a result, while the value executives realize in connection with an award of RSUs does depend on our stock price, time-based RSUs generally have some value even if the Company’s stock price significantly decreases following their grant (unlike performance-based RSUs that do not vest unless a specified performance level is achieved). As a result, time-based RSUs help to secure and retain executives and instill an ownership mentality, regardless of whether the Company’s stock price increases or decreases. In contrast, stock options aim to align the executives’ interest with that of stockholder interests by providing the opportunity for executives to realize value only when the Company’s stock price increases relative to the exercise price following their grant. Accordingly, stock options may end up having no value if, subsequent to the date of grant, the Company’s common stock price declines below the exercise price and does not recover before the expiration of the stock option. Furthermore, if the stock price does increase relative to the exercise price, the vesting period helps to retain executives. Because the expense to the Company is less for each stock option than for each RSU, the Compensation Committee can award an executive more stock options than RSUs when attempting to provide a specified value—which means that stock options potentially provide more upside potential and, therefore, greater incentive to increase stockholder value through an appreciated share price. Historically, neither the Company’s RSUs nor its stock options earned any dividend equivalents.

In determining the size of each equity award granted, the Compensation Committee considers a variety of factors, including benchmarking data on competitive long-term incentive values, the percentage of long-term incentive value to be allocated to time-based RSUs, performance-based RSUs and stock options, the strategic importance of the executive’s position within the Company as a whole and, in the case of new hires, the compensation such executive received from his or her prior employer. In terms of the actual allocation among time-based RSUs, performance-based RSUs and stock options, for Messrs. Gottsegen and Asplund, we allocated 67% to performance-based RSUs and 33% to time-based RSUs. However, for Messrs. Kneeland, Plummer and Flannery, a percentage of the long-term incentive grants remained in the form of stock options, and we allocated 25% to stock options, 40% to performance-based RSUs and 35% to time-based RSUs. Once the dollar value of the size of the equity award has been determined (using the factors described above), the actual number of RSUs (both time-based and performance-based) to be granted are calculated by dividing the dollar value of the proposed award by the closing price of the Company’s stock on the equity award grant date and, for stock options, by dividing the dollar value of the proposed award by the binomial value of the Company’s closing stock price on the grant date. The Company’s award allocation for 2012 is presented in the table below:

Name and Principal Position	2012 Time- Based RSUs (#)(1)		2012 Performance- Based RSUs (#)(2)	2012 Options (#)(3)
Michael Kneeland President and Chief Executive Officer	21,212		24,242	32,007
William Plummer Executive Vice President and Chief Financial Officer	6,364		7,273	9,602
Matthew Flannery Executive Vice President and Chief Operating Officer	6,364		7,273	9,602
Jonathan Gottsegen Senior Vice President, General Counsel and Corporate Secretary	2,800		5,685	—
Dale Asplund Senior Vice President, Business Services and Chief Information Officer	19,500	(4)	8,122	—

(1)	In determining the size and terms of the time-based RSU grants, the Compensation Committee reviewed benchmark data on competitive long-term incentive values, existing equity awards and vesting schedules. Time-based RSUs vest with respect to one-third of the shares subject to the grant on each anniversary of the grant date, subject to continued employment, with full vesting on the third anniversary of grant.

(2)	In determining the size and terms of the performance-based RSU grants, the Compensation Committee reviewed benchmark data on competitive long-term incentive values, existing equity awards and vesting schedules. Performance-based RSUs vest with respect to one-third of the shares subject to the grant on each anniversary of the grant date subject to the satisfaction of the performance criteria described below.

(3)	The size and terms of the stock option awards were determined by the Compensation Committee based on a review of benchmark data on competitive long-term incentive values and existing equity awards. Stock options vest with respect to one-third of the shares subject to the grant on each anniversary of the grant date, subject to continued employment, with full vesting on the third anniversary of grant.

(4)	Represents a grant of 4,000 time-based RSUs as part of the grant made to all named executive officers on February 16, 2012 and a supplementary one-time grant of 15,500 time-based RSUs granted on October 22, 2012, which vest in their entirety on October 22, 2015, to make Mr. Asplund’s equity award grants more competitive with the market.

For grants of performance-based RSUs in 2012 (which includes the first tranche of performance-based RSUs granted in 2012 and the second tranche of performance-based RSUs awarded in 2011 for which performance goals were established in 2012), the number of RSUs that may vest each year is tied to the Company’s achievement of annual performance targets, determined by the Compensation

Committee each year. Performance-based RSUs are each eligible to vest with respect to one-third of the shares on the annual certification date subject to the achievement of performance criteria described below, and provided the employee is continuously employed at the end of each one-year performance period. The number of performance-based RSUs that may vest range from 0% to 200% of the target number of RSUs granted, based upon the Company’s performance. For 2012 the selected performance measures were Adjusted EBITDA and Adjusted EBITDA Margin and the Company made use of performance goals set both pre- and post-closing of the RSC Transaction (with each set of performance goals controlling up to 100% of the target number of RSUs), the first involving only Adjusted EBITDA achieved over the full-year period and the second involving both Adjusted EBITDA and Adjusted EBITDA Margin over the eight-month post-close period (May 1, 2012—December 31, 2012). The first performance goal, which was set pre-close and covered performance for the full year, was the Company achieving an Adjusted EBITDA threshold of $1,010 million for the full year, at which point 100% of the target number of performance-based RSUs for 2012 would vest. In addition, post-close, the Company set two further performance targets for the eight-month post-close period, based on eight-month Adjusted EBITDA and Adjusted EBITDA Margin (assessed separately and each controlling up to 50% of the target number of RSUs) results for the combined company. If either or both of these targets were met, additional RSUs would vest between target and maximum. In 2012, the full-year Adjusted EBITDA threshold relating to the first performance goal was met, resulting in 100% of the target number of RSUs vesting. The eight-month Adjusted EBITDA target was missed, however, resulting in no RSUs vesting based on that metric, but the eight-month Adjusted EBITDA Margin target was met and exceeded, resulting in a cumulative 143.75% of each named executive officer’s performance-based RSUs eligible to vest for 2012 vesting. The chart below shows how the performance-based RSUs vested for performance in 2012.

Performance Metric	Weighting of Performance Metric	2012 Performance Goals and Results
		Threshold	Target	Maximum	2012 Actual Results	% of Target
Adjusted EBITDA(1) (set pre-close)	100%(3)	$1,010 million	—	—	$1,772 million	100%
Eight-Month Adjusted EBITDA(1) (set post-close)	50%(4)	—	$1,494 million	$1,550 million	$1,456 million(5)	0%
Eight-Month Adjusted EBITDA Margin(2) (set post-close)	50%	—	44.4%	45.2%	45.1%(5)	187.1%
Weighted Average of the Target Award that Vested						143.75%

(1)	Adjusted EBITDA is a non-GAAP measure that excludes the impact of the following special items: RSC merger-related costs, restructuring charges, net stock compensation expense, impact of the fair value mark-up of acquired RSC fleet and inventory, and the gain on sale of software subsidiary calculated in the manner set forth in Appendix A.

(2)	Adjusted EBITDA Margin represents Adjusted EBITDA as a percentage of revenue.

(3)	For the Adjusted EBITDA threshold, set pre-close, if the threshold was met, the full target amount of RSUs, representing 100% of the possible award, were awarded.

(4)	For the Adjusted EBITDA target (representing eight-month (May 1, 2012—December 31, 2012) results), set post-close, if the target was met, up to another 50% of the possible award would be awarded between target and maximum.

(5)	Eight-Month Adjusted EBITDA and Adjusted EBITDA Margin represent eight-month (May 1, 2012—December 31, 2012) results for the combined company and not full-year results for 2012.

In March 2013, in recognition of extraordinary performance and accomplishments during 2012, the Compensation Committee awarded Mr. Kneeland $1,500,000 of performance-based RSUs eligible for vesting over the next three years, based on the achievement of performance goals.

In addition to the equity-based awards described above, in 2012, the Compensation Committee implemented a one-time supplemental awards program with awards based upon the achievement of synergy-related milestones tied to the Company’s purchase of, and integration with, RSC. The RSC Transaction closed in April 2012. The Compensation Committee believes that this program incentivizes employees to accomplish goals related to achieving synergies between the two companies. In June

2012, the Compensation Committee approved a form of 2012 Performance Unit Award/Merger Integration—Synergy Award (the “Synergy Award Agreement”) which was granted pursuant to the Amended and Restated 2010 Long-Term Incentive Plan.

The Synergy Award Agreement grants an award at the stated target award amount, contained in the award agreement, but actual payment of the award, if any, is based on the Company’s synergy-related performance during three separate performance periods: (i) from April 30, 2012 through April 29, 2013 (the first performance period), (ii) from April 30, 2012 through October 31, 2013 (the second performance period) and (iii) if the total performance goals set forth in the award agreement are not achieved before the close of the second performance period (October 31, 2013), from April 30, 2012 to April 29, 2014 (the third performance period). At the close of each performance period, the Compensation Committee shall determine whether or not any payment is due based on the achievement of threshold performance goals. The total payout amount under the Synergy Award Agreement may range from 0% to 175% of the target award payment. The total payout made at the close of the first performance period cannot exceed 25% of the target amount; the total payment made at the close of the second or, if applicable, third performance period cannot exceed 150% of the target amount. All awards will be settled in common stock of the Company as soon as practicable following the close of the applicable performance period.

The performance goals that the award agreement contemplates are the realization of annualized run-rate cost synergies consisting of (1) cost synergies—savings realized due to reductions or savings in the cost basis of the Company (generally flowing to EBITDA) and (2) at the discretion of the Compensation Committee, and provided minimum threshold annualized run-rate cost synergies have been achieved, revenue synergies—incremental revenues that can be achieved as a result of the merger. The achievement of any of these performance goals will be determined in the sole discretion of the Compensation Committee. In addition, for each performance period, the Compensation Committee has some discretion with regard to increasing the award payment for the period, but not in a way that would exceed the 25% and 150% maximums set forth above.

For the first performance period, the threshold annualized run-rate synergy goal is $134 million and the target goal is $150 million. For the second performance period, the threshold annualized goal is $204 million, the target goal is $219 million and the maximum goal is $234 million. For the third performance period, the threshold annualized goal is $204 million, the target goal is $224 million and the maximum goal is $234 million.

Severance and Change in Control Benefits

The Compensation Committee believes that agreeing to provide reasonable severance benefits is common among similar companies and is essential to recruiting and retaining key executives, which is a fundamental objective of our executive compensation program. Accordingly, the employment agreements with the named executive officers generally provide for varying levels of severance in the event that the Company terminates the executive’s employment without “cause” or the executive resigns from employment for “good reason” (each as defined in the employment agreement with the executive, as set forth in more detail under “Benefits upon Termination of Employment”). Mr. Kneeland would receive 450% of his base salary paid over a two-year period. Mr. Plummer would receive 190% of his base salary paid over one year. Mr. Flannery would receive 380% of his base salary paid over a two-year period. Mr. Gottsegen would receive 180% of his base salary paid over one year. Mr. Asplund would receive a severance payment equal to 100% of his base salary paid over one year. Severance payments to the named executive officers are conditioned on their execution of a release of claims in favor of the Company. In addition, each of the named executive officers are subject to non-competition and non-solicitation restrictions for a period of time following their termination, as described in more detail under “Benefits upon Termination of Employment.”

In addition, the Company’s time-based RSUs granted to Mr. Gottsegen in 2009, as well as the 2009 awards of stock options granted to Messrs. Kneeland, Plummer and Gottsegen, provide that if the Company terminates the executive’s employment without “cause” or the executive resigns from employment for “good reason,” a pro-rata portion of such RSUs or stock options scheduled to vest during the year of termination will vest on the date of termination. The Company’s time-based RSUs and stock options granted to each of the named executive officers in 2010, 2011 and 2012, to Messrs. Flannery and Asplund in 2009, and stock options granted to Messrs. Kneeland, Plummer and Flannery in 2010, provide that if the Company terminates the executive’s employment without “cause,” all unvested RSUs or stock options will be cancelled, unless such termination occurs within twelve months following a change in control, in which case all such unvested RSUs and stock options will immediately vest. The Company’s performance-based RSUs granted to each of the named executive officers in 2011 and 2012 provide that if the holder terminates for any reason, all RSUs are forfeited, unless the Company terminates the executive’s employment without “cause,” or the executive resigns from employment with “good reason,” within 12 months following a change in control, in which case all performance based RSUs will be deemed earned at the target level. Finally, the Company’s synergy awards granted to each of the named executive officers in 2012 provide that if the Company terminates the executive without “cause” or the executive resigns from employment for “good reason,” the executive will be eligible to earn a pro-rata portion of the award payout with respect to the performance period that ends next following the date of the termination.

The Company also typically provides its executives with COBRA continuation coverage for a period coterminous with the duration of their severance benefit, although variations exist.

The prospect of a change in control of the Company can cause significant distraction and uncertainty for executive officers and, accordingly, the Compensation Committee believes that appropriate change in control provisions in employment agreements and/or equity awards are important tools for aligning executives’ interests in change in control scenarios with those of stockholders by allowing our executive officers to focus on strategic transactions that may be in the best interest of our stockholders without undue concern regarding the effect of such transactions on their continued employment. In addition, changes to the Company following a change in control may affect the ability to achieve previously set performance measures. Consequently, outstanding RSU and stock option awards held by the named executive officers include “double trigger” treatment upon a change in control. A “change in control” for this purpose is defined in the employment agreement with the executive or in the applicable award agreement, as set forth in more detail under “Benefits upon a Change in Control.” In the case that the change in control results in shares of common stock of the Company (or any direct or indirect parent entity) being publicly traded, then all such RSUs and stock options will vest in full, and all performance conditions for performance-based RSUs will be deemed satisfied at their target level, if there is also a termination by the Company without “cause” or by the individual for “good reason” within 12 months following the change in control. However, in the limited circumstances that the change in control results in none of the common stock of the Company (or any direct or indirect parent entity) being publicly traded, then all such RSUs and stock options will vest in full, and all performance conditions for performance-based RSUs will be deemed satisfied at their target level, upon the change in control. However, for the synergy awards granted in 2012, upon a change in control, the Compensation Committee is given the discretion whether to: (i) settle the award with any applicable performance criteria deemed earned at target with respect to any performance period in effect on the date of the change in control, (ii) provide that the award will remain outstanding and eligible for payment following the originally scheduled determination dates and subject to adjusted performance criteria as the Compensation Committee may determine, or (iii) take any other actions necessary or advisable consistent with the terms of the plan.

The existence of arrangements providing for severance and change in control benefits did not affect decisions that the Compensation Committee made regarding other compensation elements.

The Internal Revenue Code imposes an excise tax on the value of certain payments that are contingent upon a change in control, referred to as parachute payments, which exceed a safe harbor amount. The Company does not provide any executive with a gross-up for any excise tax that may be triggered. Mr. Kneeland’s employment agreement provides that, if he receives payments that would result in the imposition of the excise tax, such payments will be reduced to the safe harbor amount so that no excise tax is triggered if the net after-tax benefit to him is greater than the net after-tax benefit that he would receive if no reduction occurred.

The severance and change in control provisions of our named executive officers’ employment agreements and other arrangements are described in detail in the sections “Benefits upon Termination of Employment” and “Benefits upon a Change in Control,” respectively.

Retirement Benefits

The Compensation Committee believes that providing a cost-effective retirement benefit for the Company’s executives is an important recruitment and retention tool. Accordingly, the Company maintains a 401(k) plan for all employees, and provides discretionary employer-matching contributions (subject to certain limitations, including an annual limit of $2,000 for 2012) based on an employee’s contributions.

The Company affords our named executive officers an opportunity to defer a portion of their compensation in excess of the amounts that are legally permitted to be deferred under the Company’s 401(k) plan and to defer the receipt of the shares of the Company’s common stock that ordinarily would be received upon the vesting of RSUs. Any deferred compensation is credited with earnings based on the investment performance of investments selected by the executive. No such earnings would be considered above market or preferential. The deferred RSUs are not credited with earnings, but changes in the value of our common stock similarly change the value of the deferred RSUs. The deferred compensation, which may be of significant benefit to the executives and entails a minimal administrative expense for the Company, is a common benefit provided to senior executives of similarly situated companies. Consequently, the Compensation Committee believes that it is appropriate to provide such deferred compensation.

Perquisites and Other Personal Benefits

We also maintain employee benefit programs for our executives and other employees. Our named executive officers generally participate in our employee health and welfare benefits on the same basis as all employees.

The Company does not have a formal perquisite policy, although the Compensation Committee periodically reviews perquisites for our named executive officers. Rather, there are certain specific perquisites and benefits with which the Company has agreed to compensate particular executives based on their specific situations. Among these are relocation costs, including temporary housing and living expenses, and use of Company vehicles.

In order to make travel time more conducive to work-related activities, we may periodically provide our executives with business class travel on commercial airlines when they are traveling for work-related matters.

Other Programs, Policies and Considerations

Recoupment Policy

Beginning with Mr. Kneeland’s new employment agreement entered into in August 2008, and continuing with Mr. Plummer’s December 2008 employment agreement, Mr. Gottsegen’s February 2009 employment agreement, and Mr. Flannery’s 2010 employment agreement, the Compensation Committee has included “clawback” provisions in its agreements that generally require reimbursement of amounts paid under performance provisions (in the case of cash incentives and performance-based RSUs) if amounts were paid or shares vested based on financial results that subsequently become subject to certain “mandatory restatements” (as defined in the applicable employment agreement) that would have led to lower payments or forfeiture of all or a portion of shares subject to an award. More generally, for all RSU and stock option awards since 2009, including both time-based and performance-based RSUs, the award forms include an “injurious conduct” provision that requires forfeiture of the award or, to the extent the award has vested or been exercised within six months prior to the occurrence of the relevant conduct, mandates reimbursement of shares or amounts realized. The injurious conduct concept is generally focused on actions that would constitute “cause” under an employment agreement, which actions are in material competition with the Company or breach the executive’s duty of loyalty to the Company.

Stock Ownership Guidelines

The Compensation Committee believes stock ownership guidelines are a key vehicle for aligning the interests of management and the Company’s stockholders. Moreover, a meaningful direct ownership stake by our officers demonstrates to our investors a strong commitment to the Company’s success. Accordingly, in February 2010, the Compensation Committee adopted stock ownership guidelines for our named executive officers and approximately 30 other officers with a title of vice president and above. Under the stock ownership guidelines, the Company’s chief executive officer is required to hold five times his base salary in the Company’s common stock, the chief financial officer and chief operating officer are required to hold three times their base salary in the Company’s common stock, and all other officers are required to hold one times their base salary in the Company’s common stock. The following shares count towards meeting these ownership guidelines: shares that are directly owned by the executive; shares that are beneficially owned by the executive, such as shares held in “street name” through a broker or shares held in trust; amounts credited to the executive’s deferred compensation or 401(k) accounts that are invested or deemed invested in the Company’s common stock; unvested restricted stock or RSUs that vest based on continued service; and the value of the spread (the difference between the exercise price and the full market value of the Company’s common stock) of fully vested stock options. The named executive officers and the other officers are required to be in compliance with such guidelines within five years of their effective date in February 2010. Each of the named executive officers had satisfied the stock ownership guidelines when their holdings were measured as of March 2013.

No Hedging Policy; No Pledging

In addition, to further align our executives with the interests of the Company’s stockholders, the Company’s insider trading policy and the 2010 Long-Term Incentive Plan prohibit transactions designed to limit or eliminate economic risks to our executives from owning the Company’s common stock, such as transactions involving options, puts, calls or other derivative securities tied to the Company’s common stock. On an annual basis, we also ask our directors and executive officers to identify any shares of Company common stock pledged in a margin brokerage account or otherwise used as collateral to support a borrowing. For 2013, no such directors or executive officers have indicated any shares pledged for such a purpose.

Tax and Accounting Considerations

When it reviews compensation matters, the Compensation Committee considers the anticipated tax and accounting treatment of various payments and benefits to the Company and, when relevant, to the executive. Internal Revenue Code Section 162(m) (“Section 162(m)”) limits to $1 million the annual tax deduction for compensation paid to each of the chief executive officer and the three other highest paid executive officers employed at the end of the year (other than the chief financial officer). However, compensation that does not exceed $1 million during any fiscal year or that qualifies as “performance-based compensation” (as defined in Section 162(m)) is deductible. The Compensation Committee considers these requirements when designing compensation programs for named executive officers. Although the Company has plans that permit the award of deductible compensation under Section 162(m), the Compensation Committee does not necessarily limit executive compensation to the amount deductible under that provision. Rather, it considers the available alternatives and acts to preserve the deductibility of compensation to the extent reasonably practicable and consistent with its other compensation objectives. As a result, most of the Company’s compensation programs (including annual performance-based cash incentives, stock options and performance-based RSUs) are designed to qualify for deductibility under Section 162(m). However, in certain situations, the Compensation Committee may in its discretion approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for the named executive officers or for other reasons.

New employment or similar agreements and employee benefit plans are prepared with the assistance of outside counsel and will be designed to comply with Section 409A and the applicable regulations, a tax law that governs “nonqualified deferred compensation.” Existing employment agreements and employee benefit plans were amended to comply with Section 409A statutory deadlines imposed in 2008, 2010 and 2012.

The Company accounts for stock-based compensation in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”), which requires the Company to recognize compensation expense relating to share-based payments (including stock options and other forms of equity compensation). ASC 718 is taken into account by the Compensation Committee in determining which types of equity awards should be granted.

Compensation Risks

The Company’s management reviews the Company’s compensation policies and practices to ensure they appropriately balance short- and long-term goals and risks and rewards. Specifically, this review includes the annual cash incentive program that covers all senior management and a broad employee population, and equity compensation. These plans are designed to focus senior management and employees on increasing stockholder value and enhancing financial results. Based on this comprehensive review, we concluded that our compensation program does not encourage excessive risk-taking for the following reasons:

•

Our programs appropriately balance short- and long-term incentives, with approximately 45% of total target compensation for the named executive officers provided in equity and focused on long-term performance. We feel that these variable elements of compensation are a sufficient percentage of overall compensation to motivate executives to produce superior short- and long-term results and we believe that the significant use of long-term incentives for executives provides a safeguard against excessive short-term risk-taking.

•

Our executive compensation program pays for performance against financial targets that are set to be challenging to motivate a high degree of business performance, with an emphasis on longer-term financial success and prudent risk management.

•

All incentive plans concerning senior management and our employees include a profit metric as a significant component of performance to promote disciplined progress toward financial goals. None of our incentive plans are based solely on signings or revenue targets, which mitigates the risk of employees focusing exclusively on the short-term.

•

Qualitative factors beyond the quantitative financial metrics are a key consideration in the determination of individual compensation payments. Prudent risk management is one of the qualitative factors that are taken into account in making compensation decisions.

•

Our stock ownership guidelines require that senior management holds a significant amount of the Company’s common stock to further align their interests with stockholders over the long-term by having a portion of their personal investment portfolio consist of Company stock and we expect this component to be a risk mitigator on a prospective basis. In addition, the Company prohibits transactions designed to limit or eliminate economic risks to its executives of owning the Company’s common stock, such as options, puts and calls, so its executives cannot insulate themselves from the effects of poor stock price performance.

•

The Company’s RSU and stock option award agreements have a policy providing for the “clawback” of payments under such awards in the event that an officer’s conduct leads to certain mandatory restatements of the Company’s financial results that would have led to lower payments or forfeiture of all or a portion of shares subject to an award. In addition, as discussed above, since 2009, the Company’s equity awards have included an “injurious conduct” provision that requires the forfeiture of the award or, to the extent the reward has vested or been exercised within six months prior to the occurrence of the relevant conduct, mandates reimbursement of shares or amounts realized.

In addition to the review performed by management, the Compensation Committee also performed a risk assessment in 2012. The Compensation Committee reviewed both risk mitigators—elements of the executive compensation architecture that assist in mitigating excessive risk—and risk aggravators—elements of compensation architecture that potentially encouraging risk-taking. On balance, the Compensation Committee found that the sum total of the risk mitigators affecting the Company, including the opportunity of stockholders to cast advisory votes on executive compensation, stock ownership guidelines for executives, an independent compensation committee and compensation consultant, clawback provisions in executive officer employment agreements and an effective balance of cash and equity compensation, greatly outweighed any risk aggravators. The Compensation Committee found that compensation risks were being properly addressed by the Company.

We are confident that our program is aligned with the interests of our stockholders and rewards for performance.

Compensation Committee Report

The Compensation Committee has reviewed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and discussed that analysis with management and with the Compensation Committee’s independent compensation consultant. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s annual report on Form 10-K and in this proxy statement.

THE COMPENSATION COMMITTEE*

Singleton B. McAllister, Chairman

Pierre E. Leroy

Filippo Passerini

Keith Wimbush

*	José B. Alvarez and Bobby J. Griffin were members of the Compensation Committee until April 30, 2012. Pierre E. Leroy and Filippo Passerini joined the Compensation Committee on April 30, 2012.

Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of the named executive officers for the fiscal years ended December 31, 2012, 2011 and, if applicable, 2010.

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards(1)(2)(3)(4) ($)		Option Awards(1)(2) ($)	Non-Equity Incentive Plan Compensation(5) ($)	All Other Compensation(6) ($)	Total ($)
Michael Kneeland	2012	858,432	(7)	—	2,601,325		625,006	1,036,788	2,000	5,123,551
President and Chief	2011	791,317		—	1,183,135		562,497	1,150,000	2,000	3,688,949
Executive Officer	2010	750,000		—	392,135		458,452	558,608	500	2,159,695
William Plummer	2012	504,616	(8)(9)	—	1,080,728		187,500	447,892	2,000	2,222,736
Executive Vice	2011	486,019		—	355,225		196,830	450,800	1,505	1,490,379
President and Chief	2010	475,000		—	291,025		373,150	218,823	500	1,358,498
Financial Officer
Matthew Flannery	2012	479,808	(10)	—	1,056,019		187,500	439,110	2,000	2,164,437
Executive Vice	2011	411,731		—	283,072		153,090	439,875	2,000	1,289,768
President and Chief	2010	364,808		—	207,875		294,130	190,000	500	1,057,313
Operating Officer
Jonathan Gottsegen	2012	371,096	(11)	—	527,571		—	365,740	2,000	1,266,407
Senior Vice President,	2011	357,714		—	178,912		—	302,820	2,000	841,446
General Counsel and	2010	350,000		—	124,725		175,600	140,000	195,807	986,132
Corporate Secretary
Dale Asplund	2012	361,550	(12)	—	1,429,835	(13)	—	452,515	2,000	2,245,900
Senior Vice President,	2011	318,332		—	292,788		—	320,000	2,000	933,120
Business Services and
Chief Information Officer

(1)	Except as otherwise noted, the amount in this column represents the grant date fair value of the stock awards or option awards, as applicable, computed in accordance with stock-based compensation accounting rules (ASC Topic 718), disregarding for this purpose the effect of estimated forfeitures.

(2)	The weighted average fair value of options granted in 2012 was $19.53. The grant date fair value is estimated using an option pricing model which uses subjective assumptions which can materially affect fair value estimates and, therefore, does not necessarily provide a single measure of fair value of options. Under this model for options granted in 2012, we used a risk-free interest rate average of 1.21%, a volatility factor for the market price of our common stock of 62% and a weighted-average expected life of options of approximately six years. For a discussion of the assumptions involved in the Company’s valuations please see “Notes to Consolidated Financial Statements—2. Summary of Significant Accounting Policies—Stock Based Compensation” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies” in the Company’s Form 10-K for the year ended December 31, 2012.

(3)	Pursuant to FASB ASC Topic 718, the accounting grant date is the date the performance metrics are approved by the Compensation Committee and communicated to the employee. Since the Compensation Committee does not establish performance metrics until after the beginning of each fiscal year, the performance-based RSUs subject to performance vesting in years 2013 and 2014 have not been expensed and are therefore not included in the table above.

(4)

Amounts for each named executive officer include the aggregate grant date fair value of time-based RSUs, performance-based RSUs and synergy awards. The aggregate grant date fair value of performance-based RSUs awarded on February 16, 2012, which represents the first tranche of the performance-based RSUs awarded in 2012 and the second tranche of the performance-based RSUs awarded in 2011, is computed in accordance with FASB ASC Topic 718, and represents the probable grant date fair values on the date of grant (100% of the target). The grant date fair value of such awards for Mr. Kneeland is $726,330 (representing 9,527 RSUs awarded in 2011 and 8,081 RSUs awarded in 2012), Mr. Plummer is $218,213 (representing 2,866 RSUs awarded in 2011 and 2,424 RSUs awarded in 2012), Mr. Flannery is $193,504 (representing 2,267 RSUs awarded in 2011 and 2,424 RSUs awarded in 2012), Mr. Gottsegen is $162,071 (representing 2,034 RSUs awarded in 2011 and 1,895 RSUs awarded in 2012) and for Mr. Asplund is $214,830 (representing 2,500 RSUs awarded in 2011 and 2,708 RSUs awarded in 2012). The grant date fair value of the second tranche of the 2011 award, assuming the achievement of maximum performance, for Mr. Kneeland is $785,895 (representing 19,052 RSUs), Mr. Plummer is $236,445 (representing 5,732 RSUs), Mr. Flannery is $186,945 (representing 4,532 RSUs), Mr. Gottsegen is $166,898 (representing 4,046 RSUs) and for Mr. Asplund is $206,250 (representing 5,000 RSUs). The grant date fair value of the first tranche of the 2012 award, assuming the achievement of maximum performance, for Mr. Kneeland is $666,683 (representing 16,162 RSUs), Mr. Plummer is $199,980 (representing 4,848 RSUs), Mr. Flannery is $199,980 (representing 4,848 RSUs), Mr. Gottsegen is $156,338 (representing 3,790 RSUs) and for Mr. Asplund is $223,410 (representing 5,416 RSUs). The aggregate grant date fair value of synergy awards awarded on June 7, 2012 is computed in accordance with FASB ASC Topic 718, and represents the probable grant date fair values on the date of grant (100% of the target). The grant date fair value of the synergy awards for Mr. Kneeland is $1,000,000,

Messrs. Plummer and Flannery is $600,000, Mr. Asplund is $450,000 and for Mr. Gottsegen is $250,000. Assuming that the highest level of performance conditions are achieved, the maximum fair value of the synergy awards for Mr. Kneeland is $1,750,000, Messrs. Plummer and Flannery is $1,050,000, Mr. Asplund is $787,500 and for Mr. Gottsegen is $437,500.

(5)	Represents the amount earned under the Executive Plan or the Corporate Incentive Program, as the case may be, with respect to the applicable fiscal year.

(6)	This column includes the Company’s matching contributions to the Company’s 401(k) plan, which for 2012 was $2,000 for each named executive officer. For 2012, none of the named executive officers received perquisites or personal benefits with a total value exceeding $10,000, and in accordance with SEC regulations, perquisites and personal benefits have been omitted.

(7)	Mr. Kneeland’s annual base salary was $800,000 through March 31, 2012 and was raised to $850,000, effective April 1, 2012, following the annual review of base salaries. Mr. Kneeland’s base salary was increased again to $950,000, effective October 22, 2012, following the change in peer group resulting from the RSC Transaction, in order to make Mr. Kneeland’s base salary more competitive with the revised peer group.

(8)	Mr. Plummer elected to defer $50,462 of his annual base salary under the Deferred Compensation Plan, as described below under “Nonqualified Deferred Compensation in 2012.”

(9)	Mr. Plummer’s annual base salary was $490,000 through March 31, 2012 and was raised to $510,000 to reflect a merit increase in connection with our annual review of our named executive officers’ base salaries, effective April 1, 2012.

(10)	Mr. Flannery’s annual base salary was $425,000 through March 31, 2012 and was raised to $500,000 based on a review of the Company’s peer group and to reflect his expanded role and responsibilities for the Company, effective April 1, 2012.

(11)	Mr. Gottsegen’s annual base salary was $360,500 through March 31, 2012 and was raised to $375,000 to reflect a merit increase in connection with our annual review of our named executive officers’ base salaries, effective April 1, 2012.

(12)	Mr. Asplund’s annual base salary was $325,000 through March 31, 2012 and was raised to $350,000 to reflect a merit increase in connection with our annual review of our named executive officers’ base salaries, effective April 1, 2012. Mr. Asplund was promoted to Senior Vice President, Business Services and Chief Information Officer on October 22, 2012 and his salary was increased to $425,000 to make his base salary more competitive with the market. Mr. Asplund was not one of the Company’s named executive officers in 2010.
(13)	Mr. Asplund’s equity grant is made up of $214,830 in performance-based RSUs (made up of 5,208 total RSUs), $165,000 in time-based RSUs (made up of 4,000 total RSUs), $450,000 in synergy awards and a supplementary one-time grant of $600,005 in time-based RSUs (made up of 15,500 total RSUs), which vest in their entirety on October 22, 2015, to make Mr. Asplund’s equity award grants more competitive with the market.

Grants of Plan-Based Awards in 2012

The table below summarizes the equity and non-equity awards granted to the named executive officers in 2012.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan			Estimated Future Payouts Under Equity Incentive Plan						All other Stock Awards: Number of Shares of Stock Units (#)(1)	All other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)(2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
		Threshold ($)(4)	Target ($)(4)	Maximum ($)(4)	Threshold (#)(5)		Target (#)		Maximum (#)(5)
Michael Kneeland	2/16/2012	—	—	—	9,526		—		19,052		—	—	—	392,948
	2/16/2012	—	—	—	8,081		—		16,162		—	—	—	333,341
	2/16/2012	—	—	—	—		—		—		21,212	—	—	874,995
	2/16/2012	—	—	—	—		—		—		—	32,007	41.25	625,006
	6/7/2012	—	—	—	331,250	(6)	1,000,000	(6)	1,750,000	(6)	—	—	—	—
		$800,000	$1,000,000	$1,200,000	—		—		—		—	—	—	—
William Plummer	2/16/2012	—	—	—	2,866		—		5,732		—	—	—	118,223
	2/16/2012	—	—	—	2,424		—		4,848		—	—	—	99,990
	2/16/2012	—	—	—	—		—		—		6,364	—	—	262,515
	2/16/2012	—	—	—	—		—		—		—	9,602	41.25	187,500
	6/7/2012	—	—	—	198,750	(6)	600,000	(6)	1,050,000	(6)	—	—	—	—
		$352,800	$441,000	$595,350	—		—		—		—	—	—	—
Matthew Flannery	2/16/2012	—	—	—	2,266		—		4,532		—	—	—	93,473
	2/16/2012	—	—	—	2,424		—		4,848		—	—	—	99,990
	2/16/2012	—	—	—	—		—		—		6,364	—	—	262,515
	2/16/2012	—	—	—	—		—		—		—	9,602	41.25	187,500
	6/7/2012	—	—	—	198,750	(6)	600,000	(6)	1,050,000	(6)	—	—	—	—
		$306,000	$382,500	$516,375	—		—		—		—	—	—	—
Jonathan Gottsegen	2/16/2012	—	—	—	2,032		—		4,046		—	—	—	83,820
	2/16/2012	—	—	—	1,895		—		3,790		—	—	—	78,161
	2/16/2012	—	—	—	—		—		—		2,800	—	—	115,500
	6/7/2012	—	—	—	82,813	(6)	250,000	(6)	437,500	(6)	—	—	—	—
		—	$288,400	$432,600	—		—		—		—	—	—	—
Dale Asplund	2/16/2012	—	—	—	2,500		—		5,000		—	—	—	103,125
	2/16/2012	—	—	—	2,708		—		5,416		—	—	—	111,705
	2/16/2012	—	—	—	—		—		—		4,000	—	—	165,000
	10/22/2012	—	—	—	—		—		—		15,500	—	—	600,005
	6/7/2012	—	—	—	149,063	(6)	450,000	(6)	787,500		—	—	—	—
		—	$260,000	$390,000	—		—		—		—	—	—	—

(1)	The amounts in this column represent the number of time-based RSUs awarded to each of the named executive officers in 2012.

(2)	The exercise price of the stock option awards was the closing price of the Company’s common stock on the grant date.

(3)	The amounts in this column represent the grant date fair value of stock and option awards computed in accordance with stock-based compensation accounting rules (ASC Topic 718). For stock awards, the grant date fair value is the fair market value of the Company’s common stock on the grant date multiplied by the number of shares subject to the grant. The weighted average fair value of options granted in 2012 was $19.53. The grant date fair value is estimated using an option pricing model which uses subjective assumptions which can materially affect fair value estimates and, therefore, does not necessarily provide a single measure of fair value of options. Under this model for options granted in 2012, we used a risk-free interest rate average of 1.21%, a volatility factor for the market price of our common stock of 62%, and a weighted-average expected life of options of approximately six years. For a discussion of the assumptions involved in the Company’s valuations please see “Notes to Consolidated Financial Statements—2. Summary of Significant Accounting Policies—Stock Based Compensation” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies” in the Company’s Form 10-K for the year ended December 31, 2012.

(4)	Represents the threshold, target and maximum, as applicable, amounts payable under the 2012 Executive Plan or the 2012 Corporate Incentive Plan, as the case may be. Under the 2012 Executive Plan and the 2012 Corporate Incentive Plan, as described under “—Compensation Discussion and Analysis—URI’s Executive Compensation Components—Performance-Based Compensation—Annual Performance-Based Cash Incentives” above, the funding of the annual cash incentive is based on the achievement of Adjusted EBITDA and Adjusted EBITDA Margin. For Messrs. Kneeland, Plummer and Flannery, the threshold amount is 80% of the funded target amount. The maximum is the maximum bonus amount the named executive officers can receive. The actual cash incentive amounts paid to our named executive officers in 2012 for performance related to 2012 pursuant to the 2012 Executive Plan or the 2012 Corporate Incentive Plan, as applicable, are included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table, above.

(5)	Represents the threshold and maximum number of awards for both the second tranche of performance-based RSUs awarded in 2011 and the first tranche of the performance-based RSUs awarded on February 16, 2012, that have been accounted for pursuant to FASB ASC Topic 718. With regard to the performance-based RSUs granted in 2011, the target number of units awarded on February 16, 2012, without regard to grant date (as determined under applicable accounting rules), was 19,053 for Mr. Kneeland, 5,732 for Mr. Plummer, 4,532 for Mr. Flannery, 4,066 for Mr. Gottsegen and 5,000 for Mr. Asplund. With regard to the performance-based RSUs granted in 2012, the target number of units awarded on February 16, 2012, without regard to grant date (as determined under applicable accounting rules), was 24,242 for Mr. Kneeland, 7,723 for Messrs. Plummer and Flannery, 5,685 for Mr. Gottsegen and 8,122 for Mr. Asplund. As described under “—Compensation Discussion and Analysis—Our Executive Compensation Components—Performance-Based Compensation—Equity Compensation” above, the number of units that will vest will vary from 0% to 200% of one-third of the award each year for 2012, 2013 and 2014. For 2012, 100% of the award will vest upon achievement of threshold performance measures with an additional 0% to 100% of the award vesting for achievement of performance measures between a second threshold and maximum. Pursuant to FASB ASC Topic 718, the accounting grant date is the date the performance metrics are approved by the Compensation Committee and communicated to the employee. As described under “—Compensation Discussion and Analysis—Our Executive Compensation Components—Performance-Based Compensation—Equity Compensation” above, in 2012 the first threshold was exceeded for the Adjusted EBITDA metric, resulting in 100% of the award vesting, and a second threshold, based on the Adjusted EBITDA Margin metric, was also exceeded, resulting in an additional 43.75% of the award vesting for 2012. With reference to the first tranche of the 2012 award, this resulted in an additional 3,535 units for Mr. Kneeland, 1,061 units for Messrs. Plummer and Flannery, 829 units for Mr. Gottsegen and 1,185 units for Mr. Asplund, vesting in 2013; with reference to the second tranche of the 2011 award, this resulted in an additional 4,168 units for Mr. Kneeland, 1,254 units for Mr. Plummer, 992 units for Mr. Flannery, 990 units for Mr. Gottsegen and 1,094 units for Mr. Asplund. Since the Compensation Committee does not establish performance metrics until after the beginning of each fiscal year, the units subject to performance vesting in years 2013 and 2014 have not been expensed and are therefore not included in the table above.

(6)	Represents the synergy awards granted to the named executive officers. The awards will be settled in a number of shares of Company common stock determined by dividing the award payout amount by the closing value of a share of Company common stock on the applicable determination date. The threshold award amount of the synergy award assumes that the minimum level of performance conditions are achieved for each of the three performance periods of the synergy award. The maximum award amount of the synergy award, assuming the highest level of performance conditions are achieved, is 175% of the target amount.

Many of the components of the compensation for the named executive officers are based on their employment agreements with us. The following discussion explains the material terms of the employment agreements and also explains other compensation components not included in such agreements. The rights of the named executive officers to receive certain benefits upon termination of employment or a change in control of the Company are described below under “Benefits upon Termination of Employment” and “Benefits upon a Change in Control,” respectively.

Mr. Kneeland

Base Salary. Mr. Kneeland’s annual base salary was $800,000 through March 31, 2012 and was raised to $850,000 effective April 1, 2012. Mr. Kneeland’s annual base salary was further adjusted on October 22, 2012 to $950,000.

2012 Annual Incentive Compensation Plan. Mr. Kneeland is eligible to participate in the plan each year and, in 2012, as required by his employment agreement, Mr. Kneeland’s target annual incentive award was 125% of base salary and his maximum incentive was 150% of base salary. The maximum incentive pool for participants in the Executive Plan established by the Committee was 0.3% of Adjusted EBITDA, subject to the limits included in Mr. Kneeland’s employment agreement and the Committee’s exercise of discretion to reduce the amount of Mr. Kneeland’s incentive payment. For 2012, Mr. Kneeland received a performance-based annual cash incentive award in the amount of $1,036,788.

Restricted Stock Units. The Committee granted Mr. Kneeland 21,212 time-based RSUs and 24,242 performance-based RSUs on February 16, 2012. The terms of this grant are described in “—Compensation Discussion and Analysis—Our Executive Compensation Components—Performance-Based Compensation—Equity Awards.”

Stock Options. Mr. Kneeland was granted a stock option to purchase 32,007 shares of the Company’s common stock on February 16, 2012. The terms of this grant are described in “—Compensation Discussion and Analysis—Our Executive Compensation Components—Performance-Based Compensation—Equity Awards.”

Synergy Awards. Mr. Kneeland was granted a synergy award with a grant date fair value of $1,000,000 on June 7, 2012; the synergy award will be settled in shares of the Company’s common stock. The terms of this grant are described in “—Compensation Discussion and Analysis—Our Executive Compensation Components—Performance-Based Compensation—Equity Awards.”

Mr. Plummer

Base Salary. Mr. Plummer’s annual base salary was $490,000 through March 31, 2012 and was raised to $510,000 effective April 1, 2012.

2012 Annual Incentive Compensation Plan. Mr. Plummer is eligible to participate in the plan each year and, in 2012, as required by his employment agreement, Mr. Plummer’s target annual incentive award was 90% of base salary and his maximum incentive was 125% of base salary. The maximum incentive pool for participants in the Executive Plan established by the Committee was 0.3% of Adjusted EBITDA, subject to the limits included in Mr. Plummer’s employment agreement and the Committee’s exercise of discretion to reduce the amount of Mr. Plummer’s incentive payment. For 2012, Mr. Plummer received a performance-based annual cash incentive award in the amount of $447,892.

Restricted Stock Units. The Committee granted Mr. Plummer 6,364 time-based RSUs and 7,273 performance-based RSUs on February 16, 2012. The terms of this grant are described in “—Compensation Discussion and Analysis—Our Executive Compensation Components—Performance-Based Compensation—Equity Awards.”

Stock Options. Mr. Plummer was granted a stock option to purchase 9,602 shares of the Company’s common stock on February 16, 2012. The terms of this grant are described in “—Compensation Discussion and Analysis—Our Executive Compensation Components—Performance-Based Compensation—Equity Awards.”

Synergy Awards. Mr. Plummer was granted a synergy award with a grant date fair value of $600,000 on June 7, 2012; the synergy award will be settled in shares of the Company’s common stock. The terms of this grant are described in “—Compensation Discussion and Analysis—Our Executive Compensation Components—Performance-Based Compensation—Equity Awards.”

Mr. Flannery

Base Salary. Mr. Flannery’s annual base salary was $425,000 through March 31, 2012 and was raised to $500,000 effective April 1, 2012.

2012 Annual Incentive Compensation Plan. Mr. Flannery is eligible to participate in the plan each year and, in 2012, as required by his employment agreement, Mr. Flannery’s target annual incentive award was 90% of base salary and his maximum incentive was 135% of base salary. The maximum incentive pool for participants in the Executive Plan established by the Committee was 0.3% of Adjusted EBITDA, subject to the limits included in Mr. Flannery’s employment agreement and the Committee’s exercise of discretion to reduce the amount of Mr. Flannery’s incentive payment. For 2012, Mr. Flannery received a performance-based annual cash incentive award in the amount of $439,110.

Restricted Stock Units. The Committee granted Mr. Flannery 6,364 time-based RSUs and 7,273 performance-based RSUs on February 16, 2012. The terms of this grant are described in “—Compensation Discussion and Analysis—Our Executive Compensation Components—Performance-Based Compensation—Equity Awards.”

Stock Options. The Committee granted to Mr. Flannery a stock option to purchase 9,602 shares of the Company’s common stock on February 16, 2012. The terms of this grant are described in “—Compensation Discussion and Analysis—Our Executive Compensation Components—Performance-Based Compensation—Equity Awards.”

Synergy Awards. Mr. Flannery was granted a synergy award with a grant date fair value of $600,000 on June 7, 2012; the synergy award will be settled in shares of the Company’s common stock. The terms of this grant are described in “—Compensation Discussion and Analysis—Our Executive Compensation Components—Performance-Based Compensation—Equity Awards.”

Mr. Gottsegen

Base Salary. Mr. Gottsegen’s annual base salary was $360,500 through March 31, 2012 and was raised to $375,000 effective April 1, 2012.

Annual Cash Incentive. Mr. Gottsegen received a bonus payment of $365,740 for 2012. The calculation of this payment is described in “—Compensation Discussion and Analysis—Our Executive Compensation Components—Performance-Based Compensation.”

Restricted Stock Units. The Committee granted Mr. Gottsegen 2,800 time-based RSUs and 5,685 performance-based RSUs on February 16, 2012. The terms of this grant are described in “—Compensation Discussion and Analysis—Our Executive Compensation Components—Performance-Based Compensation—Equity Awards.”

Synergy Awards. Mr. Gottsegen was granted a synergy award with a grant date fair value of $250,000 on June 7, 2012; the synergy award will be settled in shares of the Company’s common stock. The terms of this grant are described in “—Compensation Discussion and Analysis—Our Executive Compensation Components—Performance-Based Compensation—Equity Awards.”

Mr. Asplund

Base Salary. Mr. Asplund’s annual base salary was $325,000 through March 31, 2012 and was raised to $350,000. Mr. Asplund was promoted to Senior Vice President, Business Services and Chief Information Officer on October 22, 2012 and his salary was increased to $425,000 to make his base salary more competitive with the market.

Annual Cash Incentive. Mr. Asplund received a bonus payment of $452,515 for 2012. The calculation of this payment is described in “—Compensation Discussion and Analysis—Our Executive Compensation Components—Performance-Based Compensation.”

Restricted Stock Units. The Committee granted Mr. Asplund 4,000 time-based RSUs and 8,122 performance-based RSUs on February 16, 2012. In addition, Mr. Asplund also received a one-time grant of 15,500 time-based RSUs granted on October 22, 2012, which vest in their entirety on October 22, 2015, to make his equity award grants more competitive with the market. The terms of these grants are described in “—Compensation Discussion and Analysis—Our Executive Compensation Components—Performance-Based Compensation—Equity Awards.”

Synergy Awards. Mr. Asplund was granted a synergy award with a grant date fair value of $450,000 on June 7, 2012; the synergy award will be settled in shares of the Company’s common stock. The terms of this grant are described in “—Compensation Discussion and Analysis—Our Executive Compensation Components—Performance-Based Compensation—Equity Awards.”

Benefits

The employment agreements of the named executive officers generally provide that they are entitled to participate in, to the extent otherwise eligible under the terms thereof, the benefit plans and programs, and receive the benefits and perquisites, generally provided by us to our executives, including family medical insurance (subject to applicable employee contributions).

Indemnification

We have entered into indemnification agreements with Messrs. Kneeland, Plummer, Flannery, Gottsegen and Asplund. Each of these agreements provides, among other things, for us to indemnify and advance expenses to each such officer against certain specified claims and liabilities that may arise in connection with such officer’s services to the Company.

Restrictive Covenants in Employment Agreements

The employment agreements of the named executive officers generally provide that, during the period of employment, the executive shall not engage in any activity which would conflict with the executive’s duties and cannot engage in any other employment. In addition, the employment agreements generally provide for one-year (two-year for Messrs. Kneeland and Flannery) non-compete and no-solicit restrictions. Mr. Asplund’s employment agreement provides for an indefinite non-disparagement obligation.

Outstanding Equity Awards at Fiscal Year-End

The table below summarizes the amount of unexercised and unvested stock options, unvested RSUs and unvested shares underlying the synergy awards for each named executive officer as of December 31, 2012. The vesting schedule for each grant can be found in the footnotes to this table, based on the grant date. For additional information about equity awards, see “—Compensation Discussion and Analysis—Our Executive Compensation Components—Performance-Based Compensation.”

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable(1) (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)		Market Value of Shares or Units of Stock That Have Not Vested(2)(3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)(4)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested(3)(4) ($)
Michael Kneeland	0	32,007	41.25	2/16/2022	78,914	(5)	3,592,165	47,656	(6)	2,169,301
	12,860	25,720	31.49	3/8/2021
	69,621	34,810	8.315	3/10/2020
	160,000	0	3.375	3/13/2019
William Plummer	0	9,602	41.25	2/16/2022	30,637	(7)	1,394,596	20,895	(8)	951,140
	4,500	9,000	31.49	3/8/2021
	56,666	28,333	8.315	3/10/2020
	100,000	0	3.375	3/13/2019
Matthew Flannery	0	9,602	41.25	2/16/2022	25,441	(9)	1,158,074	20,295	(10)	923,828
	3,500	7,000	31.49	3/8/2021
	13,333	0	3.44	3/13/2019
	0	22,333	8.315	3/10/2020
Jonathan Gottsegen	0	13,333	8.315	3/10/2020	15,446	(11)	703,101	11,316	(12)	515,104
Dale Asplund	0	13,333	8.47	3/10/2020	34,319	(14)	1,562,201	17,799	(15)	810,210

(1)	All options vest in three equal installments on each of the first three anniversaries of the grant date.

(2)	Amounts in this column reflect performance-based RSUs and are based on the actual performance goals achieved for 2012 as thresholds were exceeded. As described under “—Compensation Discussion and Analysis—Our Executive Compensation Components—Performance-Based Compensation—Equity Compensation” above, in 2012 the first threshold was exceeded for the Adjusted EBITDA metric, resulting in 100% of the award vesting, and a second threshold, based on the Adjusted EBITDA Margin metric, was also exceeded, resulting in an additional 43.75% of the award vesting for 2012. With reference to the second tranche of the 2011 award, this resulted in an additional 4,168 units for Mr. Kneeland, 1,254 units for Mr. Plummer, 992 units for Mr. Flannery, 990 units for Mr. Gottsegen and 1,094 units for Mr. Asplund; with reference to the first tranche of the 2012 award, this resulted in an additional 3,535 units for Mr. Kneeland, 1,061 units for Messrs. Plummer and Flannery, 829 units for Mr. Gottsegen and 1,185 units for Mr. Asplund, vesting in 2013.

(3)	Amounts in this column reflect a closing price per share of the Company’s common stock of $45.52 on December 31, 2012.

(4)	Amounts in this column are based on achieving threshold performance goals.

(5)

Represents (i) 21,212 unvested time-based RSUs remaining from a grant on February 16, 2012 of which 7,071 vested on February 16, 2013 and the remaining two-thirds will vest on February 16 of each of 2014 and 2015, subject to Mr. Kneeland’s continued employment; (ii) 16,672 unvested time-based RSUs remaining from a grant on March 8, 2011 of which 8,336 vested on March 8, 2013 and the rest will vest on March 8, 2014, subject to Mr. Kneeland’s continued employment; (iii) 15,720 unvested time-based RSUs remaining from a grant on March 11, 2010 which all vested on March 11, 2013; (iv) 13,694 (representing 9,526 RSUs at threshold and an additional 4,168 RSUs based on the achievement of performance metrics) unvested performance-based RSUs from grants on March 8, 2011 which vested on January 23, 2013 based upon the attainment of performance conditions related to 2012; and (v) 11,616 (representing 8,081 RSUs at threshold and an additional 3,535 RSUs based on the achievement of performance metrics) unvested performance-based RSUs from grants on February 16, 2012 which vested on January 23, 2013 based upon the attainment of performance conditions related to 2012.

(6)	Represents (i) 9,527 unvested performance-based RSUs remaining from grants on March 8, 2011 which are eligible to vest subject to the attainment of performance conditions related to 2013; (ii) 16,161 unvested performance-based RSUs remaining from grants on February 16, 2012 which are eligible to vest in equal installments subject to the attainment of performance conditions related to 2013 and 2014; and (iii) 21,968 shares underlying the synergy award that are currently unvested.

(7)	Represents (i) 6,364 unvested time-based RSUs remaining from a grant on February 16, 2012 of which 2,122 vested on February 16, 2013 and the remaining two-thirds will vest on February 16 of each of 2014 and 2015, subject to Mr. Plummer’s continued employment; (ii) 5,000 unvested time-based RSUs remaining from a grant on March 8, 2011 of which 2,500 vested on March 8, 2013 and the rest will vest on March 8, 2014, subject to Mr. Plummer’s continued employment; (iii) 11,667 unvested time-based RSUs remaining from a grant on March 11, 2010 which all vested on March 11, 2013; (iv) 4,120 (representing 2,866 RSUs at threshold and an additional 1,254 RSUs based on the achievement of performance metrics) unvested performance-based RSUs from grants on March 8, 2011 which vested on January 23, 2013 based upon the attainment of performance conditions related to 2012; and (v) 3,486 (representing 2,425 RSUs at threshold and an additional 1,061 RSUs based on the achievement of performance metrics) unvested performance-based RSUs from grants on February 16, 2012 which vested on January 23, 2013 based upon the attainment of performance conditions related to 2012.

(8)	Represents (i) 2,866 unvested performance-based RSUs remaining from grants on March 8, 2011 which are eligible to vest subject to the attainment of performance conditions related to 2013; (ii) 4,848 unvested performance-based RSUs remaining from grants on February 16, 2012 which are eligible to vest subject to the attainment of performance conditions related to 2013 and 2014; and (iii) 13,181 shares underlying the synergy award that are currently unvested.

(9)	Represents (i) 6,364 unvested time-based RSUs remaining from a grant on February 16, 2012 of which 2,122 vested on February 16, 2013 and the remaining two-thirds will vest on February 16 of each of 2014 and 2015, subject to Mr. Flannery’s continued employment; (ii) 4,000 unvested time-based RSUs remaining from a grant on March 8, 2011 of which 2,000 vested on March 8, 2013 and the rest will vest on March 8, 2014, subject to Mr. Flannery’s continued employment; (iii) 8,333 unvested time-based RSUs remaining from a grant on March 11, 2010 which all vested on March 11, 2013; (iv) 3,258 (representing 2,266 RSUs at threshold and an additional 992 RSUs based on the achievement of performance metrics) unvested performance-based RSUs from grants on March 8, 2011 which vested on January 23, 2013 based upon the attainment of performance conditions related to 2012; and (v) 3,486 (representing 2,425 RSUs at threshold and an additional 1,061 RSUs based on the achievement of performance metrics) unvested performance-based RSUs from grants on February 16, 2012 which vested on January 23, 2013 based upon the attainment of performance conditions related to 2012.

(10)	Represents (i) 2,266 unvested performance-based RSUs remaining from grants on March 8, 2011 which are eligible to vest subject to the attainment of performance conditions related to 2013; (ii) 4,848 unvested performance-based RSUs remaining from grants on February 16, 2012 which are eligible to vest subject to the attainment of performance conditions related to 2013 and 2014; and (iii) 13,181 shares underlying the synergy award that are currently unvested.

(11)	Represents (i) 2,800 unvested time-based RSUs remaining from a grant on February 16, 2012 of which 934 vested on February 16, 2013 and the remaining two-thirds will vest on February 16 of each of 2014 and 2015, subject to Mr. Gottsegen’s continued employment; (ii) 2,000 unvested time-based RSUs remaining from a grant on March 8, 2011 of which 1,000 vested on March 8, 2013 and the rest will vest on March 8, 2014, subject to Mr. Gottsegen’s continued employment; (iii) 5,000 unvested time-based RSUs remaining from a grant on March 11, 2010 which all vested on March 11, 2013; (iv) 2,922 (representing 2,032 RSUs at threshold and an additional 890 RSUs based on the achievement of performance metrics) unvested performance-based RSUs from grants on March 8, 2011 which vested on January 23, 2013 based upon the attainment of performance conditions related to 2012; and (v) 2,724 (representing 1,895 RSUs at threshold and an additional 829 RSUs based on the achievement of performance metrics) unvested performance-based RSUs from grants on February 16, 2012 which vested on January 23, 2013 based upon the attainment of performance conditions related to 2012.

(12)	Represents (i) 2,034 unvested performance-based RSUs remaining from grants on March 8, 2011 which are eligible to vest subject to the attainment of performance conditions related to 2013; (ii) 3,790 unvested performance-based RSUs remaining from grants on February 16, 2012 which are eligible to vest subject to the attainment of performance conditions related to 2013 and 2014; and (iii) 5,492 shares underlying the synergy award that are currently unvested.

(14)

Represents (i) 4,000 unvested time-based RSUs remaining from a grant on February 16, 2012, of which 1,334 vested on February 16, 2013 and the remaining two-thirds will vest on February 16 of each of 2014 and 2015, subject to Mr. Asplund’s continued employment; (ii) 15,500 unvested time-based RSUs remaining from a grant on October 22, 2012 all of which will vest on October 22, 2015, subject to Mr. Asplund’s continued employment; (iii) 2,333 unvested time-based RSUs remaining from a grant on March 8, 2011 of which 1,167 vested on March 8, 2013 and the rest of which will vest on March 8, 2014, subject to Mr. Asplund’s continued employment; (iv) 1,666 time-based RSUs remaining from a grant on April 19, 2011 of which 833 will vest on April 19 of 2013 and 2014, subject to Mr. Asplund’s continued employment; (v) 3,333 unvested time-based RSUs remaining from a grant on March 11, 2010 which all vested on March 11, 2013; (vi) 3,594 (representing 2,500

RSUs at threshold and an additional 1,094 RSUs based on the achievement of performance metrics) unvested performance-based RSUs from grants on March 8, 2011 which vested on January 23, 2013 based upon the attainment of performance conditions related to 2012; and (vii) 3,893 (representing 2,708 RSUs at threshold and an additional 1,185 RSUs based on the achievement of performance metrics) unvested performance-based RSUs from grants on February 16, 2012 which vested on January 23, 2013 based upon the attainment of performance conditions related to 2012.

(15)	Represents (i) 2,500 unvested performance-based RSUs remaining from grants on March 8, 2011 which are eligible to vest subject to the attainment of performance conditions related to 2013; (ii) 5,414 unvested performance-based RSUs remaining from grants on February 16, 2012 which are eligible to vest subject to the attainment of performance conditions related to 2013 and 2014; and (iii) 9,885 shares underlying the synergy award that are currently unvested.

Option Exercises and Stock Vested in 2012

The table below summarizes, for each named executive officer, the number of shares acquired upon the exercise of stock options (with the value realized based on the difference between the closing price per share of our common stock and the exercise price on the date of exercise) and the vesting of stock awards in 2012 (with the value realized based on the closing price per share of our common stock on the date of vesting).

	Option Awards		Stock Awards(1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Michael Kneeland	—	—	41,086	1,744,486
William Plummer	—	—	19,291	825,219
Matthew Flannery	58,000	2,061,572	17,718	756,995
Jonathan Gottsegen	26,666	981,103	15,303	651,639
Dale Asplund	25,000	915,445	14,803	632,572

(1)	These columns do not include the performance-based RSUs that vested on January 23, 2013, representing the second tranche of the 2011 performance-based RSUs and the first tranche of the 2012 performance-based RSUs vesting at 143.75% of target. Cumulatively, this resulted in the vesting of an additional 25,310 RSUs for Mr. Kneeland, 7,606 RSUs for Mr. Plummer, 6,744 RSUs for Mr. Flannery, 5,646 RSUs for Mr. Gottsegen and 7,487 RSUs for Mr. Asplund.

Pension Benefits

The Company does not maintain any defined benefit pension plans.

Nonqualified Deferred Compensation in 2012

The deferrals reflected in the table below were made under the United Rentals, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”). The Deferred Compensation Plan is an unfunded plan and the participants in the plan are unsecured general creditors of the Company. The Company did not make any contributions to the Deferred Compensation Plan in 2012.

The Deferred Compensation Plan permits executives to defer all or part of the individual’s base salary, annual cash incentive award or restricted stock awards. Consistent with the plan and applicable Internal Revenue Service regulations, the individual selects the date that payment of the deferred amounts will begin and the payment schedule, which may be a lump sum or up to 15 annual installments. Deferred amounts are credited with earnings (or losses) based on the investment experience of measurement indices selected by the participant from among the choices offered by the plan.

Name	Executive Contributions in Last Fiscal Year ($)		Aggregate Earnings in Last Fiscal Year(1) ($)	Aggregate Withdrawals/(Distributions) ($)	Aggregate Balance at Last Fiscal Year ($)
Michael Kneeland	—		2,645	—	57,322	(2)
William Plummer	50,462	(3)	40,632	—	359,546	(2)
Matthew Flannery	—		—	—	—
Jonathan Gottsegen	—		—	—	—
Dale Asplund	—		—	—	—

(1)	The amount of earnings reported in this column are not included in the Summary Compensation Table for 2012 because no such earnings would be considered above-market or preferential earnings.

(2)	This amount represents Messrs. Kneeland’s and Plummer’s aggregate balances under the Deferred Compensation Plan at the end of 2012. No amount was previously reported as compensation for Mr. Kneeland in the Summary Compensation Table in 2011. Mr. Plummer’s balance includes $50,462 disclosed in the “salary” column in the Summary Compensation Table for 2012.

(3)	This amount is included in the “salary” column in the Summary Compensation Table for 2012.

Benefits upon Termination of Employment

We summarize below the benefits in effect as of December 31, 2012, which the named executive officers would receive upon a termination of employment.

If the employment of any of the named executive officers is terminated by us without “cause” or by the executive for “good reason,” the executives would be entitled to the following benefits, subject in each case to the execution of a release of claims in favor of the Company:

•	Cash severance:

•	Mr. Kneeland would receive a severance payment equal to 450% of his annual base salary, and would receive the payment over a two-year period.

•	Mr. Plummer would receive a severance payment equal to 190% of his annual base salary, and would receive the payment over a one-year period.

•	Mr. Flannery would receive a severance payment equal to 380% of his annual base salary, and would receive the payment over a two-year period.

•	Mr. Gottsegen would receive a severance payment equal to 180% of his annual base salary, and would receive the payment over a one-year period.

•	Mr. Asplund would receive a severance payment equal to 100% of his annual base salary, and would receive the payment over a one-year period.

•	Each of the unvested RSUs and options granted to all of the named executive officers in 2010, 2011 and 2012 would be cancelled and forfeited.

•

Mr. Kneeland would receive COBRA continuation coverage for up to 18 months at no cost. Each of Messrs. Plummer, Flannery, Gottsegen and Asplund would receive COBRA continuation coverage for up to one year at no cost.

•	For the synergy awards, each of the named executive officers would receive a pro-rated award payout with respect to the performance period that ends next following the date of the termination.

If the employment of any of the named executive officers is terminated due to death or disability, the executive (or his spouse or estate) would be entitled to the following benefits:

•

Each of Messrs. Kneeland, Plummer, Gottsegen, Flannery and Asplund would receive pro-rata vesting of the next tranche of RSUs and stock options that would have vested based on the executive’s continued employment with the Company.

•	Mr. Kneeland would receive COBRA continuation coverage for up to 18 months at no cost. Messrs. Plummer, Flannery and Gottsegen would receive COBRA continuation coverage for up to one year at no cost.

•	For the synergy awards, each of the named executive officers would receive a pro-rated award payout with respect to the performance period that ends next following the date of the termination.

Each of the named executive officers is subject to non-competition and non-solicitation restrictions for a period of time following the termination of their employment equal to two years in the case of Messrs. Kneeland and Flannery, and one year in the case of Messrs. Plummer, Gottsegen and Asplund.

The table below summarizes the compensation that the named executive officers would have received had they been terminated as of December 31, 2012.

	Termination by the Company without cause or by the executive for good reason				Death or disability
Executive	Cash severance, plus COBRA payments, if any ($)	Cash value of synergy award ($)(1)	Accelerated vesting of RSUs and stock options ($)(2)	Total ($)	COBRA payments ($)	Cash value of synergy award ($)(1)	Accelerated vesting of RSUs, Units and stock options ($)(2)	Total ($)
Michael Kneeland	4,299,380 (4,275,000 paid over two years and 24,380 paid over 18 months)(3)	167,808	—	4,467,188	24,380	167,808	3,201,200 (value of acceleration of vesting of 43,385 RSUs and 48,117 stock options)	3,393,388
William Plummer	985,254 (paid over one year)(4)	100,685	—	1,085,939	16,254	100,685	1,767,969 (value of acceleration of vesting of 18,660 RSUs and 29,469 stock options)	1,884,908
Matthew Flannery	1,917,043 (paid over two years)(5)	100,685	—	2,017,728	17,043	100,685	1,406,430 (value of acceleration of vesting of 14,947 RSUs and 23,784 stock options)	1,524,158
Jonathan Gottsegen	691,254 (paid over one year)(6)	41,952	—	733,206	16,254	41,952	840,238 (value of acceleration of vesting of 9,621 RSUs and 10,813 stock options)	898,444
Dale Asplund	442,043 (paid over one year)(7)	75,514	—	517,557	17,043	75,514	926,691 (value of acceleration of vesting of 11,626 RSUs and 10,813 stock options)	1,019,248

(1)	The value of the synergy award is prorated as of a termination on December 31, 2012, which would have occurred during the first performance period (April 30, 2012 through April 29, 2013).

(2)	Except as otherwise noted, amounts in this column reflect a closing price per share of the Company’s common stock of $45.52 on December 31, 2012. The value of unvested stock options for which vesting is accelerated is calculated as the excess between the closing price per share of the Company’s common stock of $45.52 on December 31, 2012 over the exercise price for those stock options.

(3)	Representing the sum of (i) 450% of Mr. Kneeland’s annual base salary as of December 31, 2012 ($950,000) paid over two years, and (ii) $24,380, being the cost of COBRA for 18 months, paid in the form of COBRA continuation coverage at no cost to Mr. Kneeland.

(4)	Representing the sum of (i) 190% of Mr. Plummer’s annual base salary as of December 31, 2012 ($510,000) paid over one year, and (ii) $16,254, being the cost of COBRA coverage for one year, paid in the form of COBRA continuation coverage at no cost to Mr. Plummer.

(5)	Representing the sum of (i) 380% of Mr. Flannery’s annual base salary as of December 31, 2012 ($500,000) paid over two years and (ii) $17,043, being the cost of COBRA coverage for one year, paid in the form of COBRA continuation coverage at no cost to Mr. Flannery.

(6)	Representing the sum of (i) 180% of Mr. Gottsegen’s annual base salary as of December 31, 2012 ($375,000) paid over one year and (ii) $16,254, being the cost of COBRA coverage for one year, paid in the form of COBRA continuation coverage at no cost to Mr. Gottsegen.

(7)	Representing the sum of (i) Mr. Asplund’s annual base salary as of December 31, 2012 ($425,000) paid over one year and (ii) $17,043, being the cost of COBRA coverage for one year, paid in the form of COBRA continuation coverage at no cost to Mr. Asplund. Mr. Asplund’s employment agreement does not specifically require the Company to provide COBRA continuation coverage, however, the Company intends to do so.

For each of Messrs. Kneeland, Plummer, Flannery, Gottsegen, and Asplund, “cause” generally includes, among other things, and subject to compliance with specified procedures: his willful misappropriation or destruction of our property; his conviction of a felony or other crime that materially impairs his ability to perform his duties or that causes material harm to us; his engagement in willful conduct that constitutes a breach of fiduciary duty to us and results in material harm to us; and his material failure to perform his duties; and “good reason” includes, among other things: demotion from the position set forth in the executive’s employment agreement; a decrease in compensation provided for under such agreement; a material diminution of the executive’s duties and responsibilities; or required relocation to another facility that is based more than 50 miles from Greenwich, Connecticut.

The definitions summarized above vary in some respects among the named executive officers’ agreements and are described in greater detail in such agreements, which have previously been filed as exhibits to our periodic reports with the SEC.

Benefits upon a Change in Control

We summarize below the benefits in effect as of December 31, 2012, which the named executive officers would receive upon a change in control.

If we terminate Mr. Kneeland’s employment without “cause” or he resigns for “good reason” within 12 months following a change in control of the Company, Mr. Kneeland would receive the following benefits:

•

an amount equal to 2.99 times the sum of his annual base salary and his target incentive under the Executive Plan, subject to reduction to the amount that would not trigger any excise tax on “parachute payments” if the reduction would result in a higher after-tax payment; and

•	COBRA continuation coverage for up to 18 months at no cost to Mr. Kneeland.

Pursuant to their applicable award agreement, all of the outstanding options and RSUs granted to our named executive officers would become fully vested:

•	if the change in control results in the Company ceasing to be publicly traded; or

•	if the employment of the executive is terminated by the Company without “cause” or by the executive for “good reason” within 12 months following any other type of change in control.

Pursuant to the synergy award agreements for each named executive officer, the Compensation Committee would have the discretion whether to (i) deem target performance criteria met and settle the award, (ii) provide that the award will remain outstanding and eligible for payment following the originally scheduled determination dates and subject to such performance criteria as the Compensation Committee may determine or (iii) take any other actions necessary or advisable and consistent with the terms of the plan. The table below assumes that the Compensation Committee exercises its discretion to deem target performance met and settle the award.

The table below summarizes the compensation that the named executive officers would have received in the event of a change in control of the Company as of December 31, 2012. Because the calculations in the table are based upon SEC disclosure rules and made as of a specific date, there can be no assurance that an actual change in control, if one were to occur, would result in the same or similar compensation being paid.

Executive	Payments upon a change in control that results in the Company ceasing to be publicly traded ($)(1)	Synergy Award payments upon a change in control ($)(2)	Payments (in addition to payments in the first column) upon termination by the Company without cause or by the executive for good reason within 12 months following a change in control ($)(1)	Total ($)
Michael Kneeland	6,203,470 (value of acceleration of vesting of 96,899 RSUs and 92,537 stock options)	1,000,000	6,415,505(3)	13,618,975	(4)
William Plummer	2,861,759 (value of acceleration of vesting of 36,036 RSUs and 46,935 stock options)	600,000	985,253(5)	4,447,012
Matthew Flannery	2,358,560 (value of acceleration of vesting of 30,502 RSUs and 38,935 stock options)	600,000	1,917,043(6)	4,875,603
Jonathan Gottsegen	1,386,016 (value of acceleration of vesting of 19,551 RSUs and 13,333 stock options)	250,000	691,254(7)	2,327,270
Dale Asplund	2,312,694 (value of acceleration of vesting of 39,954 RSUs and 13,333 stock options)	450,000	442,043(8)	3,204,737

(1)	Amounts in this column reflect a closing price per share of the Company’s common stock of $45.52 on December 31, 2012. The value of acceleration of vesting of unvested stock options is calculated as the excess between the closing price per share of the Company’s common stock of $45.52 on December 31, 2012 over the exercise price for those stock options.

(2)	The synergy award agreement grants the Compensation Committee the discretion of whether to deem target performance criteria met and settle the award or to provide that the award will remain outstanding and eligible for payment following the originally scheduled determination dates and subject to such performance criteria as the Compensation Committee may determine, upon a change in control. This amount assumes that the Compensation Committee exercises its discretion to deem target performance met and settle the award.

(3)	Representing the sum of (i) $6,391,125, being 2.99 times 225% of Mr. Kneeland’s annual base salary as of December 31, 2012 ($950,000) and (ii) $24,380, being the cost of COBRA for 18 months, paid in the form of COBRA continuation coverage at no cost to Mr. Kneeland.

(4)	In the scenario illustrated in this table, the total amount payable to Mr. Kneeland would have been reduced, under the terms of his employment agreement, by $2,102,604 to a total of $11,867,012 in order to avoid triggering excise tax under Section 280G of the Internal Revenue Code.

(5)	Representing the sum of (i) 190% of Mr. Plummer’s annual base salary as of December 31, 2012 ($510,000) paid over one year and (ii) $16,254, being the cost of COBRA coverage for one year, paid in the form of COBRA continuation coverage at no cost to Mr. Plummer.

(6)	Representing the sum of (i) 380% of Mr. Flannery’s annual base salary as of December 31, 2012 ($500,000) paid over one year and (ii) $17,043, being the cost of COBRA coverage for one year, paid in the form of COBRA continuation coverage at no cost to Mr. Flannery.

(7)	Representing the sum of (i) 180% of Mr. Gottsegen’s annual base salary as of December 31, 2012 ($375,000) paid over one year and (ii) $16,254, being the cost of COBRA coverage for one year, paid in the form of COBRA continuation coverage at no cost to Mr. Gottsegen.

(8)	Representing the sum of (i) Mr. Asplund’s annual base salary as of December 31, 2012 ($425,000) paid over one year and (ii) $17,043, being the cost of COBRA coverage for one year, paid in the form of COBRA continuation coverage at no cost to Mr. Asplund. Mr. Asplund’s employment agreement does not specifically require the Company to provide COBRA continuation coverage, however, the Company intends to do so.

For purposes of the named executive officers’ grants, a “change in control” generally includes a person or entity acquiring more than 50% of the total voting power of the Company’s outstanding voting securities, as well as any merger, sale or disposition by the Company of all or substantially all of its assets or business combination involving the Company (other than a merger or business combination that leaves the voting securities of the Company outstanding immediately prior thereto continuing to represent—either by remaining outstanding or by being converted into voting securities of the surviving entity—more than 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or business combination). This definition varies in some respects among the named executive officers’ agreements and is described in greater detail in such agreements. In particular, earlier award agreements may contain different definitions.

Equity Compensation Plan Information

The following table sets forth information regarding outstanding options and shares reserved for future issuance under the Company’s executive compensation plans in effect as of December 31, 2012:

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders	2,493,305	(1)	$14.48	2,913,106	(2)
Equity compensation plan not approved by security holders	179,750	(3)	$8.837	—
Total	2,673,055			2,913,242

(1)	Consists of awards issued under the 2010 Amended and Restated Plan, the 2001 Comprehensive Stock Plan and the 2001 Senior Plan. This amount includes 1,385,303 restricted stock units. The weighted-average exercise price information in column (b) does not include these restricted stock units.

(2)	Consists of shares available under the 2010 Plan and the 2001 Comprehensive Stock Plan, which may be subject to awards of stock options, stock appreciation rights, shares of restricted stock, restricted stock units and performance awards as determined by the Compensation Committee in its discretion. In addition, shares covered by outstanding awards become available for new awards if the award is forfeited or expires before delivery of the shares. No additional awards may be granted under the 1997 Stock Option Plan.

(3)	Consists of awards issued under the 1998-2 Stock Option Plan. The plans that were not approved by our stockholders are our 1998 Supplemental Stock Option Plan and our 2001 Stock Plan, although there are no awards outstanding under our 2001 Stock Plan. Only employees who are not officers or directors are eligible for awards under these plans. The 1998 Supplemental Stock Option Plan provides for the grant of stock options, and the 2001 Stock Plan provides for the award of equity and equity-based awards including stock options and shares of restricted stock. As noted above, no further shares are authorized for grant under these plans other than shares that become available for grant due to the cancellation or termination of outstanding awards.

DIRECTOR COMPENSATION

Director Fees

Directors who are executive officers of the Company are not paid additional compensation for serving as directors.

For 2012, the Company’s non-executive chairman received total annual compensation of $600,000, with (i) $200,000 paid in cash, in arrears, quarterly at the same time that other non-management directors receive the cash component of their pay (as described below), and (ii) $400,000 (made up of a $225,000 RSU award granted to Dr. Britell in recognition of her service as chairman and an additional one-time grant of $175,000 RSUs in recognition of the Dr. Britell’s significant contributions to the RSC Transaction) paid in fully vested RSUs, granted on the date of the Company’s annual meeting and, subject to acceleration in certain circumstances, settled three years after the date of grant. For any partial year, a pro-rata portion of such compensation is paid. Such compensation is in lieu of any other pay (e.g., annual retainer fees and meeting attendance fees).

For 2012, the Company’s non-management directors (other than its non-executive Chairman) received the following compensation (as applicable):

•	annual retainer fees of (i) $80,000 for serving as director, (ii) $25,000 for serving as Chairman of the Audit Committee and (iii) $15,000 for serving as Chairman of the Compensation Committee;

•	annual retainer fees of (i) $12,500 for serving as a member of the Audit Committee and (ii) $7,500 for serving as a member of the Compensation Committee;

•	an annual equity grant of $125,024 in fully vested RSUs, generally to be settled after three years (subject to acceleration and further deferral in certain circumstances).

The Board believes stock ownership guidelines are a key vehicle for aligning the interests of non-management directors and the Company’s stockholders and has adopted stock ownership guidelines for non-management directors. Under these guidelines, within four years after joining the Board (or May 1, 2006 in the case of existing members), each non-management member of the Board is required to hold three times the annual cash retainer in the Company’s common stock. The following shares count towards meeting these ownership guidelines: shares that are directly owned by the non-management director; shares that are beneficially owned by the non-management director, such as shares held in “street name” through a broker or shares held in trust; amounts credited to the non-management director’s deferred compensation account that are invested or deemed invested in the Company’s common stock; unvested restricted stock or RSUs that vest based on continued service; and the value of the spread (the difference between the exercise price and the full market value of the Company’s common stock) of fully vested stock options. Each of the non-management directors had satisfied the stock ownership guidelines when their holdings were measured as of December 2012.

The Company also maintains a medical benefits program, comparable to that offered to its employees, in which its directors are eligible to participate at their own cost.

The Company provides directors with transportation and accommodations in connection with their travel to and from Board, committee and stockholder meetings and other travel related to their functions and duties as directors. Such transportation may include business class travel on commercial airlines.

The Company believes its compensation arrangements for non-management directors are comparable to the compensation levels for non-management directors at the majority of its peer companies.

Deferred Compensation Plan for Directors

The Company maintains the United Rentals, Inc. Deferred Compensation Plan for Directors, under which its non-management directors may elect to defer receipt of the fees that would otherwise be payable to them. Deferred fees are credited to a book-keeping account and are deemed invested, at the director’s option, in either a money market fund or shares of the Company’s common stock. In such event, the director’s account either is credited with shares in the money market fund or shares of the Company’s common stock equal to the deferred amount, and the account is fully vested at all times.

In addition, non-management directors have the ability to elect to further defer the settlement of their vested RSUs for at least five years beyond the originally scheduled settlement date in a manner consistent with Section 409A and the applicable regulations. See “Security Ownership of Certain Beneficial Owners and Management” for information regarding the outstanding RSUs held by the Company’s non-management directors.

Director Compensation for Fiscal Year 2012

The table below summarizes the compensation paid by the Company to non-management directors for the fiscal year ended December 31, 2012.

Name(1)	Fees Earned in Cash 2012 ($)		Stock Award(2)(3) ($)		Total ($)
Jenne K. Britell	200,000		400,000	(4)	600,000
José B. Alvarez	97,124		125,024		222,148
Howard L. Clark, Jr.	35,560		125,024		160,584
Bobby J. Griffin	105,332	(5)	125,024		230,355
Pierre E. Leroy	63,672		125,024		188,696
Singleton B. McAllister	100,000		125,024		225,024
Brian D. McAuley	105,559		125,024		230,583
John S. McKinney	109,399		125,024		234,423
James H. Ozanne	61,992		125,024		187,016
Jason D. Papastavrou	101,701		125,024		226,725
Filippo Passerini	100,284		125,024		225,308
Donald C. Roof	65,533		125,024		190,557
Keith Wimbush	92,500		125,024		217,524

(1)	As of December 31, 2012, Messrs. McAllister and McAuley had 6,000 outstanding stock options each and Mr. Papastavrou had 3,000 outstanding stock options. As of December 31, 2012, Messrs. Alvarez, McAllister, McAuley, McKinney, Passerini and Wimbush had 11,248 outstanding RSUs each; Messrs. Leroy, Ozanne and Roof had 3,841 outstanding RSUs each; Dr. Britell had 38,249 outstanding RSUs; and Mr. Papastavrou had 21,522 outstanding RSUs. As of December 31, 2012, each of the following executives had the respective number of fully vested shares of the Company’s common stock outstanding: Dr. Britell, 27,414; Mr. Alvarez, 9,900; Mr. Leroy, 19,134; Mr. McAllister, 13,310; Mr. McAuley, 15,604; Mr. McKinney, 7,500; Mr. Ozanne, 28,840; Mr. Papastavrou, 3,036; Mr. Passerini, 7,500; Mr. Roof, 16,720; Mr. Wimbush, 1,500.

(2)	The amounts in this column represent the grant date fair value of RSU awards computed in accordance with stock-based compensation accounting rules (ASC Topic 718) for 2012. The valuation methodology is based on the fair market value of the Company’s common stock on the grant date. Fair market value is based on the closing price per share of the Company’s common stock of $32.55 on June 8, 2012.

(3)	Each non-management director received an award of 3,841 RSUs on June 8, 2012, except for Dr. Britell, who received 12,289 as the equity component of her compensation arrangement as non-executive Chairman of the Company. For purposes of determining the number of RSUs to grant, the closing price per share of the Company’s common stock of $32.55 on June 8, 2012 was used. Because we do not grant fractional RSUs, the number of RSUs granted is rounded up to the nearest whole share of common stock and, accordingly, the actual value of the RSU component of director compensation may vary slightly from the director fees discussed above. All RSUs granted to non-management directors in 2012 are fully vested as of the date of grant but are not settled until the earlier of (i) June 8, 2015, (ii) the fifth business day following the director’s termination of service for any reason and (iii) the date of a change in control of the Company (subject to further deferral in certain circumstances).

(4)	Represents a $225,000 RSU award granted in recognition of Dr. Britell’s services as chairman and an additional one-time grant of $175,000 RSUs in recognition of Dr. Britell’s significant contributions to the RSC Transaction.

(5)	Represents cash compensation earned in 2012, $31,600 of which was paid in cash and the remainder of which was deferred, resulting in the issuance of fully vested RSUs.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth, to the best of the Company’s knowledge and belief, certain information regarding the beneficial ownership of the Company’s common stock by (i) each person known to the Company to be the beneficial owner of more than 5% of the Company’s outstanding common stock as of March 11, 2013, (ii) each director and certain named executive officers of the Company as of March 7, 2013 and (iii) all of the Company’s directors and executive officers as a group as of March 7, 2013.

Security Ownership of Certain Beneficial Owners

The following sets forth certain information concerning each person known to the Company who may be considered a beneficial owner of more than 5% of the Company’s outstanding common stock as of March 11, 2013.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
BlackRock, Inc.	10,223,647	(1)	10.99%

(1)	Derived from a Schedule 13G/A filed with the SEC on March 11, 2013, by BlackRock, Inc. with respect to holdings as of February 28, 2013. According to the Schedule 13G/A, BlackRock, Inc. is a parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G) of the Exchange Act. BlackRock, Inc. is the beneficial owner of 10,223,647 shares, of which it has sole power to vote or direct the vote of 10,223,647 shares and the sole power to dispose or to direct the disposition of 10,223,647 shares. BlackRock, Inc.’s address is 40 East 52nd Street, New York, New York 10022.

Security Ownership by Management

Direct and indirect ownership of common stock by each of the directors, each of the named executive officers and by all executive officers and directors as a group is set forth in the following table as of March 7, 2013, together with the percentage of total shares outstanding at such time represented by such ownership. For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 under the Exchange Act, under which, in general, a person is deemed to be the beneficial owner of a security if he or she has or shares the power to vote or to direct the voting of the security or the power to dispose or to direct the disposition of the security, or if he or she has the right to acquire the beneficial ownership of the security within 60 days.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)		Percent of Class(2)
Michael J. Kneeland	552,658	(3)	*
William B. Plummer	260,217	(4)	*
Matthew J. Flannery	97,092	(5)	*
Jonathan M. Gottsegen	31,802	(6)	*
Dale A. Asplund	27,048	(7)	*
Jenne K. Britell	60,663	(8)	*
José B. Alvarez	21,148	(9)	*
Bobby J. Griffin	23,577	(10)	*
Pierre E. Leroy	22,975	(11)	*
Singleton B. McAllister	30,558	(12)	*
Brian D. McAuley	32,852	(13)	*
John S. McKinney	18,748	(14)	*
James H. Ozanne	27,306	(15)	*
Jason D. Papastavrou	27,558	(16)	*
Filippo Passerini	18,748	(17)	*
Donald C. Roof	22,061	(18)	*
Keith Wimbush	12,748	(19)	*
All executive officers and directors as a group (18 persons)	1,312,728	(20)	1.4%

*	Less than 1%

(1)	The address of each executive officer and director is c/o United Rentals, Inc., Five Greenwich Office Park, Greenwich, Connecticut 06831.

(2)	Unless otherwise indicated, each person or group of persons named above has sole investment and voting power with respect to the shares indicated. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares, which, as of a given date, such person or group has the right to acquire within 60 days after such date. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, any security, which such person or group has the right to acquire within 60 days after such date, is deemed to be outstanding for the purpose of computing the percentage ownership of such person or group, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person or group.

(3)	Consists of 218,783 outstanding shares, 24,056 shares issuable upon the settlement of RSUs that are scheduled to vest in March 2013, 266,010 shares issuable upon the exercise of currently exercisable stock options, 34,810 options that will become exercisable in March 2013 and 8,999 shares held indirectly through a retirement plan.

(4)	Consists of 48,849 outstanding shares, 14,167 shares issuable upon the settlement of RSUs that are scheduled to vest in March 2013, 28,333 options that will become exercisable in March 2013 and 168,868 shares issuable upon the exercise of currently exercisable stock options.

(5)	Consists of 40,892 outstanding shares, 10,333 shares issuable upon the settlement of RSUs that are scheduled to vest in March 2013, 35,666 options that will become exercisable in March 2013 and 10,201 shares issuable upon the exercise of currently exercisable stock options.

(6)	Consists of 12,469 outstanding shares, 6,000 shares issuable upon the settlement of RSUs that are scheduled to vest in March 2013 and 13,333 shares issuable upon the exercise of options that will become exercisable in March 2013.

(7)	Consists of 8,383 outstanding shares, 4,499 shares issuable upon settlement of RSUs that are scheduled to vest in March 2013, 833 shares issuable upon settlement of RSUs that are scheduled to vest in April 2013 and 13,333 shares issuable upon the exercise of options that will become exercisable in March 2013.

(8)	Consists of 22,414 outstanding shares and 38,249 shares issuable upon settlement of RSUs that have vested (but with respect to which settlement of 13,039 RSUs is deferred until May 2013, settlement of 7,741 RSUs is deferred until May 2014, settlement of 12,289 is deferred until June 2015 and settlement of 5,180 RSUs is deferred until May 2016, subject to acceleration under certain conditions).

(9)	Consists of 9,900 outstanding shares and 11,248 shares issuable upon settlement of RSUs that have vested (but with respect to which settlement of 4,458 RSUs is deferred until May 2013, settlement of 2,949 RSUs is deferred until May 2014, and 3,841 RSUs is deferred until June 2015, subject to acceleration in certain conditions).

(10)	Consists of 18,748 shares issuable upon settlement of RSUs that have vested (but with respect to which settlement of 7,500 RSUs is deferred until June 2017, settlement of 4,458 RSUs is deferred until May 2018, settlement of 2,949 RSUs is deferred until May 2019 and settlement of 3,841 RSUs is deferred until June 2020, subject to acceleration in certain conditions) and 4,829 shares issuable upon settlement of Phantom Stock Units that will be paid on the first day of the month following termination of Mr. Griffin’s service as a director.

(11)	Consists of 19,134 outstanding shares and 3,841 shares issuable upon settlement of RSUs that have vested (but with respect to which settlement is deferred until June 2015, subject to acceleration in certain conditions).

(12)	Consists of 13,310 outstanding shares, 6,000 shares issuable upon the exercise of currently exercisable stock options and 11,248 shares issuable upon settlement of RSUs that have vested (but with respect to which settlement of 4,458 RSUs is deferred until May 2013, settlement of 2,949 RSUs is deferred until May 2014 and settlement of 3,841 RSUs is deferred until June 2015, subject to acceleration in certain conditions).

(13)	Consists of 15,604 outstanding shares, 6,000 shares issuable upon the exercise of currently exercisable stock options and 11,248 shares issuable upon settlement of RSUs that have vested (but with respect to which settlement of 4,458 RSUs is deferred until May 2013, settlement of 2,949 RSUs is deferred until May 2014 and 3,841 RSUs is deferred until June 2015, subject to acceleration in certain conditions).

(14)	Consists of 7,500 outstanding shares and 11,248 shares issuable upon settlement of RSUs that have vested (but with respect to which settlement of 4,458 RSUs is deferred until May 2013, settlement of 2,949 RSUs is deferred until May 2014 and settlement of 3,841 RSUs is deferred until June 2015, subject to acceleration in certain conditions).

(15)	Consists of 23,465 outstanding shares and 3,841 shares issuable upon settlement of RSUs that have vested (but with respect to which settlement is deferred until June 2015, subject to acceleration in certain conditions).

(16)	Consists of 3,036 outstanding shares, 3,000 shares issuable upon the exercise of currently exercisable stock options and 21,522 shares issuable upon settlement of RSUs that have vested (but with respect to which settlement of 3,841 RSUs is deferred until June 2015, settlement of 2, 774 RSUs is deferred until May 2016, 7,500 RSUs is deferred until June 2017, 4,458 RSUs is deferred until May 2018 and settlement of 2,949 RSUs is deferred until May 2022, subject to acceleration in certain conditions).

(17)	Consists of 7,500 outstanding shares and 11,248 shares issuable upon settlement of RSUs that have vested (but with respect to which settlement of 4,458 RSUs is deferred until May 2013, settlement of 2,949 RSUs is deferred until May 2014 and settlement of 3,841 RSUs is deferred until June 2015, subject to acceleration in certain conditions).

(18)	Consists of 16,720 outstanding shares and 3,841 shares issuable upon settlement of RSUs that have vested (but with respect to which settlement is deferred until June 2015, subject to acceleration in certain conditions) and 1,500 shares held indirectly through the Roof Family Foundation, Inc.

(19)	Consists of 1,500 outstanding shares and 11,248 shares issuable upon settlement of RSUs that have vested (but with respect to which settlement of 4,458 RSUs is deferred until May 2013, settlement of 2,949 RSUs is deferred until May 2014 and settlement of 3,841 RSUs is deferred until June 2015, subject to acceleration in certain conditions).

(20)	Consists of 480,229 outstanding shares, 595,554 shares issuable upon the exercise of currently exercisable stock options or options that will vest within 60 days, 226,446 shares issuable upon settlement of RSUs or Phantom Stock Units that have vested (but with respect to which settlement is deferred) or will vest within 60 days, 1,500 shares held indirectly through a foundation and 8,999 shares held indirectly through the Company’s retirement plan.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The Board has adopted a written policy for the review and approval of any “related party transaction,” which is defined under the policy as any relationship, arrangement, transaction or series of similar transactions between the Company and one of our executive officers, directors, director nominees (or their respective immediate family members), 5% stockholders or an entity in which any of the foregoing has a direct or indirect material interest, including transactions requiring disclosure under Item 404(a) of Regulation S-K under the Exchange Act, other than the following:

•	transactions available to all employees generally;

•

transactions where the related party’s interest arises solely from the ownership of our securities and all holders of the securities receive the same benefit on a pro-rata basis, unless, in the case of securities other than our common stock, related parties participating in the transaction in the aggregate own more than 25% of the outstanding shares or principal amount of the securities;

•	transactions involving (or reasonably expected to involve) less than $120,000 in any 12-month period when aggregated;

•	transactions involving director or executive officer retention, services, benefits or compensation approved or recommended by the Compensation Committee or approved by the Board; or

•

transactions between the Company and another entity in which (i) the related party is an immediate family member of a director or executive officer of the Company and his or her only relationship with the other entity is as an employee (other than an executive officer) and/or less than 3% beneficial owner of the entity, and (ii) the aggregate amount involved does not exceed 5% of the other entity’s annual revenues.

Any proposed related party transaction will be reviewed and, if deemed appropriate, approved by the Audit Committee. When practicable, the review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the Audit Committee will review, and, if deemed appropriate, ratify the transaction. In either case, the Audit Committee will take into account, among other factors deemed appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. The Board has also delegated to the Chairman of the Audit Committee the authority to approve or ratify related party transactions in which the aggregate amount involved is reasonably expected to be less than $1 million, subject to reporting at the next Audit Committee meeting any such approval or ratification.

AUDIT COMMITTEE REPORT

The Audit Committee operates pursuant to a written charter, which complies with the corporate governance standards of the NYSE. The Audit Committee reviews and reassesses its charter annually, and recommends any proposed changes to the full Board for approval. The Audit Committee charter was most recently reviewed and amended in March 2013. A copy of the current charter is available on our website at http://www.ur.com under “Corporate Governance” in the Investor Relations section.

Pursuant to its charter, the Audit Committee assists the Board in monitoring, among other things, the integrity of the Company’s financial statements and the performance of the Company’s internal audit function and independent registered public accounting firm. Management is responsible for the Company’s financial reporting process, the system of internal controls, including internal control over financial reporting, and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. The Company’s independent registered public accounting firm, Ernst & Young LLP (“E&Y”), is responsible for the integrated audit of the consolidated financial statements and internal control over financial reporting.

In the discharge of its responsibilities, the Audit Committee has reviewed and discussed with management and E&Y the Company’s audited consolidated financial statements as of and for the fiscal year ended December 31, 2012.

The Audit Committee has also discussed and reviewed with E&Y all communications required under the standards of the Public Company Accounting Oversight Board (the “PCAOB”), including the matters required to be discussed by E&Y with the Audit Committee under PCAOB standards.

In addition, E&Y provided to the Audit Committee a formal written statement describing all relationships between E&Y and the Company that might bear on E&Y’s independence as required by the applicable requirements of the PCAOB regarding an independent registered public accounting firm’s communications with the audit committee concerning independence. The Audit Committee reviewed and discussed with E&Y any relationships that may impact E&Y’s objectivity and independence from the Company and management, including the provision of non-audit services to the Company, and satisfied itself as to E&Y’s objectivity and independence.

The Audit Committee also has discussed and reviewed with the Company’s vice president—internal audit (“VP-IA”) and E&Y, with and without management present, the Company’s work in complying with the requirements of Section 404 under the Sarbanes-Oxley Act of 2002 regarding internal control over financial reporting. In connection therewith, the Audit Committee also discussed with the VP-IA, with and without other members of management present, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2012 and, with management and E&Y, E&Y’s audit report on internal control over financial reporting as of December 31, 2012.

Based upon the reviews and discussions outlined above, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements as of and for the fiscal year ended December 31, 2012 be included in the Company’s annual report on Form 10-K for such fiscal year for filing with the SEC.

THE AUDIT COMMITTEE

John S. McKinney (Chairman)

José B. Alvarez

Bobby J. Griffin

Jason D. Papastavrou

Donald C. Roof

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

General

The Audit Committee has appointed E&Y as independent registered public accounting firm to audit the financial statements and the internal control over financial reporting of the Company for 2013, subject to ratification by stockholders.

In the event that our stockholders fail to ratify this appointment, or an engagement letter is not finalized, another independent registered public accounting firm will be appointed by the Audit Committee. Even if this appointment is ratified, the Audit Committee, in its discretion, may appoint a new independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interest of the Company and its stockholders.

A representative of E&Y is expected to be present at the 2013 annual meeting with an opportunity to make a statement if he or she so desires and will be available to respond to questions.

Information Concerning Fees Paid to Our Independent Registered Public Accounting Firm

The following table sets forth the fees paid or accrued by the Company for the audit and other services provided by E&Y for fiscal years 2012 and 2011.

	2012	2011
Audit Fees	$3,820,000	$2,434,511
Audit-Related Fees	$55,000	$55,000
Tax Fees	$159,500	$38,150
All Other Fees	$3,000	$3,000

Total	$4,037,500	$2,530,661

Audit Fees.    Audit fees consist of fees associated with the integrated audit of our annual financial statements and internal control over financial reporting, review of our quarterly reports on Form 10-Q, and other services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

Audit-Related Fees.    Audit-related fees consist of fees for services, other than the services described under “Audit Fees,” which are reasonably related to the audit of our annual financial statements and review of our quarterly reports on Form 10-Q. These fees included fees for services related to audits of the Company’s employee benefit plan of $55,000 in fiscal 2012 and fiscal 2011.

Tax Fees.    Tax fees consist of fees for services rendered for tax compliance, tax advice and tax planning. These fees included fees for (i) assistance with international tax services of $28,000 in fiscal 2011, (ii) other tax services of $29,500 in fiscal 2012 and $10,150 in fiscal 2011, and (iii) merger related tax services of $130,000 in fiscal 2012.

All Other Fees.    All other fees consist of fees for services, other than services described in the above three categories, totaling $3,000 in fiscal 2012 and $3,000 in fiscal 2011, principally including support services.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Registered Public Accounting Firm

The charter of the Audit Committee requires that the committee pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent registered public accounting firm, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act and Rule 2-01 of Regulation S-X thereunder. The Audit Committee pre-approved 100% of the auditing services and permitted non-audit services rendered by E&Y in 2012 and 2011.

The Audit Committee’s policy is to either pre-approve specific services or specific categories of services. In each case, a fee budget is approved for the service or category, as the case may be, and such budget may not be exceeded without further approval by the Audit Committee. When a category of service is pre-approved, sufficient details must be provided to enable the members of the Audit Committee to understand the nature of the services being approved. In addition, the categories must be sufficiently narrow that management will not later be placed in the position of deciding the scope of the services that have been pre-approved.

The Audit Committee may delegate its pre-approval authority to a subcommittee consisting of one or more members of the Audit Committee; provided that any pre-approval by an individual member is required to be reported to the full committee for its review at its next scheduled meeting. Currently, Mr. McKinney exercises such delegated pre-approval authority on behalf of the Audit Committee.

Policy on Hiring Current or Former Employees of Independent Registered Public Accounting Firm

The Audit Committee has adopted a policy regarding the hiring of current or former employees of the Company’s independent registered public accounting firm. Pursuant to this policy, the Company generally will not hire or permit to serve on the Board any person who is concurrently a partner, principal, shareholder or professional employee of its independent registered public accounting firm or, in certain cases, an immediate family member of such a person. In addition, the Company generally will not hire a former partner, principal, shareholder or professional employee of its independent registered public accounting firm in a financial reporting oversight role if he or she was a member of the audit engagement team who provided more than ten hours of audit, review or attest services for the Company without waiting for a required two-year “cooling-off” period to elapse. Further, the Company generally will not hire a former partner, principal, shareholder or professional employee of its independent registered public accounting firm in an accounting role or a financial oversight role if he or she remains in a position to influence the independent registered public accounting firm’s operations or financial policies, has capital balances in the independent registered public accounting firm or maintains certain other financial arrangements with the independent registered public accounting firm.

This policy is subject to certain limited exceptions, such as with respect to individuals employed by the Company as a result of a business combination between an entity that is also an audit client of the independent registered public accounting firm and individuals employed by the Company in an emergency or other unusual circumstance, provided that the Audit Committee determines that the relationship is in the best interest of the Company’s stockholders.

Voting

Ratification of the appointment of E&Y as independent registered public accounting firm to audit the financial statements of the Company for 2013 requires the affirmative vote of a majority of the shares present in person or represented by proxy at the annual meeting and entitled to vote on the matter. Abstentions will have the same effect as a vote against such ratification, whereas shares not represented at the meeting will not be counted for purposes of determining whether such ratification has been approved.

The Board unanimously recommends a vote FOR the ratification of the appointment of E&Y as independent registered public accounting firm of the Company (designated as Proposal 2 on the enclosed proxy card).

PROPOSAL 3

ADVISORY APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION

As required by Exchange Act rules, we are holding an advisory vote to give stockholders the opportunity to express their views on the compensation of our named executive officers. At our 2011 annual meeting, our stockholders voted (on a non-binding basis) in favor of holding an advisory vote on executive compensation every year, consistent with the recommendation of our Board. After consideration of these results, we have decided to hold future advisory votes on executive compensation each year until the next advisory vote on frequency occurs. Under this policy, the next advisory vote to approve executive compensation will be held in 2014.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of the named executive officers and the executive compensation philosophy, policies and programs described in this proxy statement. This proposal is advisory, and therefore not binding on the Company, the Board or the Compensation Committee. We ask that you support the compensation of our named executive officers as disclosed under the heading “Executive Compensation,” including the “Compensation Discussion and Analysis” section and the accompanying compensation tables and related narrative disclosure.

As described in detail under “Executive Compensation,” we seek to align executive compensation with the achievement of the Company’s business objectives and to attract, reward and retain talented executive officers. The Board believes the Company’s compensation program strikes the appropriate balance between utilizing responsible, measured pay practices and incentivizing the named executive officers to create value for our stockholders. In addition, the Company’s 2012 financial performance, as compared to 2011 (on a pro forma basis, assuming the Company and RSC were combined for full year 2012 and 2011), reflected increases in total revenues of 12.8%, Adjusted EBITDA of 33%, rental rates by 6.9%, and total stockholder return by 54.04%. Our stockholders have supported the Company’s compensation program by voting overwhelmingly in favor of the say-on-pay proposals approving the compensation paid to the named executive officers in 2011 and 2012. In 2011, 98.99% of stockholders approved our compensation program. At the 2012 annual meeting, 99.36% of stockholders voting either for or against approval of our compensation program approved our compensation program. Some of the key aspects of our compensation program are as follows:

•

A substantial percentage of our compensation is performance-based equity compensation subject to certain forfeiture provisions. The Company has determined to make more significant use of performance-based securities that vest based on the achievement of certain performance goals. These performance-based securities are directly linked to the Company’s financial performance metrics and vest based on these metrics, as opposed to time-based securities, which vest based simply on continued employment;

•	Our compensation program does not provide for special perquisites for our named executive officers, aircraft usage or tax gross-ups (except in the case of corporate relocations); and

•

In February 2010, we adopted stock ownership guidelines for senior management. Although these stock ownership guidelines do not require compliance until 2015, our named executive officers and all other officers were in compliance with them as of December 2012.

You are encouraged to read the information detailed under “Executive Compensation” beginning on page 20 of this proxy statement, for additional details about our executive compensation programs.

The Board strongly endorses the Company’s executive compensation program and recommends that stockholders vote in favor of the following resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for the 2013 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the “Compensation Discussion and Analysis,” compensation tables and narrative discussion.”

The Board unanimously recommends a vote FOR the approval of the compensation paid to our named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC (designated as Proposal 3 on the enclosed proxy card).

OTHER MATTERS

Other Matters to be Presented at the 2013 Annual Meeting

As of the date of this proxy statement, the Board does not know of, or have reason to expect that there will be, any matter to be presented for action at the annual meeting other than the proposals described herein. If any other matters not described herein should properly come before the annual meeting for stockholder action, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in respect thereof in accordance with the Board’s recommendations.

Availability of Annual Report on Form 10-K and Proxy Statement

Upon the written request of any record holder or beneficial owner of shares entitled to vote at the annual meeting, we will provide, without charge, a copy of our annual report on Form 10-K for the fiscal year ended December 31, 2012, as filed with the SEC, including financial statements and financial statement schedules, but excluding exhibits. Such requests should be mailed to United Rentals, Inc., Five Greenwich Office Park, Greenwich, Connecticut 06831, Attention: Corporate Secretary.

Stockholders of record sharing an address who wish to receive separate paper copies of the proxy statement and annual report to stockholders, or who wish to begin receiving a single paper copy of such materials, may make such request as follows:

•	if you are a stockholder of record, by writing to our transfer agent, American Stock Transfer & Trust Company, at 59 Maiden Lane, New York, NY 10038 or by calling 1-800-937-5449; or

•	if you are a beneficial owner, by contacting your bank, broker or other nominee or fiduciary to make such request.

Stockholders of record sharing an address who elect to receive a single paper copy of the proxy statement and annual report will continue to receive separate proxy cards.

If you would like to receive future stockholder communications via the Internet exclusively, and no longer receive any material by mail, please visit http://www.amstock.com and click on “Shareholder Account Access” to enroll. Please enter your account number and tax identification number to log in, then select “Receive Company Mailings via E-Mail” and provide your e-mail address.

Incorporation by Reference

To the extent that this proxy statement has been or will be specifically incorporated by reference into any other filing by the Company under the Securities Act of 1933, as amended or the Exchange Act, the sections of this proxy statement entitled “Compensation Committee Report” and “Audit Committee Report” (to the extent permitted by SEC rules) shall not constitute soliciting materials and should not be deemed filed or so incorporated, except to the extent the Company specifically incorporates such report in such filing.

Section 16(a) Beneficial Ownership Reporting Compliance

The members of the Board, the executive officers and persons who hold more than ten percent of the outstanding Common Stock are subject to the reporting requirements of Section 16(a) of the Exchange Act, which requires them to file reports with respect to their ownership of our common stock and their transactions in such common stock. Based upon a review of (i) the copies of Section 16(a) reports that we have received from such persons or entities for transactions in our common stock and their common stock holdings for the fiscal year ended December 31, 2012 and (ii) the representations received from one or more of such persons or entities that no annual Form 5 reports were required to be filed by them for the fiscal year ended December 31, 2012, we believe all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by our directors, executive officers and beneficial owners of more than ten percent of our common stock.

Stockholder Proposals for the 2014 Annual Meeting

A stockholder proposal for business to be brought before the 2014 annual meeting of stockholders will be acted upon only in the following circumstances:

•

if the proposal is to be included in next year’s proxy statement, pursuant to Rule 14a-8 under the Exchange Act, the proposal (meeting all the requirements set forth in the SEC’s rules and regulations) is received by our corporate secretary on or before November 27, 2013; or

•

if the proposal is not to be included in next year’s proxy statement, pursuant to our by-laws, a written proposal (meeting all other requirements set forth in our by-laws) is received by our corporate secretary after January 8, 2014 but on or before February 7, 2014 (unless the 2014 annual meeting is not scheduled to be held within the period between April 8, 2014 and June 7, 2014, in which case our by-laws prescribe an alternate deadline).

In addition, the stockholder proponent must appear in person at the 2014 annual meeting or send a qualified representative to present such proposal.

Proposals should be sent to United Rentals, Inc., Five Greenwich Office Park, Greenwich, Connecticut 06831, Attention: Corporate Secretary.

APPENDIX A

NON-GAAP RECONCILIATIONS

UNITED RENTALS, INC.

EBITDA AND ADJUSTED EBITDA GAAP RECONCILIATION

(In millions)

EBITDA represents the sum of net income, provision for income taxes, interest expense, net, interest expense-subordinated convertible debentures, net, depreciation of rental equipment, and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the sum of the RSC merger related costs, restructuring charge, stock compensation expense, net, the impact of the fair value mark-up of acquired RSC fleet and inventory and the gain on sale of software subsidiary. EBITDA and adjusted EBITDA are not measures of financial performance or liquidity under GAAP and, accordingly, should not be considered as alternatives to net income or cash flow from operating activities as indicators of operating performance or liquidity. The table below provides a reconciliation between net income and EBITDA and adjusted EBITDA.

	Year Ended December 31,
	2012	2011
Net income	$75	$101
Provision for income taxes	13	63
Interest expense, net	512	228
Interest expense—subordinated convertible debentures, net	4	7
Depreciation of rental equipment	699	423
Non-rental depreciation and amortization	198	57

EBITDA(A)	$1,501	$879

RSC merger related costs(1)	111	19
Restructuring charge(2)	99	19
Stock compensation expense, net(3)	32	12
Impact of the fair value mark-up of acquired RSC fleet and inventory(4)	37	—
Gain on sale of software subsidiary(5)	(8)	—

Adjusted EBITDA(B)	$1,772	$929

A)	Our EBITDA margin was 36.5% and 33.7% for the years ended December 31, 2012 and 2011, respectively.

B)	Our adjusted EBITDA margin was 43.0% and 35.6% for the year ended December 31, 2012 and 2011, respectively.

(1)	Reflects transaction costs associated with the RSC Transaction.

(2)	Reflects severance costs and branch closure charges associated with the RSC Transaction and our closed restructuring program.

(3)	Represents non-cash, share-based payments associated with the granting of equity instruments.

(4)	Reflects additional costs recorded in cost of rental equipment sales, cost of equipment rentals, excluding depreciation, and cost of contractor supplies sales associated with the fair value mark-up of rental equipment and inventory acquired in the RSC Transaction. The costs relate to equipment and inventory acquired in the RSC Transaction and subsequently sold.

(5)	Reflects a gain recognized upon the sale of a former subsidiary that developed and marketed software.

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO EBITDA AND

ADJUSTED EBITDA

(In millions)

	Year Ended December 31,
	2012	2011
Net cash provided by operating activities	$721	$612
Adjustments for items included in net cash provided by operating activities but excluded from the calculation of EBITDA:
Amortization of deferred financing costs and original issue discounts	(23)	(22)
Gain on sales of rental equipment	125	66
Gain on sales of non-rental equipment	2	2
Gain on sale of software subsidiary(5)	8	—
RSC merger related costs(1)	(111)	(19)
Restructuring charge(2)	(99)	(19)
Stock compensation expense, net(3)	(32)	(12)
Loss on extinguishment of debt securities and ABL amendment(6)	(72)	(3)
Loss on retirement of subordinated convertible debentures	—	(2)
Changes in assets and liabilities	571	49
Cash paid for interest, including subordinated convertible debentures	371	203
Cash paid for income taxes, net	40	24

EBITDA	$1,501	$879

Add back:
RSC merger related costs(1)	111	19
Restructuring charge(2)	99	19
Stock compensation expense, net(3)	32	12
Impact of the fair value mark-up of acquired RSC fleet and inventory(4)	37	—
Gain on sale of software subsidiary(5)	(8)	—

Adjusted EBITDA	$1,772	$929

(1)	Reflects transaction costs associated with the RSC Transaction.

(2)	Reflects severance costs and branch closure charges associated with the RSC Transaction and our closed restructuring program.

(3)	Represents non-cash, share-based payments associated with the granting of equity instruments.

(4)	Reflects additional costs recorded in cost of rental equipment sales, cost of equipment rentals, excluding depreciation, and cost of contractor supplies sales associated with the fair value mark-up of rental equipment and inventory acquired in the RSC Transaction. The costs relate to equipment and inventory acquired in the RSC Transaction and subsequently sold.

(5)	Reflects a gain recognized upon the sale of a former subsidiary that developed and marketed software.

(6)	Reflects losses on the extinguishment of certain debt securities and write-offs of debt issuance costs associated with the October 2011 amendment of our ABL facility.

FREE CASH FLOW GAAP RECONCILIATION

(In millions)

We define free cash flow (usage) as (i) net cash provided by operating activities less (ii) purchases of rental and non-rental equipment plus (iii) proceeds from sales of rental and non-rental equipment and excess tax benefits from share-based payment arrangements, net. Free cash flow (usage) is not a measure of financial performance or liquidity under GAAP. Accordingly, free cash flow (usage) should not be considered an alternative to net income or cash flow from operating activities as an indicator of operating performance or liquidity. The table below provides a reconciliation between net cash provided by operating activities and free cash flow (usage).

	Year Ended December 31,
	2012	2011
Net cash provided by operating activities	$721	$612
Purchases of rental equipment	(1,272)	(774)
Purchases of non-rental equipment	(97)	(36)
Proceeds from sales of rental equipment	399	208
Proceeds from sales of non-rental equipment	31	13
Excess tax benefits from share-based payment arrangements, net	$(5)	$—

Free cash (usage) flow	$(223)	$23

ANNUAL MEETING OF STOCKHOLDERS OF

UNITED RENTALS, INC.

Five Greenwich Office Park

Greenwich, Connecticut 06831

May 8, 2013

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Stockholders to be Held on Wednesday, May 8, 2013:

The Notice of and Proxy Statement for the 2013 Annual Meeting of Stockholders

and the Company’s 2012 Annual Report to Stockholders

are available electronically at http://www.ur.com/index.php/investor/.

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i  Please detach along perforated line and mail in the envelope provided.  i

■

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH DIRECTOR NOMINEE

AND “FOR” PROPOSALS 2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	Election of Directors							FOR	AGAINST	ABSTAIN
		FOR	AGAINST	ABSTAIN			James H. Ozanne	☐	☐	☐
	Jenne K. Britell	☐	☐	☐			Jason D. Papastavrou	☐	☐	☐
	José B. Alvarez	☐	☐	☐			Filippo Passerini	☐	☐	☐
	Bobby J. Griffin	☐	☐	☐			Donald C. Roof	☐	☐	☐
	Michael J. Kneeland	☐	☐	☐			Keith Wimbush	☐	☐	☐
	Pierre E. Leroy	☐	☐	☐		2.	Ratification of the Appointment of our Independent Registered Public Accounting Firm	☐	☐	☐
	Singleton B. McAllister	☐	☐	☐		3.	Resolution approving the compensation of our named executive officers on an advisory basis	☐	☐	☐
	Brian D. McAuley John S. McKinney	☐ ☐	☐ ☐	☐ ☐

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A NOMINEE OR PROPOSAL, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES IN PROPOSAL 1, “FOR” PROPOSAL 2 AND “FOR” PROPOSAL 3.

ELECTRONIC ACCESS TO FUTURE DOCUMENTS

If you would like to receive future shareholder communications over the Internet exclusively, and no longer receive any material by mail, please visit http://www.amstock.com. Click on Shareholder Account Access to enroll. Please enter your account number and tax identification number to log in, then select Receive Company Mailings via E-Mail and provide your e-mail address.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.					☐		MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING.		☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:      Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

☐                         ¢

UNITED RENTALS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES or via the Internet at WWW.VOTEPROXY.COM and follow the simple instructions. Use the Company Number and Account Number shown on your proxy card.

The undersigned hereby appoints Michael J. Kneeland, William B. Plummer, Jonathan M. Gottsegen or any of them, with full power of substitution, proxies to represent and to vote at the annual meeting of stockholders of United Rentals, Inc. (the “Company”) to be held on May 8, 2013 at 9:00 a.m., Eastern time, at the Hyatt Regency Greenwich, 1800 East Putnam Avenue, Old Greenwich, Connecticut 06870 and at any adjournment or postponement thereof, hereby revoking any proxies heretofore given, all shares of common stock of the Company held or owned by the undersigned as directed on the reverse side, and in their discretion upon such other matters as may come before the meeting.

(Continued and to be signed and dated on the reverse side)

¢	14475 ¢

ANNUAL MEETING OF STOCKHOLDERS OF

UNITED RENTALS, INC.

Five Greenwich Office Park

Greenwich, Connecticut 06831

May 8, 2013

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.

Vote online/phone until 11:59 PM EST the day before the meeting.

COMPANY NUMBER

ACCOUNT NUMBER
MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.
IN PERSON - You may vote your shares in person by attending the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on Wednesday, May 8, 2013: The Notice of and Proxy Statement for the 2013 Annual Meeting of Stockholders and the Company’s 2012 Annual Report to Stockholders are available electronically at http://www.ur.com/index.php/investor/.

i Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. i

■

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH DIRECTOR NOMINEE

AND “FOR” PROPOSALS 2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

						FOR	AGAINST	ABSTAIN
1. Election of Directors					James H. Ozanne	☐	☐	☐
	FOR	AGAINST	ABSTAIN
Jenne K. Britell	☐	☐	☐		Jason D. Papastavrou	☐	☐	☐
José B. Alvarez	☐	☐	☐		Filippo Passerini	☐	☐	☐
Bobby J. Griffin	☐	☐	☐		Donald C. Roof	☐	☐	☐
Michael J. Kneeland	☐	☐	☐		Keith Wimbush	☐	☐	☐
Pierre E. Leroy	☐	☐	☐	2.	Ratification of the Appointment of our Independent Registered Public Accounting Firm	☐	☐	☐
Singleton B. McAllister	☐	☐	☐	3.	Resolution approving the compensation of our named executive officers on an advisory basis	☐	☐	☐
Brian D. McAuley	☐	☐	☐
John S. McKinney	☐	☐	☐

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A NOMINEE OR PROPOSAL, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES IN PROPOSAL 1, “FOR” PROPOSAL 2 AND “FOR” PROPOSAL 3.

ELECTRONIC ACCESS TO FUTURE DOCUMENTS

If you would like to receive future shareholder communications over the Internet exclusively, and no longer receive any material by mail, please visit http://www.amstock.com. Click on Shareholder Account Access to enroll. Please enter your account number and tax identification number to log in, then select Receive Company Mailings via E-Mail and provide your e-mail address.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐		MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:      Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.